Execution Copy SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT among THE HERTZ CORPORATION, as Borrower, THE SEVERAL LENDERS FROM TIME TO TIME PARTIES HERETO, and BARCLAYS BANK PLC, as Administrative Agent BARCLAYS BANK PLC, as Joint Bookrunner Dated as of October 30, 2020 ______________________________________________________________________________

Table of Contents

Page

SECTION 1.	DEFINITIONS	2
1.1	Defined Terms	2
1.2	Other Definitional Provisions	44
1.3	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	45
SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS	46
2.1	Commitments and Borrowings	46
2.2	Maturity Date	46
2.3	Procedure for Borrowing	46
2.4	Priority	47
2.5	Record of Loans	48
2.6	Incremental L/C Facilities	48
SECTION 3.	[RESERVED]	50
SECTION 4.	GENERAL PROVISIONS APPLICABLE TO LOANS	50
4.1	Interest Rates and Payment Dates	50
4.2	Conversion and Continuation Options	51
4.3	Minimum Amounts; Maximum Sets	51
4.4	Optional and Mandatory Prepayments and Commitment Restrictions	52
4.5	Fees	53
4.6	Computation of Interest and Fees	53
4.7	Inability to Determine Interest Rate	54
4.8	Pro Rata Treatment and Payments	55
4.9	Illegality	56
4.10	Requirements of Law	56
4.11	Taxes	58
4.12	Indemnity	62
4.13	Certain Rules Relating to the Payment of Additional Amounts	63
4.14	Defaulting Lenders	65
SECTION 5.	REPRESENTATIONS AND WARRANTIES	66
5.1	No Change	66
5.2	Corporate Existence; Compliance with Law	66
5.3	Corporate Power; Authorization; Enforceable Obligations	66
5.4	No Legal Bar	67
5.5	Ownership of Property	67
5.6	Taxes	67
5.7	Federal Regulations	68
5.8	Investment Company Act; Other Regulations	68
5.9	Purpose of Loans	68
5.10	No Material Misstatements	69
5.11	Anti-Terrorism; Foreign Corrupt Practices	70
5.12	Liens	70
SECTION 6.	CONDITIONS PRECEDENT	70
6.1	Conditions to the Initial Loans	70

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6.2	Conditions to Loans After the Closing Date	73
SECTION 7.	AFFIRMATIVE COVENANTS	74
7.1	Financial Reporting Requirements	74
7.2	Payment of Taxes	77
7.3	Conduct of Business and Maintenance of Existence	77
7.4	Maintenance of Property; Insurance	78
7.5	Inspection of Property; Books and Records; Discussions	78
7.6	Notices	78
7.7	Further Assurances	79
7.8	Mandatory Payments	80
7.9	Milestone	81
7.10	Lender Calls	81
7.11	Cash Management System	81
7.12	Bankruptcy Related Matters	81
7.13	Use of Proceeds	82
7.14	Ratings	82
7.15	Reporting on European Restructurings and HIL	82
SECTION 8.	NEGATIVE COVENANTS	82
8.1	Limitation on Indebtedness	82
8.2	Limitation on Liens	85
8.3	Limitation on Fundamental Changes	89
8.4	Limitation on Sale of Assets	89
8.5	Limitation on Restricted Payments	90
8.6	Limitation on Transactions with Affiliates	91
8.7	Restrictive Agreements	93
8.8	Minimum Liquidity	94
8.9	Use of Proceeds	94
8.10	EuroNotes/ABS Settlements	95
8.11	Asset-Backed Securitization Facilities	95
8.12	Challenges to Claims and Liens	96
SECTION 9.	EVENTS OF DEFAULT	96
SECTION 10.	THE AGENTS AND THE OTHER REPRESENTATIVES	100
10.1	Appointment	100
10.2	Delegation of Duties	101
10.3	Exculpatory Provisions	101
10.4	Reliance by the Administrative Agent	102
10.5	Notice of Default	102
10.6	Acknowledgements and Representations by Lenders	103
10.7	Indemnification	103
10.8	The Administrative Agent and Other Representatives in Their Individual Capacity	104
10.9	Successor Agent	104

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iii US 168549037 10.10 Application of Proceeds ...................................................................................... 107 SECTION 11. MISCELLANEOUS .......................................................................................... 107 11.1 Amendments and Waivers .................................................................................. 107 11.2 Notices ................................................................................................................ 110 11.3 No Waiver; Cumulative Remedies ..................................................................... 112 11.4 Survival of Representations and Warranties ....................................................... 112 11.5 Payment of Expenses .......................................................................................... 112 11.6 Successors and Assigns; Participations and Assignments .................................. 114 11.7 Adjustments; Set-off; Calculations; Computations ............................................ 119 11.8 Judgment ............................................................................................................. 119 11.9 Counterparts ........................................................................................................ 120 11.10 Severability ......................................................................................................... 120 11.11 Integration ........................................................................................................... 120 11.12 Governing Law ................................................................................................... 120 11.13 Submission to Jurisdiction; Waivers ................................................................... 120 11.14 Acknowledgements ............................................................................................. 121 11.15 Waiver of Jury Trial ............................................................................................ 121 11.16 Confidentiality .................................................................................................... 122 11.17 USA Patriot Act Notice ...................................................................................... 123 11.18 Electronic Execution of Assignments and Certain Other Documents ................ 123 11.19 Certain ERISA Matters ....................................................................................... 123

iv US 168549037 SCHEDULES A Commitments and Addresses 1.1(e) Prepetition Indebtedness 1.1(f) Prepetition Letters of Credit 1.1(g) Postpetition Letters of Credit 1.1(h) Canadian Required Standstill Provisions 1.1(i) HVF Required Standstill Provisions 1.1(j) HVF II Required Standstill Provisions 5.3 Consents Required 7.2 SEC Filings Website Address EXHIBITS A-1 Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes) A-2 Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes) A-3 Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes) A-4 Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes) B Form of Assignment and Acceptance C Form of Guarantee Agreement D Form of Notice of Borrowing E Indicative, Non-Binding, Funding Schedule

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of October 30, 2020, among THE HERTZ CORPORATION, a Delaware corporation (together with its successors and assigns, the “Borrower”), the lenders from time to time parties to this Agreement (as further defined in Section 1.1, the “Lenders”) and BARCLAYS BANK PLC (“Barclays”), as administrative agent for the Lenders hereunder (in such capacity, and as further defined in Section 1.1, the “Administrative Agent”). Capitalized terms are used herein as defined in Section 1.1. The parties hereto hereby agree as follows: WHEREAS, on May 22, 2020 (the “Petition Date”), each of the Borrower, certain subsidiaries of the Borrower (the “Subsidiary Guarantors”), Hertz Global Holdings, a Delaware corporation (“HGH”) and Rental Car Intermediate Holdings, LLC, a Delaware limited liability company (“Holdings”, and together with the Borrower, HGH and the Subsidiary Guarantors, the “Debtors”), filed voluntary proceedings (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and such Debtors continue to operate their businesses and manage their properties as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code; WHEREAS, the Borrower has requested that the Lenders provide to the Borrower a multiple draw debtor-in-possession term loan facility in an aggregate principal amount of up to $1,650,000,000 (the “DIP Facility”), of which (i) up to $800,000,000 can be used for working capital and general corporate purposes of the Debtors, as more fully described herein,(ii) up to $1,000,000,000 can be used to provide equity directly or indirectly (including through capital contributions to special purpose vehicles) for the acquisition and financing of vehicles in the U.S. and Canada used in the operations of any Loan Party and (iii) an amount determined by the Borrower can be used to pay debt service in respect of the DIP Facility and to pay fees, costs, expenses, services and similar items related to the DIP Facility; WHEREAS, the Guarantors have agreed to guarantee the DIP Obligations of the Borrower hereunder; WHEREAS, the Borrower and the Guarantors have agreed to secure the DIP Obligations by granting to the Administrative Agent, for the benefit of Lenders, the Liens described herein and in the DIP Order; WHEREAS, the Lenders have agreed to provide the DIP Facility on the terms and subject to the conditions set forth herein and in the DIP Order; and WHEREAS, the Borrower and each Guarantor acknowledge that they each will receive substantial direct and indirect benefits by reason of the making of loans to the Borrower as provided in this Agreement. NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

2 SECTION 1. DEFINITIONS. Defined Terms. As used in this Agreement, the following terms shall have the following meanings: “ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurocurrency Rate for an Interest Period of one month commencing on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) plus 1%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, respectively. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Eurocurrency Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the ABR shall be determined without regard to clause (b) or (c) above, as the case may be, of the first sentence hereof until the circumstances giving rise to such inability no longer exist. “ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR. “ABS Settlement”: the Order Temporarily Resolving Certain Matters Related to the Master Lease Agreement, Setting a Schedule for Further Litigation Related Thereto in 2021 and Adjourning Hearing on the Debtors’ Motion for Order Rejecting Certain Unexpired Vehicle Leases Effective Nunc Pro Tunc to June 11, 2020 pursuant to Sections 105 and 365(a) of the Bankruptcy Code [Docket No. 390] Sine Die [D.I. 805], or any extension or replacement thereof, in each case, subject to the conditions set forth in the definition of Casualty Superpriority Claims. “Acceleration”: as defined in Section 9(e). “Accounts”: as defined in the UCC; and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (e) all guarantees or collateral for any of the foregoing and (f) all rights relating to any of the foregoing. “Additional Incremental L/C Lender”: as defined in Section 2.6(b).

3 “Adequate Protection Liens”: as defined in the Third Interim Adequate Protection Order. “Administrative Agent”: as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to Section 10.9. “Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution. “Affected Loans”: as defined in Section 4.9. “Affiliate”: with respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. “Affiliate Transaction”: as defined in Section 8.6(a). “Agreement”: this Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time. “Anti-Corruption Laws”: the Foreign Corrupt Practices Act of 1977, as amended, and all laws, rules and regulations of the European Union and United Kingdom applicable to the Borrower or the other Loan Parties from time to time concerning or relating to bribery or corruption. “Applicable Law”: as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject. “Applicable Margin”: (x) with respect to ABR Loans, 6.25% per annum and (y) with respect to Eurocurrency Loans, 7.25% per annum; provided, that if the aggregate purchase price for a sale of all or substantially all of the assets or equity interests of Donlen is at least $950,000,000 and the Prepetition First Lien Secured Parties shall have been paid, in accordance with the procedures set forth in Section 7.8, at least $900,000,000 in cash from the Net Cash Proceeds of such Asset Disposition, then the foregoing “Applicable Margins” shall be 5.75% for ABR Loans and 6.75% for Eurocurrency Loans (the foregoing change in rates resulting from such Asset Disposition shall be effective from and including the Business Day when such Net Cash Proceeds are disbursed to the Prepetition First Lien Secured Parties); provided, further, that solely in the event that a challenge to the allocation of the distribution of the Net Cash Proceeds of such Asset Disposition provided for in Section 7.8 results in an amount less than $900,000,000 being paid in cash to the Prepetition First Lien Obligations in accordance with the procedures set forth in Section 7.8, then the Loan Parties may use Net Cash Proceeds from other Asset Dispositions or the proceeds from the sale of other assets to meet the $900,000,000 threshold for the interest rate reduction described herein.

4 “Applicable Percentage”: as to any Lender at any time, a percentage equal to a fraction, the numerator of which is the sum of such Lender’s outstanding principal amount of Loans and Commitments at such time and the denominator of which is the sum of the aggregate outstanding principal of all Loans and Commitments of all Lenders at such time. The initial Applicable Percentages of each Lender in respect of the DIP Facility is set forth opposite the name of such Lender on Schedule A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. “Approved Fund”: as defined in Section 11.6(b). “Arnold & Porter”: Arnold Porter Kaye Scholer, LLP. “Asset Disposition”: any sale, lease, transfer or other disposition of DIP Collateral, other than (i) a disposition to the Borrower or another Loan Party, (ii) a disposition in the ordinary course of business, (iii) a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms, as determined by the Borrower in good faith) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by Section 8.3, (vii) any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Borrower or any Subsidiary, so long as the Borrower or any Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (viii) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the good faith determination of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole, (ix) any license, sublicense or other grant of rights in or to any trademark, copyright, patent or other intellectual property, (x) any lease or sublease of real or other property, (xi) any financing transaction with respect to any real property owned, built or acquired by the Borrower or any other Loan Party, including any sale/leaseback transaction not to exceed $200,000,000 in the aggregate (provided, that the Borrower may elect, upon notice to the Administrative Agent, to have any transaction of the type described in this clause (xi) treated as an Asset Disposition that gives rise to a Mandatory Payment Event (in which case, the provisions of Section 7.8 shall apply to such transaction)), (xii) recoupments from retail sales, (xiii) transfers of Vehicles into or out of, or on behalf of, any financing facility, (xiv) the sale of receivables for any securitization facility, (xv) the receipt of proceeds from casualty or condemnation events (provided, that, from and after such time as the aggregate Net Cash Proceeds from casualty and condemnation events exceed $20,000,000, casualty and condemnation events shall constitute “Asset Dispositions” for purposes of the requirements of Section 7.8) , or (xvi) any sale or other disposition of worn-out, uneconomic or obsolete assets. “Assignee”: as defined in Section 11.6(b). “Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit B. “ATM Proceeds”: the proceeds of the at-the-market offering of HGH that was suspended in June 2020, held in the JPMorgan account ending *1281.

5 “Avoidance Actions”: claims and causes of action under Chapter 5 of the Bankruptcy Code and other similar laws for preferences, fraudulent conveyances and other avoidance power claims. “Backstop Premium”: as defined in the Commitment Letter. “Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution. “Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings). “Bank Products Obligations”: any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or other similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by the Borrower or any other Loan Party (other than letters of credit and loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition). “Bankruptcy Code”: as defined provided in the recitals to this Agreement. “Bankruptcy Court”: as defined in the recitals to this Agreement. “Bankruptcy Rules”: as defined in Section 7.12(a). “Barclays”: as defined in the Preamble hereto, and any successor in interest thereto. “Benchmark Replacement”: the sum of: (a) the alternate benchmark rate (which may be a SOFR Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBO Rate for U.S. Dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 1%, the Benchmark Replacement will be deemed to be 1%.

6 “Benchmark Replacement Adjustment”: with respect to any replacement of LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. Dollar- denominated syndicated credit facilities at such time. “Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement). “Benchmark Replacement Date”: the earlier to occur of the following events with respect to LIBO Rate: (1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBO Rate permanently or indefinitely ceases to provide LIBO Rate; or (2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein. “Benchmark Transition Event”: the occurrence of one or more of the following events with respect to LIBO Rate: (1) a public statement or publication of information by or on behalf of the administrator of LIBO Rate announcing that such administrator has ceased or will cease to provide LIBO Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBO Rate; (2) a public statement or publication of information by the regulatory supervisor for the administrator of LIBO Rate, the U.S. Federal Reserve System, an

7 insolvency official with jurisdiction over the administrator for LIBO Rate, a resolution authority with jurisdiction over the administrator for LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for LIBO Rate, which states that the administrator of LIBO Rate has ceased or will cease to provide LIBO Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBO Rate; or (3) a public statement or publication of information by the regulatory supervisor for the administrator of LIBO Rate announcing that LIBO Rate is no longer representative. “Benchmark Transition Start Date”: (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders. “Benchmark Unavailability Period”: if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBO Rate and solely to the extent that LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBO Rate for all purposes hereunder in accordance with Section 4.7 and (y) ending at the time that a Benchmark Replacement has replaced LIBO Rate for all purposes hereunder pursuant to the Section 4.7. “Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”. “Benefited Lender”: as defined in Section 11.7(a). “Board”: the Board of Governors of the Federal Reserve System. “Board of Directors”: for any Person, the board of directors or other governing body of such Person or, if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Borrower. “Borrower”: as defined in the Preamble hereto, and any successor in interest thereto.

8 “Borrowing”: a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurocurrency Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.1(a). “Borrowing Date”: any Business Day specified in a notice pursuant to Section 2.3 as a date on which the Borrower requests the Lenders to make Loans hereunder. “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close, except that, when used in connection with a Eurocurrency Loan, “Business Day” shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York. “Canadian Indenture”: that certain Base Indenture, dated as of September 14, 2015, among TCL Funding Limited Partnership, Hertz Canada Vehicles Partnership, Hertz Canada Limited Partnership, Dollar Thrifty Automotive Group Canada Inc. and BNY Trust Company of Canada, as Indenture Trustee. “Canadian Loan Parties”: Donlen Fleet Leasing, Ltd, CMGC Canada Acquisition ULC, Hertz Canada Limited, Dollar Thrifty Automotive Group Canada Inc., DTG Canada Corp. and any Canadian Subsidiary that becomes a debtor in the Chapter 11 Cases and becomes a Guarantor in accordance with, and to the extent required by, the provisions of Section 7.7. “Canadian Required Standstill Provisions”: the “Required Standstill Provisions”, as defined in the Canadian Indenture and set forth on Schedule 1.1(h) and any “Required Standstill Provisions” (or term of similar import) in any refinancing of the Canadian Indenture. “Canadian Securitization Entity”: TCL Funding Limited Partnership, Hertz Canada Limited Partnership, Hertz Canada Vehicles Partnership and DTGC Car Rental Limited Partnership. “Canadian SPV Issuer Equity”: the partnership interests in each Canadian Securitization Entity and the shares in Dollar Thrifty Automotive Group Canada Inc., and Hertz Canada (N.S.) Company. “Canadian Subsidiary”: any Subsidiary that is organized under the laws of Canada or any province or territory thereof. “Capital Stock”: of any Person, any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity. “Capitalized Lease Obligation”: an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

9 “Captive Insurance Subsidiary”: any Subsidiary of the Borrower that is subject to regulation as an insurance company (and any Subsidiary thereof). “Carve-Out”: as defined in the DIP Order. “Cash Equivalents”: (1) money and (2)(a) securities issued or fully guaranteed or insured by the United States of America, Canada or a member state of the European Union or any agency or instrumentality of any thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any Lender or Affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b)(i) or (b)(ii) above, (d) money market instruments, commercial paper or other short term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency), (e) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act, (f) investment funds investing at least 95% of their assets in cash equivalents of the types described in clauses (1) and (2)(a) through (e) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (g) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors, and (h) solely with respect to any Captive Insurance Subsidiary, any investment that such Person is permitted to make in accordance with applicable law. “Cash Management Order”: that certain Final Order (I) Authorizing, but not Directing, Debtors to (A) Continue Use of Their Existing Cash Management System, Bank Accounts, Checks and Business Forms, (B) Pay Related Prepetition Obligations, (C) Continue Performance of Intercompany Transactions, and (D) Continue Hedging Practices; (II) Waiving the Section 345(b) Deposit Requirements; and (III) Granting Related Relief [Dkt. No. 586]. “Casualty Superpriority Claims”: as defined in the ABS Settlement, and any additional casualty superpriority claims granted under the ABS Settlement or any extension or replacement thereof, so long as the claims granted under any such extension or replacement are substantially similar to those granted under the ABS Settlement as in effect on the Closing Date. “Chapter 11 Cases”: as defined in the recitals to this Agreement. “Chapter 11 Plan”: a plan of reorganization filed in any of the Chapter 11 Cases under Section 1121 of the Bankruptcy Code.

10 “Class RR Notes”: the “Class RR Notes” issued by HVF II, HFLF or Donlen Fleet Lease Funding LLC. “Closing Date”: the date on which all the conditions precedent set forth in Section 6.1 shall be satisfied or waived. “Code”: the Internal Revenue Code of 1986, as amended from time to time. “Commitment”: with respect to each Lender, the amount specified as such Lender’s “Commitment” set forth opposite such Lender’s name in Schedule A or in the Assignment and Acceptance, in each case, pursuant to which such Lender acquired a portion of the Commitment, as the case may be (as the same may be adjusted from time to time pursuant to the terms of this Agreement); collectively as to all of the Lenders, the “Commitments.” The aggregate amount of the Commitments on the Closing Date is $1,650,000,000. “Commitment Letter”: that certain $1,650,000,000 Debtor-in-Possession Delayed Draw Term Loan Facility Amended and Restated Commitment Letter, dated October 28, 2020, by and among the Commitment Parties and the Borrower. “Commitment Parties”: as defined in the Commitment Letter. “Commitment Period”: the period commencing on the Closing Date and ending on the Commitment Termination Date. “Commitment Re-allocation”: the primary syndication of the Commitments and the assignment of the Commitments related thereto in connection with the offering of the right to participate in a portion of the Commitments to the Prepetition First Lien Lenders (other than the Commitment Parties, the “Other Prepetition Secured Parties”) as provided in, and subject to the limitations set forth in, the Commitment Letter; provided that, notwithstanding the provisions set forth in the Commitment Letter, the allocation of the Commitments pursuant to the Commitment Re-Allocation to the Prepetition First Lien Lenders that are members of the Ad Hoc First Lien Group (as defined in the Commitment Letter) shall be based on each Prepetition First Lien Lender’s respective pro rata shares of the Prepetition First Lien Secured Debt as set forth in the Verified Statement of Ad Hoc First Lien Group Pursuant to Rule of Bankruptcy Procedure 2019 [Docket No. 1520], or as may be agreed upon by the Required Commitment Parties. “Commitment Termination Date”: the earliest to occur of (i) the date on which the Commitments are permanently reduced to zero in accordance with Section 4.4(c), (ii) the date on which the Borrower voluntarily terminates in full the Commitments pursuant to Section 4.4(b), (iii) the date on which the Commitments are terminated pursuant to Section 9, (iv) the Maturity Date and (v) the Consummation Date. “Commodities Agreement”: in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary. “Commonly Controlled Entity”: an entity, whether or not incorporated, which (a) is under “common control” (within the meaning of Section 4001 of ERISA) with the Borrower or

11 (b) is part of a group of entities (whether or not incorporated), which includes the Borrower, which (i) is treated as a “single employer” under Section 414(b) or (c) of the Code or (ii) solely for the purpose of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, is treated as a “single employer” under Sections 414(b), (c), (m) or (o) of the Code. “Competitor”: as defined in the definition of “Disqualified Institution”. “Compounded SOFR”: the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with: (a) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; or (b) if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (a) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time; provided that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (a) or clause (b) above is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement”. “Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including Section 4.10, 4.11, 4.12 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Commitment or (c) be designated if such designation would otherwise increase the costs of the DIP Facility to the Borrower. “Confirmation Order”: an order of the Bankruptcy Court confirming a Chapter 11

12 Plan. “Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes. “Consummation Date”: the date of the substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of a Chapter 11 Plan that is confirmed pursuant to a Confirmation Order. “Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound. “Corresponding Tenor”: with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable LIBOR Interest Period. “Covered Liability”: as defined in Section 1.3. “Creditors’ Committee”: the official committee of unsecured creditors in the Chapter 11 Cases. “Currency Agreement”: in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary. “Debtors”: as defined in the recitals to this Agreement. “Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice (other than, in the case of Section 9(e), a Default Notice), the lapse of time, or both, or any other condition specified in Section 9, has been satisfied. “Default Notice”: as defined in Section 9(e). “Defaulting Lender”: any Lender or Administrative Agent whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”. “Deferred Fee”: as defined in the Houlihan Engagement Letter. “DIP Adequate Protection Liens”: as defined in the DIP Order. “DIP Budget”: as defined in Section 7.1(d). “DIP Collateral”: all now owned or hereafter acquired assets and property in which the Debtors and their estates have an interest, whether real or personal, tangible or intangible, whenever acquired, including, without limitation, all assets and property pledged under the Loan Documents and all cash, any investment of such cash, inventory, accounts receivable, including

13 intercompany accounts and loans (and all rights associated therewith), capital contributions (whether or not a security is issued therefor), other rights to payment whether arising before or after the Petition Date, contracts, contract rights, chattel paper, goods, investment property, inventory, deposit accounts, “core concentration accounts,” “cash collateral accounts,” and in each case all amounts on deposit therein from time to time, equity interests in wholly-owned subsidiaries, securities accounts, securities entitlements, securities, commercial tort claims, books, records, plants, equipment, general intangibles, documents, instruments, interests in leases and leaseholds, interests in real property, fixtures, payment intangibles, tax or other refunds, insurance proceeds, letters of credit, letter of credit rights, supporting obligations, machinery and equipment, the Capital Stock and equity interests in any Subsidiary (other than HIRE (Bermuda) Limited), any risk retention or other over-collateralization interest in any HVF 2.5 ABS Facility, any HVF 3 ABS Facility, the Postpetition Donlen ABS Facility or any other asset-backed securitization facility entered into by any Loan Party or Subsidiary thereof (subject to customary standstill provisions as may be required by such securitization documents), patents, copyrights, trademarks, tradenames, other intellectual property, all licenses therefor, and all proceeds, rents, profits, products and substitutions, if any, of any of the foregoing. Notwithstanding the foregoing, DIP Collateral shall not include (i) Excluded Assets, (ii) Avoidance Actions, (iii) non-residential real property leases unless liens thereon would be expressly permitted by the applicable lease, (iv) any vehicles that are not owned by the Debtors, (v) charges collected from customers that the Debtors are required to hold in trust for the benefit of the authorities that operate airports and airport rental car facilities, pursuant to the terms of the applicable concession agreement, local ordinance, or state law, and (vi) funds in the J.P. Morgan Chase Bank N.A. Lockbox Account (ending *4979) that have been allocated to a syndication investor. For the avoidance of doubt, DIP Collateral shall include (i) proceeds of any and all Avoidance Actions, (ii) the proceeds of non-residential real property leases, and (iii) the proceeds from the sales of vehicles that are owned by the Borrower or any other Loan Party (but not direct proceeds from the sales of vehicles owned by a Subsidiary that is not a Loan Party). “DIP Facility”: as defined in the recitals to this Agreement. “DIP Lien”: as defined in the DIP Order. “DIP Obligations”: as defined in the DIP Order. “DIP Order”: an order of the Bankruptcy Court entered in the Chapter 11 Cases, after a final hearing under Rule 4001(c)(2) of the Federal Rules of Bankruptcy Procedure, authorizing and approving the DIP Facility and the terms of this Agreement and the other Loan Documents, (a) in form and substance reasonably acceptable to the Required Commitment Parties (it being understood that the proposed order attached as Exhibit A to the Debtors’ Motion Seeking Entry of an Order (I) Authorizing the Debtors to Obtain Debtor-in-Possession Financing and Granting Liens and Superpriority Administrative Claims, and (II) Granting Related Relief [D.I. 1523] is acceptable to the Required Commitment Parties), as the same may be amended, amended and restated, supplemented or otherwise modified from time to time with the consent of the Required Lenders or, (b) with respect to matters described hereunder that require consent from or shall be acceptable or satisfactory to each Lender or each Lender directly and adversely affected thereby pursuant to Section 11.1, each Lender or each Lender directly and adversely affected thereby, pursuant to Section 11.1, as applicable.

14 “DIP Proceeds”: as defined in the DIP Order. “DIP Secured Parties”: collectively, the Administrative Agent and the Lenders. “DIP Superpriority Claims”: as defined in Section 2.4(a). “DIP Transaction Costs”: all interest, fees, premiums, costs, expenses, reimbursements, taxes, indemnities, withholdings and similar obligations, in each case, incurred or payable by the Borrower or any other Loan Party to the Administrative Agent, the Lenders and any other Indemnitee as provided under the Loan Documents and the DIP Order, including, but not limited to, Section 11.5. “Disinterested Directors”: with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Borrower, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any Parent or any options, warrants or other rights in respect of such Capital Stock or by reason of such member receiving any compensation in respect of such member’s role as director. “Disqualified Institution”: a Person that is a direct competitor of the Borrower or any of its Subsidiaries that is in the same or a similar line of business as the Borrower or any of its Subsidiaries or any controlled or controlling Affiliate of such competitor (each such Person, a “Competitor”) who has been designated in writing (including by e-mail) by the Borrower to the Administrative Agent and the Commitment Parties prior to the Closing Date, with respect to the Administrative Agent, at the address of the Administrative Agent set forth in this Agreement and, with respect to the Commitment Parties, at the address(es) set forth under the Commitment Parties’ names on the signature pages of the Commitment Letter; provided, that the Borrower may supplement in writing to the Administrative Agent after the Closing Date at the Administrative Agent’s address set forth in this Agreement, the list of Persons that are Disqualified Institutions to include any additional Person that is or becomes a Competitor; provided, that (i) no designation of any Person as a “Disqualified Institution” shall apply retroactively to disqualify a Person that has previously acquired an assignment or participation interest in the Loans to the extent such Person (or its Affiliates) was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be; (ii) Disqualified Institutions shall not include any bona fide debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business; and (iii) in no event shall any Other Prepetition First Lien Secured Party (or any Affiliate thereof) that participates in the Commitment Re-allocation be a Disqualified Institution. “Dollars” and “$”: dollars in lawful currency of the United States of America. “Domestic Subsidiary”: any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia. “Donlen”: Donlen Corporation, a Delaware corporation.

15 “Early Opt-in Election”: the occurrence of: (1) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. Dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 4.7 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBO Rate, and (2) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent. “EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent. “EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway. “EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution. “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. “EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time. “Euro/ABS Material Adverse Effect”: an event that has had, or could reasonably be expected to have, a material adverse effect on: (i) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under any Loan Documents, (ii) the ability of the Guarantors (taken as a whole) to perform under their obligations under the Guarantee Agreement, or (iii) the enforceability of the Liens on the DIP Collateral. “Eurocurrency Base Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page for deposits in Dollars) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in

16 Dollars determined as of approximately 11:00 A.M. (London, England time), two Business Days prior to the commencement of such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits for the applicable currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i) or (ii) is below zero, the Eurocurrency Rate will be deemed to be zero. “Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate. “Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the higher of (x) 1.00% per annum and (y) a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%): “Eurocurrency Reserve Requirements”: for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System in New York City. “European Funding Transactions: as defined in Section 8.9(b). “European Transaction Cap”: $50,000,000 in the aggregate for all European Funding Transactions at any time outstanding. “Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied. “Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time. “Excluded Assets”: (i) any lease, license, permit, property or agreement to the extent that a grant of a security interest therein is prohibited by applicable Law (including restrictions in respect of financial assistance, fraudulent conveyance, preference, thin capitalization tsRequiremen Reservecy Eurocurren - 1.00 Rate Basecy Eurocurren

17 or other similar laws or regulations), or any governmental licenses or state or local franchises, charters and authorizations to the extent that a security interest in such licenses, franchises, charters or authorizations is not perfected by the entry of DIP Order and/or to the extent that such security interest (or the perfection thereof) would result in material adverse business consequences to the Loan Parties, but excluding the proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable Law, or requires governmental or third party consents required pursuant to applicable Law or the applicable lease or license agreement that has not been obtained (except to the extent such term would be rendered ineffective pursuant to the Bankruptcy Code, the DIP Order, the UCC, the PPSA or any other applicable Law), (ii) margin stock, (iii) to the extent not permitted by the terms of such Person’s organizational or joint venture documents, Capital Stock in any Person other than wholly-owned Subsidiaries, to the extent any such term would be rendered ineffective pursuant to the Bankruptcy Code, the DIP Order, the UCC, the PPSA or any other applicable Law, including principles of equity, but excluding the proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable Law notwithstanding such prohibition, (iv) particular assets if and for so long as, if reasonably agreed by the Administrative Agent and the Borrower in writing, such assets cannot be perfected by the entry of the DIP Order and the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance, surveys, abstracts or appraisals in respect of such assets is excessive in relation to the practical benefits to be obtained by the Lenders therefrom, (v) the Capital Stock and other equity interests in HIRE (Bermuda) Limited, and (vi) to the extent used exclusively to hold funds in trust for the benefit of third parties, (A) payroll, healthcare and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts and other funds designated to pay taxing authorities, (C) escrow, defeasance and redemption accounts, (D) fiduciary or trust accounts and (E) deposit accounts in which surety providers have first priority liens and, in the case of clauses (A) through (E), the funds or other property held in or maintained in any such account; provided, however, that Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to in preceding clauses (i) through (vi) (unless such proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in preceding clauses (i) through (vi)). “Excluded Liability”: any liability that is excluded under the Bail-In Legislation from the scope of any Bail-In Action including, without limitation, any liability excluded pursuant to Article 44 of the Directive 2014/59/EU of the European Parliament and of the Council of the European Union. “Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.13(d)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.11, amounts with respect to such Taxes were payable either to such

18 Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.11(g) and (d) any withholding Taxes imposed under FATCA. “Fair Market Value”: with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Borrower. “FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code. “Federal Funds Effective Rate”: for any day, the rate calculated by the New York Fed based on such day’s federal funds transactions by depository institutions (as determined in such manner as the New York Fed shall set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as the federal funds effective rate, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. “Fee Letter”: the fee letter entered into by the Borrower and the Administrative Agent in respect of fees to be paid by the Borrower to the Administrative Agent in connection with the DIP Facility. “Financing Disposition”: any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets. “first priority”: with respect to any Lien purported to be created in any DIP Collateral pursuant to the DIP Order, that such Lien is the most senior Lien to which such DIP Collateral is subject (subject to Permitted Liens). “Fixed GAAP Date”: December 31, 2019, provided that at any time after the Closing Date, the Borrower may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice. “Fixed GAAP Terms”: (a) the definitions of the terms “Capitalized Lease Obligation” (but otherwise subject to Section 1.2(b)), “Inventory” and “Receivable,” (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term

19 or provision of this Agreement or any other Loan Document that, at the Borrower’s election, may be specified by the Borrower by written notice to the Administrative Agent from time to time. “Foreign Lender”: any Lender who is not a U.S. Person. “Franchisee”: any Person that is a franchisee or licensee of the Borrower or any of its Subsidiaries (or of any other Franchisee), or any Affiliate of such Person. “GAAP”: generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), as set forth in the Financial Accounting Standards Board Accounting Standards Codification and subject to the following: If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Borrower may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition. “Governmental Authority”: the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank). “Guarantee”: any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. “Guarantee Agreement”: the Guarantee Agreement delivered by the Guarantors to the Administrative Agent as of the Closing Date, substantially in the form of Exhibit C, as the same may be amended, supplemented, waived or otherwise modified from time to time. “Guarantors”: the collective reference to HGH, Holdings and each Subsidiary Guarantor. “Hedging Obligations”: of any Person, the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement. “HFLF: Hertz Fleet Lease Funding LP, a Delaware limited partnership. “HFLF Series Specific Limited Partnership Interests”: the limited partnership interests in HFLF issued by HFLF to Donlen in connection with the Series 2017-1 Notes, the Series 2018-1 Notes and the Series 2019-1 Notes.

20 “HGH”: as set forth in the recitals to this Agreement. “HHN Notes”: collectively, those 4.125% Senior Notes due 2021 issued by Hertz Holdings Netherlands B.V. and those 5.500% Senior Notes due 2023 issued by Hertz Holdings Netherlands B.V. “HIL”: Hertz International Ltd., a Delaware corporation. “Holdings”: as set forth in the recitals to this Agreement. “Houlihan”: as defined in Section 11.5. “Houlihan Engagement Letter”: that certain Letter Agreement, effective as of May 2, 2020, and any reasonable amendments thereto, between Houlihan and Arnold & Porter, solely in its capacity as counsel to, on behalf of, and with the consent and authorization of, certain Lenders. “HVF II”: Hertz Vehicle Financing II LP, a Delaware limited partnership. “HVF II Indenture”: that certain Amended and Restated Base Indenture, dated as of October 31, 2014, among HVF II and the Bank of New York Mellon Trust Company, N.A., as Indenture Trustee, as amended, restated, modified or supplemented from time to time, exclusive of Indenture Supplements (as defined therein) creating new Series of Notes (as defined therein). “HVF II Required Standstill Provisions”: the “Required Standstill Provisions”, as defined in the HVF II Indenture and set forth on Schedule 1.1(j) and any “Required Standstill Provisions” (or term of similar import) in any refinancing of the HVF II Indenture. “HVF II SPV Issuer Equity”: the limited partnership interests in HVF II and the shares of HVF II GP Corp. “HVF 2.5 ABS Facility”: one or more asset-backed facilities that: (i) as of the Closing Date, have not been entered into; (ii) have been informally referred to by the Borrower and its professionals as “HVF 2.5” or “HVIF”; and (iii) in September 2020, were described by the Borrower’s professionals as intended to provide bridge financing for the acquisition of fleet vehicles, before any HVF 3 ABS Facility is entered into. “HVF 3 ABS Facility”: one or more asset-backed facilities that: (i) as of the Closing Date, have not been entered into; (ii) have been informally referred to by the Borrower and its professionals as “HVF 3”; and (iii) in September 2020, were described by the Borrower’s professionals as intended to serve as the long-term replacement for the asset-backed securitization facility issued by HVF II. “HVF LLC”: Hertz Vehicle Financing LLC, a Delaware limited liability company. “HVF Required Standstill Provisions”: the “Required Standstill Provisions”, as defined in the HVF Series 2013-G1 Indenture Supplement and set forth on Schedule 1.1(i) and

21 any “Required Standstill Provisions” (or term of similar import) in any refinancing of the HVF Series 2013-G1 Indenture Supplement. “HVF Series 2013-G1 Indenture Supplement”: that certain Amended and Restated Series 2013-G1, dated as of November 25, 2013, among HVF LLC, as Issuer, the Bank of New York Mellon Trust Company, N.A., as Indenture Trustee and HVF II, as Series 2013-G1 Noteholder, to the Fourth Amended and Restated Base Indenture, dated as of November 25, 2013, between HVF LLC and The Bank of New York Mellon Trust Company, N.A., as Indenture Trustee, as amended, restated, modified or supplemented from time to time. “HVF SPV Issuer Equity”: the limited liability company interests in HVF LLC. “IFRS”: International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time. “Incremental Amendment”: as defined in Section 2.6(c). “Incremental L/C Facilities”: as defined in Section 2.6(a). “Incremental L/C Lenders”: as defined in Section 2.6(b). “Incur”: issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will be deemed not to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof. “Indebtedness”: with respect to any Person on any date of determination (without duplication): (i) the principal of indebtedness of such Person for borrowed money, (ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings

22 thereunder that have not then been reimbursed) (except to the extent such reimbursement obligations relate to Trade Payables and such obligations are expected to be satisfied within 30 days of becoming due and payable), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property, which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto (in each case, except (x) Trade Payables and (y) any earn-out obligations until such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP and if not expected to be paid within 60 days after becoming due and payable), (v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons, (vii) all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and (viii) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time); provided that (a) Indebtedness shall (x) exclude any Indebtedness of any Person appearing on the balance sheet of the Borrower solely by reason of push-down accounting under GAAP and (y) any obligations or claims which do not otherwise constitute debt for borrowed money the payment or repayment of which is authorized pursuant to an order entered by the Bankruptcy Court in the Chapter 11 Cases prior to the Closing Date and (b) for the avoidance of doubt, Vehicle Lease Obligations shall not constitute Indebtedness. The amount of Indebtedness of any Person at any date shall be determined as set forth above or as otherwise provided for in this Agreement, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP. “Indemnified Liabilities”: as defined in Section 11.5. “Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in preceding clause (a), Other Taxes. “Indemnitee”: as defined in Section 11.5.

23 “Insurance Order”: that certain Final Order (A) Authorizing, but not Directing, the Debtors to (I) Maintain Existing Insurance Policies and Pay All Insurance Obligations Arising Thereunder, (II) Continue Insurance Premium Financing and (III) Renew, Revise, Extent, Supplement, Change or Enter into New Insurance Policies and Insurance Premium Financing Agreements and (B) Modifying Automatic Stay with respect to Workers’ Compensation Programs [Dkt. No. 26]. “Interest Payment Date”: (a) as to any ABR Loan, the last day of each month and the final maturity date of such Loan, and (b) as to any Eurocurrency Loan having an Interest Period longer than one month, (i) each day that is one month, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period. “Interest Period”: with respect to any Eurocurrency Loan: (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months (or, if agreed by each Lender, one week, two weeks, nine months, twelve months or a shorter period) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months (or, if agreed by each affected Lender, one week, two weeks, nine months, twelve months or a shorter period ) thereafter, as selected by the Borrower by notice to the Administrative Agent not less than three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the last day of the then current interest period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following: (A) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; (B) any Interest Period that would otherwise extend beyond the Maturity Date shall (for all purposes other than Section 4.12) end on such Maturity Date; and (C) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month. “Interest Rate Agreement”: with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar

24 agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary. “Interpolated Rate”: in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between: (a) the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan; and (b) the applicable LIBO Rate for the shortest period (for which that LIBO Rate is available) which exceeds the Interest Period of that Loan, each as of approximately 11:00 A.M. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan. “Intralinks Data Room”: that certain virtual data room hosted by Intralinks, Inc. entitled “Project Driver’s Seat,” bearing identification number 9124755, which was created and subsequently updated from time to time by the Borrower and/or its professionals to share documents after the filing of the Chapter 11 Cases with Arnold & Porter and other professionals and stakeholders. “Inventory”: goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP. “Investment”: in any Person by any other Person, any direct or indirect advance, loan or other extension of credit (other than to customers (including, for the avoidance of doubt, accounts receivable), dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment. “Investment Company Act”: the Investment Company Act of 1940, as amended from time to time. “Investment Grade Rating”: a rating equal to or higher than Baa3 (or, in the case of short-term obligations, P-3) (or the equivalent) by Moody’s and BBB- (or, in the case of short- term obligations, A-3) (or the equivalent) by S&P, or any equivalent rating by any other rating agency recognized internationally or in the United States of America. “Investment Grade Securities”: (i) securities issued or directly and fully guaranteed or insured by the United States of America government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the

25 Borrower and its Subsidiaries; (iii) investments in any fund that invests substantially all of its assets in investments of the type described in clauses (i) and (ii) above, which fund may also hold immaterial amounts of cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments. “Joint Bookrunner”: Barclays Bank PLC. “Judgment Conversion Date”: as defined in Section 11.8(a). “Judgment Currency”: as defined in Section 11.8(a). “Laws”: collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law. “Lender Advisors”: Arnold & Porter, Troutman Pepper and Houlihan. “Lender Default”: (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender (including the Administrative Agent in its capacity as Lender) to fund any portion of the Loans required to be funded by it hereunder, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, (b) the failure of any Lender (including the Administrative Agent in its capacity as Lender) to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one business day of the date when due, unless the subject of a good faith dispute, (c) a Lender (including the Administrative Agent in its capacity as Lender) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder, (d) a Lender (including the Administrative Agent in its capacity as Lender) has failed, within five Business Days after request by the Borrower or the Administrative Agent, to confirm that it will comply with its funding obligations hereunder (provided that such Lender Default pursuant to this clause (d) shall cease to be a Lender Default upon receipt of such confirmation by the Borrower and the Administrative Agent), or (e) the Administrative Agent or a Lender has admitted in writing that it is insolvent or the Administrative Agent or Lender becomes subject to a Lender-Related Distress Event. “Lender-Related Distress Event”: with respect to the Administrative Agent or Lender or any person that directly or indirectly controls the Administrative Agent or Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any debtor relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental

26 Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt, or such Distressed Person has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in the Administrative Agent or Lender or any Person that directly or indirectly controls the Administrative Agent or Lender by a Governmental Authority or an instrumentality thereof. “Lenders”: each Person listed on Schedule A hereto and any other Person (other than a natural Person) that becomes a party hereto pursuant to an Assignment and Acceptance (in accordance with the provisions of Section 11.6(b)), other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Acceptance, together with, in each case, any affiliate of any such Person through which such Person elects, by notice to the Administrative Agent and the Borrower, to make any Loans available to the Borrower, provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to Section 11.1, the Person making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent. “Letter of Credit Agreement”: as defined in the definition of “Prepetition First Lien Secured Debt”. “LIBO Rate”: as defined in the definition of “Eurocurrency Base Rate” in this Section 1.1. “Lien”: any mortgage, pledge, hypothecation, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing). “Liquidity”: all U.S. cash and Cash Equivalents of the Borrower and the other Loan Parties (including, without limitation, proceeds of the Loans), excluding, however: (i) cash held in the JPMorgan account ending *2206 (i.e., the Segregated Undisputed Corporate Cash Collateral Account); (ii) cash held in the JPMorgan account ending *2198 (i.e., the Segregated Lenders Account); (iii) cash held in accounts for benefit of surety providers; (iv) cash held in an account for the benefit of utility providers; (v) ATM Proceeds; (vi) interest from the Class RR Notes issued by HVF II and HFLF; (vii) any cash held in the Net Proceeds Account; and (viii) cash held in any account set forth in clauses (vi)(C) and (vi)(D) of the definition of “Excluded Assets”. “Loan”: as defined in Section 2.1(a). “Loan Documents”: this Agreement, the Guarantee Agreement, each Security Document, any separate credit documentation in respect of Incremental L/C Facilities entered pursuant to Section 2.6, and each other document delivered to the Administrative Agent and the Lenders in connection with this Agreement and/or the credit extended hereunder, including,

27 without limitation, the Fee Letter, the Commitment Letter (other than, in the case of the Fee Letter and the Commitment Letter, for purposes of Section 11.1), and any exhibits, schedules, annexes or other supplements thereto, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time, but excluding each DIP Budget and each Variance Report. “Loan Parties”: HGH, Holdings, the Borrower and each Subsidiary Guarantor; individually, a “Loan Party”. “Mandatory Payment Event”: any of the following: (i) any sale, transfer, monetization, financing or other disposition of any of the Capital Stock in, or all or substantially all of the assets of: (A) Donlen; (B) HVF LLC; (C) HVF II; (D) HFLF; (E) DNRS II LLC; (F) Donlen Trust; (G) Hertz Fleet Lease Funding Corp.; or (H) Donlen Fleet Lease Funding LLC; (ii) interest and principal payments, refinancing proceeds or other distributions from, or monetization of, any Class RR Note issued by HVF II or HFLF; (iii) interest and principal payments, refinancing proceeds or other distributions from, or monetization of, from the limited partnership interests in HFLF issued by HFLF to Donlen in connection with the Series 2017-1 Notes, the Series 2018-1 Notes and the Series 2019-1 Notes; or (iv) one or more Asset Dispositions of DIP Collateral (other than DIP Collateral described in the foregoing clauses (i) through (iii)) to the extent that the Net Cash Proceeds of such Asset Dispositions exceed, the aggregate: (A) with respect to DIP Collateral that is Prepetition Collateral, $50,000,000; and (B) with respect to DIP Collateral that is not Prepetition Collateral, $50,000,000. For the avoidance of doubt (and notwithstanding anything to the contrary contained herein), none of the following shall constitute a Mandatory Payment Event: (i) recoupments from retail sales; (ii) transfers of Vehicles into or out of any financing; (iii) the sale of receivables for any securitization facility; and (iv) proceeds from casualty or condemnation events. “Mandatory Payments Notice”: as defined in Section 7.8(a). “Mandatory Payments Objection Period”: as defined in Section 7.8(a). “Material Adverse Effect”: a material adverse effect on (a) the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole (other than in connection with the events leading up to and following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the commencement and continuation of the Chapter 11 Cases) or (b) the validity or enforceability as to the Loan Parties (taken as a whole) thereto of this Agreement and the other Loan Documents taken as a whole or the rights or remedies of the Administrative Agent and the Lenders under the Loan Documents taken as a whole. “Maturity Date”: earliest to occur of: (a) December 31, 2021, (b) the effective date of a Chapter 11 Plan confirmed pursuant to an order entered by the Bankruptcy Court; (c) the

28 consummation of a sale of all or substantially all of the assets of the Loan Parties (taken as a whole) under Section 363 of the Bankruptcy Code or otherwise, it being understood and agreed that, for the avoidance of doubt, the sale of all or substantially all of the assets of Donlen or the Capital Stock of Donlen shall not constitute a sale of all or substantially all of the assets of the Loan Parties (taken as a whole); (d) the acceleration of the Loans and the termination of the Commitments in accordance with the Loan Documents and the DIP Order, in each case, by the Administrative Agent at the written direction of the Required Lenders in accordance with Section 9 and the DIP Order; (e) the date of the entry of an order converting of any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code; and (f) the date of the acceleration of, or commencement of creditor liquidation of, any HVF 2.5 ABS Facility or any HVF 3 ABS Facility. “Monthly Fee”: as defined in the Houlihan Engagement Letter. “Moody’s”: as defined in the definition of “Cash Equivalents” in this Section 1.1. “Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA. “Net Cash Proceeds”: in the case of an Mandatory Payment Event, 100% of the cash proceeds received by the Borrower or any other Loan Party (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise (but excluding casualty insurance settlements and condemnation awards), but in each case only as and when received) from such Mandatory Payment Event, net of (i) reasonable and documented attorneys’ fees and expenses, accountants’ fees and expenses, investment banking fees and expenses, survey costs, title insurance premiums, and related search and recording charges, transfer taxes and expenses, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith, (ii) Taxes paid or reasonably estimated to be payable as a result thereof, (iii) payment of all amounts under any Indebtedness (other than (x) the Loans, (y) the Prepetition First Lien Secured Debt and (z) Indebtedness under the Prepetition Second Lien Notes Documents) that is secured by a Senior Third-Party Lien or other Permitted Liens that are senior in priority to the DIP Liens on the Capital Stock or assets in question and that is not assumed and is required to be repaid under the terms thereof as a result of such Mandatory Payment Event, (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of its Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided however, that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Mandatory Payment Event and (v) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to the Borrower or any other Loan Party, such amounts, net of any related reasonable and documented expenses, shall constitute Net Cash Proceeds), in the case of each of clauses (i) through (v) above, to the extent approved by the Bankruptcy Court if such approval is necessary pursuant to the Bankruptcy Code.

29 “Net Cash Proceeds Account”: as defined in Section 7.8(c). “New Fleet Sublimit”: an amount equal to $1,000,000,000. “New York Fed”: the Federal Reserve Bank of New York. “Non-Consenting Lender”: as defined in Section 11.1(f). “Non-Defaulting Lender”: any Lender other than a Defaulting Lender. “Non-Loan Party”: any Subsidiary of HGH, Holdings or the Borrower that is not a Loan Party. “Non-Loan Party Transaction”: lending, capital contribution or other similar transactions between any Loan Party, on the one hand, and any Non-Loan Party, on the other hand, including European Funding Transactions. “Obligation Currency”: as defined in Section 11.8(a). “Obligations”: with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or any Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof. “Obligor”: any purchaser of goods or services or other Person obligated to make payment to the Borrower or any of its Subsidiaries (other than any Subsidiary that is not a Loan Party) in respect of a purchase of such goods or services. “Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document). “Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.13(d)). “Other Prepetition Secured Parties”: as defined in the definition of “Commitment Re-allocation.” “Parent”: any of HGH, Holdings or any Parent Entity.

30 “Parent Entity”: any of HGH, any Other Parent Entity, and any other Person that becomes a direct or indirect Subsidiary of HGH or any Other Parent Entity after the Closing Date and of which Holdings is a direct or indirect Subsidiary that is designated by Holdings as a “Parent Entity”. As used herein, “Other Parent Entity” means a Person of which the then Relevant Parent Entity becomes a direct or indirect Subsidiary after the Closing Date. “Parent Expenses”: (i) costs (including all professional fees and expenses) incurred by any Parent in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement, the Prepetition Debt Documents or any other agreement or instrument relating to Indebtedness of the Borrower or any Subsidiary, including in respect of any reports filed with respect to the Chapter 11 Cases, the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including trademarks, service marks, trade names, trade dress, domain names, social media identifiers and accounts, patents, copyrights and similar rights, including registrations, renewals, and applications for registration or renewal in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data, databases and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Borrower or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with or for the benefit of any such Person, or obligations in respect of director and officer insurance (including premiums therefor), and (iv) other administrative and operational expenses of any Parent incurred in the ordinary course of business. “Participant”: as defined in Section 11.6(c). “Participant Register”: as defined in Section 11.6(c). “Patriot Act”: as defined in Section 11.17. “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto). “Permitted Investment”: an Investment by the Borrower or any other Loan Party in, or consisting of, any of the following: (i) to the extent constituting a Permitted Non-Loan Party Transaction and, in the case of European Funding Transactions, subject to the European Transaction Cap, (x) HGH, Holdings, the Borrower, another Loan Party, a Subsidiary or a Person that will, upon the making of such Investment, become a Subsidiary of the Borrower (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Subsidiary) and (y) without limiting the generality of preceding clause (x), (I) pursuant to, or as permitted by, the Cash Management Order and (II) direct or indirect Investments

31 in any Subsidiary (A) for the purpose of making vehicle lease payments for Vehicles in the U.S. and Canada used in the operations of any Loan Party and (B) for the purpose of purchasing of Vehicles in the U.S. and Canada used in the operations of any Loan Party; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Borrower or another Loan Party (and, in each case, any Investment held by such other Person that was not acquired by such Person in contemplation of such merger, consolidation or transfer); (iii) Temporary Cash Investments, Investment Grade Securities or Cash Equivalents; (iv) receivables owing to the Borrower or any Subsidiary, if created or acquired in the ordinary course of business; (v) any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets; (vi) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Borrower or any Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person; (vii) Investments in existence or made pursuant to legally binding written commitments in existence on the Closing Date; (viii) Interest Rate Agreements, Currency Agreements, Commodities Agreements and related Hedging Obligations; (ix) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in, or made in connection with Liens permitted under, Section 8.2; (x) subject to the limitations on Non-Loan Party Transactions set forth in Section 8.5(b)(iii), Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by, to, in or in favor of any Special Purpose Entity, including (1) Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, (2) Investments made in order to comply with any foreign or domestic risk retention rules or regulations or (3) any promissory note issued by the Borrower or any Parent, provided that in the case of clause (3), if such Parent receives cash from the relevant Special Purpose Entity in exchange for such promissory note, an equal cash amount is contributed by any Parent to the Borrower; (xi) bonds secured by assets leased to and operated by the Borrower or any Subsidiary that were issued in connection with the financing of such assets so long as the

32 Borrower or any Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction; (xii) any Investment to the extent made using Capital Stock of the Borrower, or Capital Stock of any Parent, as consideration; (xiii) loans or advances made to directors, officers, employees or consultants of any Parent, the Borrower or any Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $15,000,000 in the aggregate outstanding at any time; (xiv) Investments consisting of, or arising out of or related to, Vehicle Rental Concession Rights, including any Investments referred to in the definition of “Vehicle Rental Concession Rights”, and any Investments in Franchisees, in each case, in the ordinary course of business consistent with past practices: (a) arising as a result of the Borrower or any Subsidiary being party to or participating in any vehicle purchase participation agreement or any related agreement jointly with any Franchisee, (b) arising as a result of leasing or subleasing any part of a Public Facility or other property to any Franchisee or (c) otherwise attributable to the acquisition, sale or leasing of Franchise Vehicles and/or related rights and/or assets in the ordinary course of business (including payment processing); (xv) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 8.6(b) (except transactions described in clauses (i), (iv), (v) and (vi) of Section 8.6(b)), including any Investment pursuant to any transaction described in Section 8.6(b)(ii) (whether or not any Person party thereto is at any time an Affiliate of the Borrower); (xvi) any Prepetition Debt Documents, to the extent constituting an Investment; (xvii) Investments between or among the Borrower and the other Loan Parties; (xiii) any Investment by any Captive Insurance Subsidiary in connection with the provision of insurance to the Borrower or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable; (xix) any Investment pursuant to an agreement entered into in connection with any securities lending or other securities financing transaction to the extent such securities lending or other securities financing transaction is otherwise permitted by the provisions of Section 8.4; (xx) Investments in an aggregate amount not to exceed $25,000,000 at any one time outstanding for all Investments made pursuant to this clause (xx);

33 (xxi) Investments (i) constituting deposits, prepayments and other credits to suppliers, and/or (ii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, made in the ordinary course of business and consistent with the past practices of the Loan Parties and, in the case of preceding clause (ii), to the extent necessary to maintain the ordinary course of supplies; (xxii) other Investments constituting a Permitted Non-Loan Party Transaction (and, in the case of European Funding Transactions, subject to the European Transaction Cap); (xxiii) Investments in Subsidiaries for the purpose of purchasing Vehicles in the U.S. and Canada used in the operations of any Loan Party so long as the Lenders have a Lien on the Capital Stock of such Subsidiary; provided that to the extent funded with the proceeds of Loans, such Investment shall be considered a use of the New Fleet Sublimit; and (xxiv) Investments in the form of an equity investment or intercompany loan to Hertz General Interest LLC for the purpose of temporarily funding the purchase of Vehicles in the U.S. and Canada used in the operations of any Loan Party in an aggregate outstanding amount invested or loaned at any point in time not to exceed $250,000,000; provided that to the extent funded with the proceeds of Loans, such Investment shall be considered a use of the New Fleet Sublimit. “Permitted Lien”: any Lien permitted pursuant to the Loan Documents, including those permitted to exist pursuant to Section 8.2 or described in any of the clauses of such Section 8.2. “Permitted Non-Loan Party Transactions”: as defined in Section 8.5(b)(iii); provided that, for the avoidance of doubt, no Non-Loan Party Transaction may be made, directly or indirectly, to any Non-Loan Party that, as of the date of the funding of any Non-Loan Party Transaction, has commenced, or is subject to, any proceeding under any applicable Law relating to insolvency or bankruptcy, or that is subject to any enforcement action by a Governmental Authority against such entity, in each case, in any non-U.S. jurisdiction (other than proceedings in connection with consensual restructuring arrangements and schemes). “Permitted Payment”: as defined in Section 8.5(b). “Permitted Priority Liens”: valid, perfected and unavoidable Liens that were in existence immediately prior to the Petition Date or that are perfected as permitted by Section 546(b) of the Bankruptcy Code. “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature. “Petition Date”: as defined in the recitals to this Agreement.

34 “Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA. “Postpetition Donlen ABS Facility”: as defined in the Motion of Debtors for Entry of an Order (I) Authorizing Certain Debtors to Enter into Securitization Documents, (II) Modifying the Automatic Stay, and (III) Granting Related Relief [D.I. 1349]. “Postpetition Letters of Credit”: letters of credit, surety bonds, insurance bonds and any other similar instruments issued for the account of any Loan Party in the ordinary course of business after the date such Loan Party commenced its respective Chapter 11 Case, as amended, restated, modified, supplemented, extended, renewed, replaced or refinanced from time to time. Postpetition Letters of Credit issued prior to the Closing Date and outstanding on such date are set forth on Schedule 1.1(g). “PPSA”: the Personal Property Security Act (Ontario); provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any DIP Collateral is governed by the Personal Property Security Act as in effect in a Canadian jurisdiction other than the Province of Ontario, or the Civil Code of Quebec, “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction or the Civil Code of Quebec, as applicable, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority. “Prepetition Collateral”: as defined in the DIP Order. “Prepetition Debt Documents”: the documents evidencing the Prepetition Indebtedness. “Prepetition First Lien Loan Documents”: the collective reference to the “Loan Documents” as defined in each of the RAC Agreement and the Letter of Credit Agreement. “Prepetition First Lien Obligations”: as defined in the Third Adequate Protection Order. “Prepetition First Lien Secured Debt”: the obligations under: (i) that certain Credit Agreement, dated as of June 30, 2016 (as amended by the First Amendment, dated as of February 3, 2017, the Second Amendment, dated as of February 15, 2017, the Third Amendment, dated as of November 2, 2017, the Limited Waiver, Forbearance and Fourth Amendment, dated as of May 4, 2020, and as further amended, restated, supplemented or otherwise modified as of the date hereof (the “RAC Credit Agreement”)) among The Hertz Corporation, the several banks and other financial institutions from time to time parties thereto, as lenders, and Barclays Bank PLC, as administrative agent and as collateral agent; and (ii) that certain Letter of Credit Agreement, dated as of November 2, 2017 (as amended by the limited waiver, forbearance and first amendment, dated as of May 4, 2020, and as further amended and restated, supplemented or otherwise modified as of the date hereof, the “Letter of Credit Agreement”). “Prepetition First Lien Secured Parties”: as defined in the Third Interim Adequate Protection Order.

35 “Prepetition Indebtedness”: certain Indebtedness of each of the Loan Parties existing on the Petition Date, as set forth in Schedule 1.1(e). “Prepetition Letters of Credit”: those letters of credit, surety bonds, insurance bonds and other similar instruments, issued for the account of a Loan Party prior to the date such Loan Party commenced its respective Chapter 11 Case as set forth on Schedule 1.1(f) and any amendments, renewals, extensions, replacements or refinancings thereof from time to time. “Prepetition Liens”: as defined in Section 2.4. “Prepetition Second Lien Notes Documents”: as defined in the Third Interim Adequate Protection Order. “Prepetition Secured Parties”: as defined in the Third Interim Adequate Protection Order. “Prepetition Secured Parties’ 507(b) Claim”: as defined in the Third Interim Adequate Protection Order. “Preferred Stock”: as applied to the Capital Stock of any corporation or company, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or company, over shares of Capital Stock of any other class of such corporation or company. “Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent). “Proceedings” as defined in Section 11.5. “Professional Fees”: as defined in the DIP Order. “PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time. “Public Facility”: (i) any airport; marine port; rail, subway, bus or other transit stop, station or terminal; stadium; convention center; or military camp, fort, post or base; or (ii) any other facility owned or operated by any nation or government or political subdivision thereof, or agency, authority or other instrumentality of any thereof, or other entity exercising regulatory, administrative or other functions of or pertaining to government, or any organization of nations (including the United Nations, the European Union and the North Atlantic Treaty Organization).

36 “Public Facility Operator”: a Person that grants or has the power to grant a Vehicle Rental Concession. “Purchase Money Obligations”: any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise. “RAC Credit Agreement”: as defined in the definition of “Prepetition First Lien Secured Debt”. “Receivable”: a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP. “Recipient”: the Administrative Agent or any Lender. “refinance”: refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning. “Refinancing Indebtedness”: Indebtedness that is Incurred to refinance any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the Closing Date or Incurred (or established) in compliance with this Agreement (including Indebtedness of the Borrower that refinances Indebtedness of any Loan Party and Indebtedness of any Loan Party that refinances Indebtedness of another Loan Party) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness Incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided, that (1) the Refinancing Indebtedness has (x) a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Maturity Date) and (y) a weighted average life to maturity no earlier than the remaining weighted average life to maturity of the Loans, (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount then outstanding of the Indebtedness being refinanced, plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under the financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with this Agreement immediately prior to such refinancing plus (z) fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred in connection with such Refinancing Indebtedness and (3) no Refinancing Indebtedness shall have additional obligors, or greater Guarantees or security, than the Indebtedness being refinanced. “Register”: as defined in Section 11.6(b). “Related Business”: those businesses in which the Borrower or any of its Subsidiaries is engaged on the Closing Date, or that are related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

37 “Related Party”: as defined in Section 11.5. “Related Taxes”: (x) any taxes, charges or assessments, including sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by HGH, Holdings or any Parent Entity other than to HGH, Holdings or another Parent Entity), required to be paid by Holdings or any Parent Entity by virtue of its being incorporated or organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Borrower, any of its Subsidiaries, HGH, Holdings or any Parent Entity), or being a holding company parent of the Borrower, any of its Subsidiaries, HGH, Holdings or any Parent Entity or receiving dividends from or other distributions in respect of the Capital Stock of the Borrower, any of its Subsidiaries, HGH, Holdings or any Parent Entity, or having guaranteed any obligations of the Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Borrower or any of its Subsidiaries is permitted to make payments to HGH, Holdings or any Parent Entity pursuant to Section 8.5, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including receiving or paying royalties for the use thereof) relating to the business or businesses of the Borrower or any Subsidiary thereof or (y) any other federal, state, foreign, provincial, territorial or local taxes measured by income for which HGH, Holdings or any Parent Entity is liable up to an amount not to exceed, with respect to federal, provincial, territorial and foreign taxes, the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of federal, provincial, territorial or foreign law) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated, combined, unitary or affiliated basis as if the Borrower had filed a consolidated, combined, unitary or affiliated return on behalf of an affiliated group (as defined in the applicable state or local tax laws for filing such return) consisting only of the Borrower and its Subsidiaries; provided that payments for such taxes shall be reduced by any portion of such taxes attributable to such income for each period directly paid to the proper Governmental Authority. “Relevant Governmental Body”: the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto. “Relevant Parent Entity”: (i) Holdings, so long as Holdings is not a Subsidiary of a Parent Entity and (ii) any Parent Entity, so long as Holdings is a Subsidiary thereof and such Parent Entity is not a Subsidiary of any other Parent Entity. “Remedies Hearing”: as defined in Section 9.

38 “Rental Car Vehicles”: all Vehicles owned by or leased to the Borrower or a Subsidiary that are or have been offered for lease or rental by any of the Borrower and its Subsidiaries in their vehicle rental operations, including any such Vehicles being held for sale. “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections .21, .22, .23, .24, .25, .27, .28 or .33 of PBGC Regulation Section 4043 or any successor regulation thereto. “Required Commitment Parties”: as defined in the Commitment Letter. “Required Standstill Provision”: the HVF Required Standstill Provisions, the HVF II Required Standstill Provisions, the Canadian Required Standstill Provisions and any “Required Standstill Provisions” (or term of similar import) in any refinancing of the assets or obligations of HVF II or HVF LLC, in any refinancing of the assets or obligations of HFLF or the Donlen Trust, in any HVF 2.5 ABS Facility or in any HVF 3 ABS Facility. “Required Lenders”: Lenders having greater than 50% of the sum of (I) outstanding Loans plus (II) Unused Commitments; provided that the Unused Commitments and Loans in each case held or deemed held by Defaulting Lenders shall be excluded for purposes of making a determination of Required Lenders. “Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Laws, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority. “Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority. “Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer, treasurer or controller of such Person, (c) with respect to Section 7.6 and without limiting the foregoing, the general counsel of such Person, (d) with respect to ERISA matters, the senior vice president - human resources (or substantial equivalent) of such Person and (e) any other individual designated as a “Responsible Officer” for the purposes of this Agreement by the Board of Directors of such Person. For all purposes of this Agreement, the term “Responsible Officer” shall mean a Responsible Officer of the Borrower unless the context otherwise requires. “Restricted Payment”: as defined in Section 8.5(a).

39 “Restricted Payment Transaction”: any Restricted Payment permitted pursuant to Section 8.5, any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition). “Reuters LIBOR Rates Page”: the relevant Reuters Monitor Money Rates Service page for the applicable currency, being currently the page designated as LIBO or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars are offered by leading banks in the London interbank market). “S&P”: as defined in the definition of “Cash Equivalents” in this Section 1.1. “Sanctioned Country”: as defined in Section 5.11(b). “Sanctioned Party”: as defined in Section 5.11(b). “Sanctions”: as defined in Section 5.11(a). “SEC”: the Securities and Exchange Commission. “Securities Act”: the Securities Act of 1933, as amended from time to time. “Security Documents”: the DIP Order, and all security agreements, deeds of trust, mortgages, chattel mortgages, pledges, deposit instruments, Guarantees, financing statements, continuation statements, extension agreements and other agreements or instruments in form and substance reasonably acceptable to the Administrative Agent and the Borrower now, heretofore, or hereafter delivered by any Canadian Loan Party to the Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or Guarantee the payment by any Canadian Loan Party of any part of the Obligations or the performance of any Canadian Loan Party’s other duties and obligations under the Loan Documents. “Segregated Lenders Account”: as defined in the Third Interim Adequate Protection Order. “Segregated Undisputed Corporate Cash Collateral Account”: as defined in the Third Interim Adequate Protection Order. “Senior Third-Party Liens”: as defined in Section 2.4(c). “Set”: the collective reference to Eurocurrency Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurocurrency Loans shall originally have been made on the same day). “Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

40 “SOFR”: with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source. “SOFR Based Rate”: SOFR, Compounded SOFR or Term SOFR. “Special Purpose Entity”: (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets). “Special Purpose Financing”: any financing or refinancing of assets consisting of or including Receivables and/or Vehicles of the Borrower or any Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition. “Special Purpose Subsidiary”: a Subsidiary of the Borrower that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or related rights (including under leases, manufacturer warranties, and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto and (y) any business or activities incidental or related to such business and (b) is designated as a “Special Purpose Subsidiary” by the Borrower. “Stated Maturity”: with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency). “Subordinated Obligations”: any Indebtedness of the Borrower or another Loan Party (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment and, if secured, in right of lien priority, to the Loans and the other applicable DIP Obligations pursuant to a written agreement. “Subsidiary”: as to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time

41 owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person. Unless otherwise specified, references to “Subsidiary” or “Subsidiaries” herein or in any other Loan Document shall refer to Subsidiaries of the Borrower. “Subsidiary Guarantor”: as defined in the recitals to this Agreement and also shall include each Canadian Subsidiary and Domestic Subsidiary that becomes a debtor in the Chapter 11 Cases and becomes a Subsidiary Guarantor in accordance with, and to the extent required by, Section 7.7. “Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto. “Temporary Cash Investments”: any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Borrower or a Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America, Canada or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Borrower or a Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any Lender or any Affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof), (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Borrower or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A-2” by S&P or “P-2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Borrower or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization

42 or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act, and (ix) similar investments approved by the Board of Directors in the ordinary course of business. For the avoidance of doubt, for purposes of this definition and the definitions of “Cash Equivalents” and “Investment Grade Rating,” rating identifiers, watches and outlooks will be disregarded in determining whether any obligations satisfy the rating requirement therein. “Term SOFR”: the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body. “Termination Notice”: as defined in Section 9. “Termination Notice Date”: as defined in Section 9. “Termination Notice Period”: as defined in Section 9. “Third Interim Adequate Protection Order”: the Third Agreed Order (I) Authorizing Use of Cash Collateral and (II) Granting Adequate Protection and Related Relief to Prepetition Secured Parties [D.I. 1131]. “Trade Payables”: with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services. “Transferee”: any Participant or Assignee. “Troutman Pepper”: Troutman Pepper Hamilton Sanders LLP. “Type”: the type of Loan determined based on the interest option applicable thereto, with there being multiple Types of Loans hereunder, namely ABR Loans and Eurocurrency Loans. “UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time. “UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which

43 includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms. “UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution. “Unadjusted Benchmark Replacement”: the Benchmark Replacement excluding the Benchmark Replacement Adjustment. “United States” and “U.S.”: the United States of America. “Upfront Payment”: as defined in Section 4.5(c). “Upfront Payment Percentage”: as defined in Section 4.5(c). “U.S. Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code. “U.S. Tax Compliance Certificate”: as defined in Section 4.11(g). “U.S. Trustee”: the Office of the United States Trustee for the District of Delaware. “Variance Report”: as defined in Section 7.1(d). “Vehicle Lease Obligation”: any lease by any Special Purpose Subsidiary to the Borrower or any of its Subsidiaries (other than any Special Purpose Subsidiary) of Rental Car Vehicles entered into in connection with any Special Purpose Financing. “Vehicle Rental Concession”: any right, whether or not exclusive, to conduct a Vehicle rental business at a Public Facility, or to pick up or discharge persons or otherwise to possess or use all or part of a Public Facility in connection with such a business, and any related rights or interests. “Vehicle Rental Concession Rights”: all of the following: (a) any Vehicle Rental Concession, (b) any rights of the Borrower or any Subsidiary thereof or any Franchisee under or relating to (i) any law, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding with a Public Facility Operator in connection with which a Vehicle Rental Concession has been or may be granted to the Borrower or any Subsidiary or Franchisee and (ii) any agreement with, or Investment or other interest or participation in, any Person, property or asset required (x) by any such law, ordinance, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding or (y) by any Public Facility Operator as a condition to obtaining or maintaining a Vehicle Rental Concession and (c) any liabilities or obligations relating to or arising in connection with any of the foregoing. “Vehicles”: vehicles owned or operated by, or leased or rented to or by, the Borrower or any of its Subsidiaries, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

44 “Withholding Agent”: the Borrower and the Administrative Agent. “Working Capital Sublimit”: an amount equal to $800,000,000. “Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers. Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto. Any reference to any Person shall be construed to include such Person’s successors and assigns permitted hereunder. As used herein and in any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Holdings and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. Notwithstanding anything to the contrary contained in the immediately preceding sentence, in the definition of “Capitalized Lease Obligation” or in the definition of “Fixed GAAP Terms,” unless the Borrower elects otherwise, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update shall continue to be accounted for as operating leases for purposes of all financial definitions (including the definition of Indebtedness), calculations and deliverables under this Agreement or any other Loan Document (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the Accounting Standards Update or otherwise (on a prospective or retroactive basis or otherwise) to be treated as or to be recharacterized as capital lease obligations or otherwise accounted for as liabilities in financial statements. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Any determination made by Holdings, the Borrower or any Subsidiary pursuant to a provision of this Agreement that refers to “as determined by the Borrower in good faith,” “in the good faith determination of the Borrower” and words of

45 similar import shall be conclusive. Unless otherwise expressly provided herein, any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as amended, supplemented, waived or otherwise modified from time to time (subject to any restrictions on such amendments, supplements, waivers or modifications set forth herein). The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number). Any references in this Agreement to “cash and/or Cash Equivalents”, “cash, Cash Equivalents, Investment Grade Securities and/or Temporary Cash Investments” or any similar combination of the foregoing shall be construed as not double counting cash or any other applicable amount which would otherwise be duplicated therein. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured (all such liabilities, other than any Excluded Liability, the “Covered Liabilities”), may be subject to the Write-Down and Conversion Powers and agrees and consents to, and acknowledges and agrees to be bound by: the application of any Write-Down and Conversion Powers to any such Covered Liability arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and the effects of any Bail-In Action on any such Covered Liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such Covered Liability; (ii) a conversion of all, or a portion of, such Covered Liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such Covered Liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such Covered Liability in connection with the exercise of the Write-Down and Conversion Powers.

46 Notwithstanding anything to the contrary herein, nothing contained in this Section 1.3 shall modify or otherwise alter the rights or obligations with respect to any liability that is not a Covered Liability. SECTION 2. AMOUNT AND TERMS OF COMMITMENTS. Commitments and Borrowings. Subject to the terms and conditions set forth herein and in the DIP Order, each Lender severally agrees to make during the Commitment Period term loans (each a “Loan” and, collectively, the “Loans”) to the Borrower not to exceed its Commitment on the applicable Borrowing Date (prior to giving effect to the Loans to be made on such Borrowing Date); provided that, each such Borrowing (x) shall be denominated in U.S. Dollars and (y) shall be in an aggregate principal amount that is not less than $250,000,000 or if less, equal to the remaining available balance of the Commitments at such time. Loans that are repaid or prepaid may not be reborrowed. The Loans, except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurocurrency Loans. Maturity Date The Borrower hereby promises to pay to the Administrative Agent in Dollars for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date. Procedure for Borrowing. The Borrower may borrow under the Commitments during the Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent notice thereof in the form attached as Exhibit D (which notice must be received by the Administrative Agent prior to 1:00 P.M. (New York City time) (i) at least 16 days prior to the requested Borrowing Date (or, in the case of the initial Borrowing, no later than 11:59 P.M. (New York City time) on or before the later to occur of October 19, 2020 which notice may be conditioned on the entry by the Bankruptcy Court of the DIP Order and the occurrence of the Closing Date) or (ii) the Business Day immediately following the date the DIP Order is entered by the Bankruptcy Court), in each case (A) specifying (i) the aggregate principal amount to be borrowed on the requested Borrowing Date, (ii) the requested Borrowing Date (which shall be the Business Day), (iii) whether the borrowing is to be of Eurocurrency Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurocurrency Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor, (B) (i) certifying that, after giving effect to the anticipated use of the borrowing, the Borrower shall be in compliance with the respective provisions hereof relating to the use of proceeds of the Loans, and (C) providing a summary reconciliation of the actual use of proceeds of any previous Borrowing as compared to the anticipated use of proceeds of such Borrowings as set forth in any such prior notice delivered pursuant to this Section 2.3(a) so as to confirm compliance with Section 5.9(b); provided that Eurocurrency Loans shall not be available until three Business Days after the Closing Date unless otherwise agreed by the Administrative Agent and the Lenders. If the Borrower fails to specify a Type of Loan in a notice of borrowing, then the

47 applicable Loans shall be made as ABR Loans. If the Borrower requests a Borrowing of Eurocurrency Loans in any such notice of borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Each Borrowing shall be in a principal amount of at least $250,000,000 or if less, equal to the remaining available balance of the Commitments at such time. Upon receipt of such notice of such Borrowing, the Administrative Agent shall promptly notify each Lender thereof of its Applicable Percentage of such Borrowing. Each Lender will make available in Dollars the amount of its Applicable Percentage of the requested Borrowing to be made on the applicable Borrowing Date, in each case for the account of the Borrower at the office of the Administrative Agent specified in Section 11.2 prior to 12:00 P.M., New York City time (or, if the time period for the Borrower’s delivery of notice was extended, such later time as agreed to by the Borrower and the Administrative Agent in its reasonable discretion, but in no event less than one hour following notice) on the applicable Borrowing Date in funds immediately available to the Administrative Agent. The Administrative Agent shall on such date credit the account of the Borrower on the books of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. An indicative, non-binding funding schedule is attached as Exhibit E. Priority. Subject in each case to the entry and the terms of the DIP Order and the terms of the Loan Documents, the DIP Facility and the DIP Obligations shall, subject and subordinate to the Carve-Out, at all times: pursuant to Section 364(c)(1) of the Bankruptcy Code, be entitled to superpriority administrative expense status (the “DIP Superpriority Claims”), with priority over all other costs and expenses of the kinds specified in, or ordered pursuant to, Sections 105, 326, 328, 330, 331, 363, 364, 503(b), 506(c), 507(a), 507(b), 546, 726, 1113 and 1114 of the Bankruptcy Code, other than the Casualty Superpriority Claims (which shall be treated in accordance with the ABS Settlement); pursuant to Section 364(c)(2) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully perfected first priority security interest in and lien upon all DIP Collateral, whether existing on the Petition Date or thereafter acquired, that, on or as of the Petition Date was not subject to valid, enforceable, perfected and non-avoidable liens (or perfected after the Petition Date to the extent permitted by Section 546(b) of the Bankruptcy Code); pursuant to Section 364(c)(3) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully perfected junior priority security interest and lien on all prepetition and postpetition property of the Loan Parties that was subject to a valid, enforceable, perfected and unavoidable lien or security interest in favor of third parties (other than the Prepetition Secured Parties) that was in existence immediately prior to the Petition Date (or which were valid and enforceable on the Petition Date and perfected subsequent thereto as permitted by Section 546(b) of the Bankruptcy Code) and which remain subject to such valid, enforceable, perfected, and non- avoidable lien or security interest as of the date of entry of the DIP Order, which DIP Liens shall be: (A) junior only to any such lien or security interest referred to above in this clause (c)

48 (collectively, the “Senior Third-Party Liens”); and (B) senior to all other liens on, and security interests in, the DIP Collateral; and pursuant to Section 364(d)(1) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully perfected first priority priming security interest and lien on all DIP Collateral whether in existence on the Petition Date or thereafter created, acquired, or arising and wherever located, subject only to the Carve-Out and Senior Third-Party Liens, if any. The foregoing Liens shall be granted pursuant to Sections 364(c)(2), (c)(3) and (d)(1) of the Bankruptcy Code (subject to any Permitted Liens) and the DIP Order shall provide that such Liens shall be automatically perfected upon the entry of the DIP Order without the need for any further action by the Administrative Agent, the Lenders or any Loan Party, including the filing of any financing statements or the recording of any mortgages. To the extent applicable, Liens securing the DIP Obligations (i) on any Canadian SPV Issuer Equity shall be subject to the Canadian Required Standstill Provisions, (ii) on any HVF SPV Issuer Equity shall be subject to the HVF Required Standstill Provisions and (iii) on any HVF II SPV Issuer Equity shall be subject to the HVF II Required Standstill Provisions. The Administrative Agent and each of the Lenders hereby acknowledge receipt of the Canadian Indenture and the Canadian Required Standstill Provisions contained therein. Record of Loans. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain the Register pursuant to Section 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each applicable Lender’s share thereof. The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement. Incremental L/C Facilities. So long as no Event of Default exists or would arise therefrom, the Borrower shall have the right, at any time and from time to time after the Closing Date, to request new letter of credit facility commitments under one or more new letter of credit facilities to be included in this Agreement or in separate credit documentation (any such facilities, “Incremental

49 L/C Facilities”); provided that, the aggregate principal amount of Incremental L/C Facilities permitted pursuant to this Section 2.6 shall not exceed, at the time the respective Incremental L/C Facility becomes effective, $200,000,000. Any Incremental L/C Facilities shall constitute DIP Obligations. Each request from the Borrower pursuant to this Section 2.6 shall set forth the requested amount and proposed terms of the relevant Incremental L/C Facilities. The Incremental L/C Facilities may be provided by any existing Lender, an Affiliate of an existing Lender or by any other bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution (any such bank, savings and loan association or other savings institution, insurance company, investment fund or company or other financial institution, an “Additional Incremental L/C Lender,” and the Additional Incremental L/C Lenders together with any existing Lender providing commitments under an Incremental L/C Facility, the “Incremental L/C Lenders”) subject to, in the case of an Additional Incremental L/C Lender that is not an existing Lender or an Affiliate of an existing Lender, the consent of the Required Lenders (such consent not to be unreasonably withheld or delayed). No Lender will be required to provide any such commitments under an Incremental L/C Facility unless it so agrees. Incremental L/C Facilities shall become commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement or pursuant to separate credit documentation, in each case, executed by the Borrower and each applicable Incremental L/C Lender. An Incremental Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.6. (i) (A) No Incremental L/C Facility will be guaranteed by any U.S. Subsidiary or Canadian Subsidiary of the Borrower other than the Subsidiary Guarantors, (B) no Incremental L/C Facility may be secured by any Collateral or other assets of any Loan Party that do not also secure the Loans, and (C) each Incremental L/C Facility shall be secured on a pari passu basis with the Loans; (ii) the maturity date of any Incremental L/C Facility shall be no earlier than the Maturity Date; (iii) the letter of credit fees applicable to any Incremental L/C Facility shall be determined by the Borrower and the applicable Incremental L/C Lenders; and (iv) each such Incremental L/C Facility shall have been approved by the Bankruptcy Court. Notwithstanding anything to the contrary set forth herein, (i) Postpetition Letters of Credit issued under an Incremental L/C Facility shall only be issued to replace a Prepetition Letter of Credit issued pursuant to either the RAC Credit Agreement or the Letter of Credit Agreement and (ii) no such Postpetition Letter of Credit shall issued in a face amount greater than 110% of the undrawn amount of the applicable replaced Prepetition Letter of Credit.

50 SECTION 3. [Reserved] SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS. Interest Rates and Payment Dates. Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin in effect for such day. Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR for such day plus the Applicable Margin in effect for such day. During the continuance of an Event of Default, if all or a portion of (i) the principal amount of any Loan is overdue, (ii) any interest payable thereon is overdue or (iii) any fee payable hereunder shall not be paid when due (whether at the Maturity Date, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this Section 4.1 plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Loan pursuant to the relevant foregoing provisions of this Section 4.1 (other than clause (x) above) plus 2.00% and (z) in the case of fees, the rate described in paragraph (b) of this Section 4.1 for ABR Loans plus 2.00%, in each case, from the date of such non-payment that resulted in an Event of Default until such amount is paid in full (after as well as before judgment); provided that (1) no amount shall be payable pursuant to this Section 4.1(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) no amounts shall accrue pursuant to this Section 4.1(c) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be payable monthly in arrears on the last Business Day of each calendar month, and on the Maturity Date, or such earlier date as the Commitments shall terminate as provided in Section 9. Interest on each Loan shall accrue on a daily basis and shall be payable in arrears on (i) each Interest Payment Date with respect to interest accrued on and up to each such Interest Payment Date; (ii) any prepayment of such Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) the maturity of the Loans, including on the Maturity Date. For the avoidance of doubt, if the full amount of the Loans are not repaid on the Maturity Date, interest shall continue to accrue at the rate set forth in paragraph (c) of this Section 4.1. It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

51 Conversion and Continuation Options. The Borrower may elect from time to time to convert outstanding Loans from Eurocurrency Loans made or outstanding to ABR Loans by giving the Administrative Agent at least one Business Day’s prior notice of such election, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert outstanding Loans made or outstanding from ABR Loans to Eurocurrency Loans by giving the Administrative Agent at least three Business Days’ prior notice of such election. Any such notice of conversion to Eurocurrency Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurocurrency Loans and ABR Loans may be converted as provided herein; provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Eurocurrency Loan when any payment Event of Default has occurred and is continuing and the Administrative Agent has given notice to the Borrower that no such conversions may be made and (ii) no Loan may be converted into a Eurocurrency Loan with an Interest Period of longer than one month after the date that is one month prior to the Maturity Date. Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Eurocurrency Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, provided that no Eurocurrency Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any payment Event of Default has occurred and is continuing and the Administrative Agent has given notice to the Borrower that no such continuations may be made or (ii) after the date that is one month prior to the Maturity Date, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Eurocurrency Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice of continuation pursuant to this Section 4.2(b), the Administrative Agent shall promptly notify each Lender thereof. If the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be converted to ABR Loans. Any such automatic conversion to ABR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Loans. If the Borrower requests a conversion to, or continuation of Eurocurrency Loans in any notice required pursuant to clauses (a) or (b) above, as applicable, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Minimum Amounts; Maximum Sets. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Set shall be no less than $25,000,000 (provided that, notwithstanding the foregoing, any Loan may be converted or continued in its entirety), and so that there shall not be more than 15 Sets at any one time outstanding (or such greater number as may be reasonably acceptable to the Administrative Agent).

52 Optional and Mandatory Prepayments and Commitment Reductions. Optional Prepayment of the Loans. The Borrower may at any time and from time to time prepay the Loans made to them in whole or in part, subject to Section 4.12, without premium or penalty, upon notice by the Borrower to the Administrative Agent prior to 1:00 P.M., New York City time, at least three Business Days prior to the date of prepayment in the case of Eurocurrency Loans, or prior to 1:00 P.M., New York City time, on the date of prepayment in the case of ABR Loans. For the avoidance of doubt, Loans that are repaid or prepaid may not be reborrowed. Such notice shall specify the date and amount of prepayment, whether the prepayment is of Eurocurrency Loans, ABR Loans or a combination thereof, and, if a combination thereof, the principal amount allocable to each. Upon the receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof. Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. If any such notice is given and is not revoked, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurocurrency Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to Section 4.12 and accrued interest to such date on the amount prepaid. Partial prepayments pursuant to this Section 4.4(a) shall be in a minimum aggregate amount of $5,000,000; provided that, notwithstanding the foregoing, the Loans may be prepaid in their entirety. Prepayments of the Loans pursuant to this Section 4.4(a) shall be applied on a pro rata basis based on the aggregate principal amount of Loans outstanding at such time. Optional Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent (which will promptly notify the Lenders thereof), to terminate the Commitments or, from time to time, to reduce the amount of the Commitments. Any termination of the Commitments shall terminate the Commitment of each Lender. Any partial reduction of the Commitments shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be applied to reduce the Commitment of each of the Lenders on a pro rata basis (i.e., based on a fraction (expressed as a percentage) the numerator of which is the Commitment of the respective Lender and the denominator of which is the aggregate amount of the Commitments of all of the Lenders). Mandatory Reduction of Commitments. (i) The Commitments shall automatically and permanently be reduced on each Borrowing Date (after giving effect to the Loans incurred on such Borrowing Date) by an amount equal to the aggregate principal amount of the Loans incurred on such Borrowing Date and (ii) the Commitments shall be permanently reduced as, and to the extent, set forth in the proviso to Section 7.8(b)(ii) (with each such reduction pursuant to this clause (c) to be applied to the Commitment of each Lender on a pro rata basis (i.e., based on a fraction (expressed as a percentage) the numerator of which is the Commitment of the respective Lender and the denominator of which shall be the aggregate amount of the Commitments of all of the Lenders). Termination of Commitments. The Commitments (and the Commitment of each Lender) shall terminate in their entirety on the Maturity Date.

53 Fees. The Borrower agrees to pay to the Administrative Agent any fees in the amounts and on the dates previously agreed to in writing pursuant to the Fee Letter by the Borrower and the Administrative Agent in connection with this Agreement. The Borrower agrees to pay to the Commitment Parties the Backstop Premium in the amount and on the date previously agreed to in writing pursuant to the Commitment Letter (which Backstop Premium may be netted from the proceeds of the initial Loans incurred hereunder). The Borrower agrees to pay to the Administrative Agent, for the account of each Lender (other than a Defaulting Lender), a commitment fee for the period from and including the first day of the Commitment Period to the earlier of (i) the date on which the Commitments have been terminated and (ii) the Maturity Date, computed at a rate of 3.75% per annum multiplied by the daily amount of such Lender’s Commitment (whether or not then available), which fee shall be calculated on the basis of a 365-day year and actual number of days elapsed. Accrued commitment fees under this paragraph (b) shall be payable monthly in arrears on the last Business Day of each calendar month, and on the Maturity Date, or such earlier date as the Commitments shall terminate as provided herein. The Borrower agrees to pay to the Administrative Agent for the ratable account of the Lenders entitled thereto (other than Defaulting Lenders), an upfront payment (the “Upfront Payment”) in cash in an amount equal to 1.50% (the “Upfront Payment Percentage”) of the aggregate principal amount of the Loans funded hereunder in respect of each Borrowing, which Upfront Payment shall be earned, due and payable on the Borrowing Date of such Borrowing (and will be netted out of the proceeds of such Borrowing) and calculated by multiplying the Upfront Payment Percentage by the aggregate principal amount of Loans funded by such Lender on such Borrowing Date. If any Lender shall fail to fund its Applicable Percentage of the requested Loans on any Borrowing Date upon satisfaction of all applicable conditions precedent, the Upfront Payment with respect to such unfunded amount of such Loans shall be reallocated to any Lender that funds such unfunded amount(s). The Loan Parties shall treat the Loans as indebtedness for U.S. federal income tax purposes and shall not take any inconsistent position on any tax return to the extent permitted by applicable Law. The Borrower shall use reasonable best efforts to consult with the Lenders and the Lender Advisors with respect to all original issue discount computations involving the DIP Facility, and upon the reasonable request of the Lenders or the Borrower, shall provide any information reasonably requested by the Lenders with respect to such original issue discount computations. Computation of Interest and Fees. Interest (other than interest based on the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and interest based on the Prime Rate shall be calculated on the basis of a 365-day year (or 366-day year, as the case may be) for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve

54 Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to Section 4.1, excluding any Eurocurrency Base Rate which is based upon the Reuters LIBOR Rates Page and any ABR Loan which is based upon the Prime Rate. Inability to Determine Interest Rate. If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate with respect to any Eurocurrency Loan for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (a) any Eurocurrency Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans and (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans shall be converted to or continued as ABR Loans. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 P.M., New York City time, on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that the Required Lenders have delivered to the Administrative Agent written notice that the Required Lenders accept such amendment. No replacement of LIBO Rate with a Benchmark Replacement pursuant to this Section 4.7 will occur prior to the applicable Benchmark Transition Start Date. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as

55 applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 4.7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 4.7. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurocurrency Loan Borrowing of, conversion to or continuation of Eurocurrency Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, the component of ABR based upon LIBO Rate will not be used in any determination of ABR. Pro Rata Treatment and Payments. Each payment (including each prepayment, but excluding payments made pursuant to Sections 4.9, 4.10, 4.11, 4.12, 4.13(d), 4.14, 11.1(f) or 11.6) by the Borrower on account of principal of and interest on the Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Loans then held by the respective Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof, to the Administrative Agent, for the account of the Lenders , at the Administrative Agent’s office specified in Section 11.2 and in Dollars in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders, if any such payment is received prior to 2:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders on the next succeeding Business Day. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its

56 share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate per annum equal to the daily average Federal Funds Effective Rate as quoted by the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 4.8(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Borrower of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to such borrowing hereunder on demand, from the Borrower and (y) then the Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurocurrency Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan when an Affected Loan is requested, (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Affected Loans or within such earlier period as required by law and (d) such Lender’s Loans then outstanding as Affected Loans, if any, not converted to ABR Loans pursuant to Section 4.9(c) shall, upon notice to the Borrower, be prepaid with accrued interest thereon on the last day of the then current Interest Period with respect thereto (or such earlier date as may be required by any such Requirement of Law). If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.12. Requirements of Law. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

57 (i) subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, Commitments or other DIP Obligations, or its deposits, reserves, other liabilities or capital attributable to its Loans or Commitments; (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate hereunder; or (iii) shall impose on such Lender any other condition (excluding any Tax of any kind whatsoever); and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans, provided that, in any such case, the Borrower may elect to convert the Eurocurrency Loans made by such Lender hereunder to ABR Loans by giving the Administrative Agent at least one Business Day’s notice of such election, in which case the Borrower shall pay to such Lender, within thirty days of such Lender’s written request therefor, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Section 4.10(a) and such amounts, if any, as may be required pursuant to Section 4.12. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 4.10, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in this Section 4.10(a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Section 4.10 submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This Section 4.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. Notwithstanding anything to the contrary in this Section 4.10(a), the Borrower shall not be required to compensate a Lender pursuant to this Section 4.10(a) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any

58 Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder, then from time to time, within thirty days after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this Section 4.10(b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this Section 4.10 submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 4.10(b), the Borrower shall not be required to compensate a Lender pursuant to this Section 4.10(b) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor. Subject to the last sentence of this paragraph, the Borrower shall not be required to pay any amount with respect to any additional cost or reduction specified in paragraph (a) or paragraph (b) above, to the extent such additional cost or reduction is attributable, directly or indirectly, to the application of, compliance with or implementation of specific capital adequacy requirements or new methods of calculating capital adequacy, including any part or “pillar” (including Pillar 2 (“Supervisory Review Process”)), of the International Convergence of Capital Measurement Standards: a Revised Framework, published by the Basel Committee on Banking Supervision in June 2004, or any implementation, adoption (whether voluntary or compulsory) thereof, whether by an EC Directive or the FSA Integrated Prudential Sourcebook or any other law or regulation, or otherwise. In addition, the Borrower shall not be required to pay any amount with respect to any additional cost or reduction specified in paragraph (a) or paragraph (b) above unless such Lender delivers a certificate from a senior officer of such Lender certifying to the Borrower that the request therefor is being made, and the method of calculation of the amount so requested is being applied, consistently with such Lender’s treatment of a majority of its customers in connection with similar transactions affected by the relevant adoption or change in a Requirement of Law. Notwithstanding anything to the contrary in this Section 4.10, (x) the Dodd- Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be an adoption of or change in any Requirement of Law, regardless of the date enacted, adopted or issued. Taxes. Defined Terms. For purposes of this Section, the term “Applicable Law” includes FATCA. Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or

59 withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes. Indemnification by Borrower. The Borrower shall indemnify each Recipient, within 10 days after written request therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after written request therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.6(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e). Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

60 Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. (ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person, (A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; (B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable: (1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

61 (2) executed copies of IRS Form W-8ECI; (3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit A-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or (4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-2 or Exhibit A-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-4 on behalf of each such direct and indirect partner; (C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and (D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law

62 (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. (i) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. Indemnity. The Borrower agrees to indemnify each Lender in respect of Eurocurrency Loans made, or requested to be made, to the Borrower, and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment or conversion of Eurocurrency Loans after the

63 Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurocurrency Loans or the conversion of Eurocurrency Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this Section 4.12, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this Section 4.12 submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This Section 4.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. Certain Rules Relating to the Payment of Additional Amounts. Upon the request, and at the expense of the Borrower, each Lender to which the Borrower is required to pay any additional amount pursuant to Section 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any Tax giving rise to such payment; provided that (i) such Lender shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement and (ii) the Borrower shall reimburse such Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Tax; provided, however, that notwithstanding the foregoing, no Lender shall be required to afford the Borrower the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any Taxes, if such Lender, in its sole discretion in good faith, determines that to do so would have a Material Adverse Effect on it. If a Lender changes its applicable lending office (other than pursuant to paragraph (c) below) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to pay any additional amount under Section 4.10 or 4.11, the Borrower shall not be obligated to pay such additional amount, except to the extent that, pursuant to Section 4.11, amounts with respect to such Taxes were payable to such Lender immediately before it changed its lending office.

64 If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by the Borrower pursuant to Section 4.10 or 4.11 or result in Affected Loans or commitments to make Affected Loans being automatically converted to ABR Loans pursuant to Section 4.9, such Lender shall promptly notify the Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans and Commitments held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof). If the Borrower shall become obligated to pay additional amounts pursuant to Section 4.10 or 4.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under Section 4.10 or 4.11 or if Affected Loans or commitments to make Affected Loans are automatically converted to ABR Loans under Section 4.9 and any affected Lender shall not have promptly taken steps necessary to avoid the need for such conversion under Section 4.9, the Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent, to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Borrower to purchase the affected Loan or Commitment, as the case may be, in whole or in part, at in the case of Loans and Commitments an aggregate price no less than such Loan’s or Commitment’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) upon notice to the Administrative Agent, to prepay the affected Loan, in whole or in part, subject to Section 4.12, without premium or penalty and terminate the Commitment of the affected Lender. In the case of the substitution of a Lender, the Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver a duly completed Assignment and Acceptance pursuant to Section 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by Section 11.6(b) in connection with such assignment shall be paid by the Borrower or the substitute Lender. In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the Borrower shall first pay the affected Lender any additional amounts owing under Sections 4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under this Section 4.13) prior to such substitution or prepayment. In the case of the substitution of a Lender, if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the assignee Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to such replaced Lender relating to the Loans shall be paid in full by the assignee Lender to such Lender being replaced, then the Lender being replaced shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Lender.

65 If the Administrative Agent or any Lender receives a refund directly attributable to taxes for which the Borrower has made additional payments pursuant to Section 4.10(a) or 4.11(a), the Administrative Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to the Borrower; provided, however, that the Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Indemnified Taxes) to the Administrative Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority. The obligations of the Administrative Agent, any Lender or any Participant under this Section 4.13 shall survive the termination of this Agreement and the payment of the Loans and all amounts payable hereunder. Defaulting Lenders. Notwithstanding anything contained in this Agreement, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender: (a) no commitment fee shall accrue for the account of a Defaulting Lender so long as such Lender shall be a Defaulting Lender; (b) in determining the Required Lenders, any Lender that at the time is a Defaulting Lender (and the Loans and/or Commitment of such Defaulting Lender) shall be excluded and disregarded; (c) the Borrower shall have the right (A) to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Borrower to each become a substitute Lender and purchase all or part of the Loans and Commitments of such Defaulting Lender and, in such event, the Borrower, the Administrative Agent and any such substitute Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, a duly completed Assignment and Acceptance to effect such substitution or (B) upon notice to the Administrative Agent, to prepay the Loans and, at the Borrower’s option, terminate the Commitments of such Defaulting Lender, in whole or in part, without premium or penalty; (d) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 11.7) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) third, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fourth, pro rata, to

66 the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans in respect of which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 6.2 are satisfied, such payment shall be applied solely to prepay the Loans of all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans any Defaulting Lender; and (e) the rights and remedies against a Defaulting Lender under this Section 4.14 are in addition to other rights and remedies that the Borrower, the Administrative Agent, and the Non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 4.14 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise. SECTION 5. REPRESENTATIONS AND WARRANTIES. To induce the Administrative Agent and each Lender to make the Loans requested to be made by it in accordance with the provisions of Section 2.3 and on each Borrowing Date thereafter, the Borrower hereby represents and warrants, on the Closing Date, and on each Borrowing Date thereafter, to the Administrative Agent and each Lender that: No Change. Since the Petition Date, there has been no development or event relating to or affecting any Loan Party which has had a Material Adverse Effect (after giving effect to (i) the making of the Loans to be made in accordance with the provisions of Section 2.3 and each Borrowing Date thereafter and the application of the proceeds thereof as contemplated hereby, and (ii) the payment of actual or estimated fees, expenses, financing costs and tax payments related to the transactions contemplated hereby). Corporate Existence; Compliance with Law. Subject to the effectiveness of the DIP Order, each of the Loan Parties (a) is duly organized, validly existing and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its incorporation or formation, except (other than with respect to the Borrower), to the extent that the failure to be organized, existing and (to the extent applicable) in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect and (c) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not be reasonably expected to have a Material Adverse Effect. Corporate Power; Authorization; Enforceable Obligations. Subject to the effectiveness of the DIP Order, each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain the Loans hereunder, and each such Loan Party has taken

67 all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the incurrence of the Loans by it, if any, on the terms and conditions of this Agreement. Other than the DIP Order, no consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of the Borrower, with the incurrence of the Loans by it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.3, all of which have been obtained or made prior to the Closing Date, (b) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Borrower and Subsidiary Guarantors the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof, (c) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect and (d) any necessary local filings or recordings as may be required in connection with perfecting Liens in the DIP Collateral owned by any Loan Party not organized in the United States. This Agreement has been duly executed and delivered by the Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of the Borrower and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, in each case except as may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). No Legal Bar. Subject to the effectiveness of the DIP Order, the execution, delivery and performance of the Loan Documents by any of the Loan Parties, the incurrence of the Loans hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than Permitted Liens) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation. Ownership of Property . Each Loan Party has good title in fee simple to, or a valid leasehold interest in, all its material real property located in the United States of America, and good title to, or a valid leasehold interest in, all its other material property located in the United States of America, except where the failure to have such title would not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien, except for Permitted Liens. Taxes. To the knowledge of the Borrower, each Loan Party has filed all federal and material state and other material tax returns and reports required to be filed, and have paid all federal and material state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b)

68 to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. Federal Regulations. No part of the proceeds of any Loans will be used for any purpose which violates the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X of the Board, in each case, as in effect from time to time. Investment Company Act; Other Regulations. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act. The Borrower is not subject to regulation under any federal or state statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby. Purpose of Loans. The Borrower shall use the proceeds from each Loan for only the following purposes, subject to clause (b) below and the limitations set forth in Section 8.9 and the other terms and conditions herein and in the DIP Order: (i) for working capital and other general corporate purposes of the Loan Parties and as otherwise permitted hereunder (including, without limitation, to make vehicle lease payments for vehicles in the U.S. and Canada used in the operations of any Loan Party (either directly or indirectly through contribution or loans to the entities required to make such payments), to make Permitted Investments (subject to the limitations on Non-Loan Party Transactions) and to pay administration costs incurred in connection with the Chapter 11 Cases); (ii) [reserved]; (iii) for capital contributions to Loan Parties in order to avoid, or reduce the likelihood of, their being compelled to liquidate for having negative net equity, (iv) for payment of DIP Transaction Costs; (v) to cash collateralize the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, letters of credit, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business; (vi) to pay restructuring costs and Professional Fees of the Loan Parties, and fund the Carve-Out Reserves (as defined in the DIP Order) in accordance with the terms of the DIP Order; (vii) to make adequate protection payments;

69 (viii) to fund ongoing ABS fleet lease payments, purchase fleet vehicles in the U.S. and Canada used in the operations of any Loan Party (either directly or indirectly through contribution or loans to the entities required to make such payments), provide additional liquidity and to contribute capital into a new fleet acquisition Special Purpose Subsidiaries for the acquisition and financing of vehicles in the U.S. and Canada used in the operation of any Loan Party; and (ix) for any other purpose approved by the Bankruptcy Court in the DIP Order or any other order(s) of the Bankruptcy Court not inconsistent with the terms of this Agreement. Notwithstanding the foregoing, (i) proceeds of Loans to provide equity directly or indirectly (including through Permitted Investments in or to Special Purpose Subsidiaries) for the acquisition and financing of vehicles in the United States and Canada used or to be used in the operations of any Loan Party shall not exceed, in the aggregate, the New Fleet Sublimit, (ii) the proceeds of Loans to provide for the other purposes described above in this Section 5.9(a) (other than, for the avoidance of doubt, the purposes described in preceding clause (i) and succeeding clause (iii)) shall not exceed, in the aggregate, the Working Capital Sublimit and (iii) proceeds of Loans for the purposes described in clause (iv) above may be used without limit and shall not count toward any utilization of the respective limits in preceding clauses (i) and (ii) of this sentence. Any agreement in respect of the use of “Money Market Accounts Cash” (as defined in the Third Interim Adequate Protection Order) shall remain in place; provided that the proceeds of Loans shall not constitute “Available Cash” (under, and as defined in, the Third Interim Adequate Protection Order) for purposes of calculating the $55,000,000 threshold set forth in Section 3(c) of the Third Interim Adequate Protection Order. No Material Misstatements. The written information, reports, financial statements, exhibits and schedules concerning the Loan Parties and their Subsidiaries furnished by or on behalf of the Borrower to the Administrative Agent and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain, as of the Closing Date, any material misstatement of fact and did not omit to state, as of the Closing Date, any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Borrower and its Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or general information about the Borrower’s and its Subsidiaries’ industry, contained in any such information, reports, financial statements, exhibits or schedules except that, in the case of such forecasts, estimates, pro forma information, projections and statements, as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

70 Anti-Terrorism; Foreign Corrupt Practices. (a) To the extent applicable, except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and each other Loan Party is, and to the knowledge of the Borrower its directors are, in compliance with any (i) U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department and any other enabling legislation or executive order relating thereto as well as sanctions laws and regulations of the United Nations Security Council, the European Union or any member state thereof and the United Kingdom (collectively, “Sanctions”) and (ii) Anti- Corruption Laws. (b) None of the Borrower or any other Loan Party or, to the knowledge of the Borrower, any director or officer of the Borrower or any other Loan Party, is the target of any Sanctions (a “Sanctioned Party”). Except as would not reasonably be expected to have a Material Adverse Effect, none of the Borrower or any other Loan Party is organized or resident in a country or territory that is the target of a comprehensive embargo under Sanctions (including as of the date of this Agreement, without limitation, Cuba, Iran, North Korea, Syria and the Crimea Region of the Ukraine — each a “Sanctioned Country”). None of the Borrower or any other Loan Party will knowingly (directly or indirectly) use the proceeds of the Loans (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of Anti-Corruption Laws or (ii) for the purpose of funding or financing any activities or business of or with any Person that at the time of such funding or financing is a Sanctioned Party or organized or resident in a Sanctioned Country, except as otherwise permitted by applicable law, regulation or license. (c) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, this Section 5.11 shall not apply in relevant part to Loan Parties that are organized under the laws of any member state of the European Union solely to the extent this Section 5.11 would violate the provisions of the “Council Regulation (EC) No 2271/96 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom” or any other applicable anti-boycott statute. Liens. Upon entry of the DIP Order, the DIP Order creates in favor of the Lenders a legal, valid and enforceable fully perfected security interest in and Lien on all right, title and interest of the Loan Parties in the DIP Collateral with the priority described in the DIP Order as and to the extent contemplated by and described in the DIP Order. Other than any necessary local filings or recordings as may be required in connection with perfecting Liens in the DIP Collateral owned by any Loan Party not organized in the United States, no filings or recordings are required in order to perfect the security interests created under the DIP Order. SECTION 6. CONDITIONS PRECEDENT. Conditions to the Initial Loans. This Agreement, including the agreement of each Lender to make the Loans requested in accordance with the provisions of Section 2.3, shall

71 become effective on the date on which the following conditions precedent shall have been satisfied or waived: (a) Loan Documents. The Administrative Agent shall have received the following Loan Documents, in form and substance reasonably satisfactory to the Administrative Agent and the Commitment Parties, executed and delivered as required below: (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower; (ii) the Guarantee Agreement, executed and delivered by a duly authorized officer of HGH, Holdings and each Subsidiary Guarantor as of the Closing Date; and (iii) subject to clause (j) below, each Security Document, executed and delivered by a duly authorized officer of each Canadian Loan Party party thereto. (b) Fees and Expenses. All reasonable and documented out-of-pocket costs, fees and expenses (including, without limitation, reasonable and documented legal fees and expenses) as, and to the extent, set forth in the Commitment Letter or otherwise required to be paid to the Administrative Agent and the Commitment Parties on the date of the initial Borrowing in accordance with Section 2.3 pursuant to the Commitment Letter (or otherwise agreed to in writing by the Borrower and the Administrative Agent for the Administrative Agent’s own fees and expenses) shall have been paid, including, without limitation, the fees referred to in Section 4.5(a) and any Backstop Premium payable pursuant to the Commitment Letter. (c) Corporate Proceedings of the Loan Parties. The Administrative Agent shall have received a copy of customary resolutions of the Board of Directors of each Loan Party authorizing, as applicable, (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is or will be a party as of the Closing Date, (ii) the incurrence of Loans by the Borrower contemplated hereunder and (iii) the granting by it of the Liens to be created pursuant to the DIP Order, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certificate shall state that the resolutions thereby certified have not been amended, modified (except as any later such resolution may modify any earlier such resolution), revoked or rescinded and are in full force and effect. (d) Incumbency Certificates of the Loan Parties. The Administrative Agent shall have received a customary certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document, executed by an authorized officer and the Secretary or any Assistant Secretary of such Loan Party. (e) Governing Documents. The Administrative Agent shall have received copies of the certificate or articles of incorporation and by-laws (or other similar governing documents serving the same purpose) of each Loan Party, certified as of the Closing Date

72 as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party. (f) Patriot Act; KYC. No later than five Business Days prior to the Closing Date, the Lenders, to the extent reasonably requested by such Lenders, and the Administrative Agent, shall have received all documentation and other information about the Borrower and the Guarantors that the Administrative Agent has reasonably determined is required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and that the Administrative Agent or any such Lender, as applicable, has reasonably requested in writing at least ten days prior to the Closing Date. (g) Representations and Warranties. Each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party shall be true and correct in all material respects (or, if qualified by materiality, Material Adverse Effect or similar language, in all respects after giving effect to such qualification) on and as of the Closing Date, except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, if qualified by materiality, Material Adverse Effect or similar language, in all respects after giving effect to such qualification) as of such earlier date. (h) No Default. There shall not exist any Default or Event of Default. (i) Borrowing Notice. The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.3 with respect to any incurrence of Loans. (j) Collateral Matters. The Administrative Agent, for the benefit of the Lenders, shall have valid and perfected Liens on the DIP Collateral of the Loan Parties as contemplated by Section 2.4, and each UCC and PPSA financing statement and each document required by any Security Document or any applicable Requirements of Law to be filed, registered or recorded in order to create in favor the Administrative Agent, for the benefit of the DIP Secured Parties, a valid and perfected Lien on the DIP Collateral required to be delivered pursuant to each Security Document, shall be in proper form for filing, registration or recording; provided, to the extent that the creation or perfection of any security interest in any DIP Collateral owned by a Canadian Loan Party cannot be provided on the Closing Date after the Loan Parties’ use of commercially reasonable efforts to do so, then the provision of such DIP Collateral (and perfection of security interests therein) shall not constitute a condition precedent to the availability and initial funding of the DIP Facility on the Closing Date, but shall be required to be delivered and perfected after the Closing Date (and in any event, within 45 days after the Closing Date (or 60 days in the case of DIP Collateral constituting real estate), plus any extensions granted by the Administrative Agent (acting at the direction of the Required Lenders) in its reasonable discretion) pursuant to arrangements reasonably acceptable to the Required Lenders.

73 (k) Bankruptcy Matters. (i) The Administrative Agent shall have received a signed copy of the DIP Order (x) authorizing and approving the making of the Loans in the amounts consistent with the definition of “DIP Facility” and as contemplated by this Agreement; and (y) granting the DIP Superpriority Claims, the DIP Lien and the other liens referred to in Section 2.4 (which DIP Order shall not have been vacated, reversed, modified, amended or stayed). (ii) The Bankruptcy Court shall have entered the DIP Order and such order shall not have been vacated, reversed or stayed. (iii) No trustee, responsible officer or examiner having expanded powers shall have been appointed with respect to the Debtors or their respective properties. (iv) The Lenders and the Administrative Agent shall have received the initial DIP Budget (for the 13-week period ending after the Closing Date dated as of a date not more than five Business Days prior to the Closing Date), which shall be reasonably satisfactory in form and substance to the Required Commitment Parties. The making of the Loans by the Lenders hereunder in accordance with the provisions of Section 2.3 shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Section 6.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person. Conditions to Incurrence of Loans After the Closing Date . The agreement of each Lender to make any Loan requested to be made by it on any Borrowing Date after the Closing Date is subject to the satisfaction or waiver of the following conditions precedent: (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party shall be true and correct in all material respects (except to the extent that any representation or warranty that is qualified by materiality, Material Adverse Effect or similar language shall be true and correct in all respects) on and as of the Borrowing date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date; (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the incurrence of Loans requested to be made on such date; (c) Borrowing Notice. The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.3;

74 (d) No Violation. The making of such Loan shall not violate any Requirement of Law applicable to the Loan Parties and shall not be enjoined, temporarily, preliminarily or permanently; (e) Termination Notice. No Termination Notice shall have been validly delivered to the Loan Parties (other than a Termination Notice that has been rescinded); (f) Availability. (i) After giving effect to any Borrowing, the aggregate amount of Loans shall not exceed the amount authorized by the DIP Order; (ii) after giving effect to any Borrowing, the aggregate amount of Loans shall not exceed the Lenders’ Commitments; and (iii) after giving effect to any Borrowing, the representations set forth in Section 5.9(b) shall be true and correct. (g) DIP Order. The DIP Order shall be in full force and effect, and such order shall not have been vacated, reversed, modified, amended or stayed in any manner except as agreed to by the Required Lenders. SECTION 7. AFFIRMATIVE COVENANTS. The Borrower hereby agrees that, from and after the Closing Date and thereafter until the Commitments have terminated and payment in full of the Loans and any other amount then due and owing to any Lender or the Administrative Agent hereunder, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of the Guarantors that are its Subsidiaries to: Financial Reporting Requirements. (a) As soon as available, but in any event not later than the fifth Business Day after the 105th day following the end of each fiscal year of the Borrower (or such longer period as may be permitted by the SEC for the filing of annual reports on Form 10-K) ending on or after December 31, 2020, deliver to the Administrative Agent (for distribution to each Lender) a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, changes in common stockholders’ equity and cash flows for such year, setting forth in each case, in comparative form the figures for and as of the end of the previous year (it being agreed that the furnishing of the Borrower’s or any Parent’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Borrower’s obligation under this Section 7.1(a) with respect to such year). (b) As soon as available, but in any event not later than the fifth Business Day after the 50th day following the end of each of the first three quarterly periods of each fiscal year of the Borrower (or such longer period as may be permitted by the SEC for the filing of quarterly reports on Form 10-Q), deliver to the Administrative Agent (for distribution to each Lender) a copy of the unaudited consolidated balance sheet of the Borrower and its

75 consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year (it being agreed that the furnishing of the Borrower’s or any Parent’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the Borrower’s obligations under this Section 7.1(b) with respect to such quarter). (c) All such financial statements delivered pursuant to Section 7.1(a), (b) or (e) shall fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries in conformity with GAAP and shall be prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date, subject to changes resulting from audit and normal year-end adjustments (in the case of quarterly and monthly financial statements) and subject to (x) any default under any Prepetition Indebtedness and (y) the impact of the commencement of the Chapter 11 Cases and the transactions contemplated thereby and any impairment or qualification that may be applicable as a result thereof. (d) On the tenth Business Day of each calendar month after the Closing Date, deliver to the Administrative Agent (for distribution to each Lender) (i) a rolling 13-week cash flow forecast (as amended, extended, varied, supplemented or otherwise modified from time to time, the “DIP Budget”) that shall set forth in reasonable detail all receipts and disbursements of the Borrower for the current week and the immediately following consecutive 12 weeks, set forth on a weekly basis; provided that the Borrower may, at its discretion, provide to the Administrative Agent (for distribution to each Lender), an updated DIP Budget for a 13-week period prior to the expiration of the period of the current DIP Budget; provided, further, that, upon the receipt by the Borrower of written acceptance by the Administrative Agent (acting at the direction of the Required Lenders) or the Required Lenders of any DIP Budget (such acceptance to be deemed provided if the Administrative Agent (acting at the direction of the Required Lenders) or the Required Lenders do not object to the DIP Budget within two Business Days of receipt), such DIP Budget shall replace the prior DIP Budget for all purposes hereunder and in the other Loan Documents but, in the event that any proposed budget is not approved by the Administrative Agent (acting at the direction of the Required Lenders) or the Required Lenders, the preceding approved DIP Budget will remain the DIP Budget and (ii) commencing on the Wednesday following the tenth Business Day after the Closing Date, and then on a bi-weekly basis thereafter, on the second Wednesday following each reporting period, (A) a reconciliation of actual receipts and disbursements, cash balance and loan balance against such figures set forth in the DIP Budget for such two week period ending prior to the reporting date, with written explanations of any material line-item that varies by more than 20% for such line-item, in each case, for such two week period (each such reconciliation, a “Variance Report”) and (B) a summary reconciliation (if any) of the actual use of proceeds of any Borrowings incurred prior to such date against the anticipated use of proceeds of such Borrowings set forth in any applicable notice of Borrowing so as to ensure compliance with Section 5.9(b).

76 (e) As soon as available, but in any event not later than the 45th day following the end of each fiscal month (other than March, June, September and December) of the Borrower, deliver to the Administrative Agent (for distribution to each Lender) a copy of the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of operations and cash flows of the Borrower and its consolidated Subsidiaries for such month and the portion of the fiscal year through the end of such month, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year, in a form customarily prepared by the Borrower, excluding, for the avoidance of doubt, any footnotes thereto. (f) Substantially concurrently with any delivery to other third-party recipients, deliver to the Administrative Agent (for distribution to each Lender) all reporting required under the Third Interim Adequate Protection Order including, without limitation: (i) the weekly reporting required by Sections 3(a) and 3(b) thereof; and (ii) the reporting requirements set forth in Exhibit A thereto (including, with respect to the “13-week Cash Flow Forecast” referenced therein, the forecasted percentages of fleet utilization for the current month and the following two months (as set forth on page 9 of the Adobe PDF file with the file name “Hertz - 13 Week CF - Summary and Assumptions - Aug 28 - 2020-09- 04 - CONFIDENTIAL.pdf” that was uploaded to the Intralinks Data Room as document number 24.27.8), it being understood that such forecasted percentages of fleet utilization shall be delivered to the Administrative Agent (for distribution to each Lender) even if they are not included in any particular “13-week Cash Flow Forecast” provided pursuant to the Third Interim Adequate Protection Order). (g) Commencing on the first Friday after the Closing Date and on a weekly basis thereafter, deliver to the Administrative Agent (for distribution to each Lender) a report in form substantively similar to the reports provided by the Borrower following the Petition Date on a weekly basis (generally on Fridays) and informally referred to by the Borrower and its professionals as the “Flash Revenue Report” (including the present-year, prior-year and year-on-year data on “on rent” vehicles for North America and Europe, as set forth on page 2 of the Adobe PDF file with the file name “Flash Revenue Report - 9.25.2020.pdf” that was uploaded to the Intralinks Data Room as document number 24.33.1). (h) As soon as practicable, but no later than one week after submission to Board of Directors of the Borrower (or any of its Subsidiaries or Affiliates), deliver to the Administrative Agent (for distribution to each Lender) a copy of all final reports prepared by The Boston Consulting Group, Inc. (i) Substantially concurrently with any delivery to other third-party recipients, deliver to the Administrative Agent (for distribution to each Lender) all reporting provided to the Creditors’ Committee and/or any standard financial reporting requirements to the lender(s) under any new financing or settlement to which the Borrower (or any Subsidiary or Affiliate thereof) is or will become a party, including, without limitation: (i) the ABS Settlement, (ii) the Postpetition Donlen ABS Facility, (iii) any HVF 2.5 ABS Facility,

77 (iv) any HVF 3 ABS Facility and (v) any other asset-backed securitization to which the Borrower (or any Subsidiary or Affiliate) is a party. (j) Substantially concurrently with any delivery to other third-party recipients, deliver to the Administrative Agent (for distribution to each Lender) any marketing materials (if any) and/or financial projections (if any) prepared in connection with the sale of any asset(s) of any Loan Party having a Fair Market Value greater than $50,000,000. (k) Within two weeks after the end of each calendar quarter, deliver to the Administrative Agent (for distribution to each Lender) a report setting forth, for the preceding calendar quarter and broken down by month, the information that is set forth in the fleet breakdown report that was uploaded to the Intralinks Data Room as document number 19.3.15, which information shall include, among other things, the number of cars in each status category (e.g., 0.0.0. Inactive, 1.1.1. On Rent, 1.2.1. Clear Idle), broken down by month. (l) Within two weeks after the end of each calendar quarter, deliver to the Administrative Agent (for distribution to each Lender) a report setting forth, for the preceding calendar quarter and broken down by month, the information that is set forth in the utilization report that was uploaded to the Intralinks Data Room as document number 19.9.10, which information shall include the average number of vehicles, the number of “available car days,” the number of “transaction days” and the percentage of utilization, broken down by month. Documents required to be delivered pursuant to Section 7.1 may, at the Borrower’s option, be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s (or Holdings’ or any other Parent Entity’s) website on the Internet at the website address listed on Schedule 7.2 (or such other website address as the Borrower may specify by written notice to the Administrative Agent from time to time), or (ii) on which such documents are posted on the Borrower’s (or Holdings’ or any other Parent Entity’s) behalf on an Internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material Taxes, except where (x) the amount or validity thereof is being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings, the Borrower or any Subsidiary, as the case may be, or (y) failure to do so would not reasonably be expected to have a Material Adverse Effect. Maintenance of Existence. Preserve, renew and keep in full force and effect its corporate or other organizational existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Loan Parties, taken as a whole (subject to the terms of this Agreement and any limitations imposed as a result of operation as debtors-in-possession under the Bankruptcy Code), except as otherwise permitted pursuant to Section 8.3, provided that any such Subsidiary Guarantor shall not be required

78 to preserve, renew, or keep in full force and effect its corporate or other organizational existence, and the Loan Parties shall not be required to maintain any such rights, privileges or franchises, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect or would otherwise be prevented as a result of the Chapter 11 Cases. Maintenance of Property; Insurance. Subject to entry of the Insurance Order by the Bankruptcy Court, keep all property useful and necessary in the business of the Loan Parties, taken as a whole, in good working order and condition, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; use commercially reasonable efforts to maintain with financially sound and reputable insurance companies (or any Captive Insurance Subsidiary) insurance on, or self-insure, all property material to the business of the Loan Parties, taken as a whole, in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, all as determined in good faith by the Borrower. Inspection of Property; Books and Records; Discussions. In the case of the Borrower, keep proper books of records in a manner to allow financial statements to be prepared in all material respects in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the material assets and business of the Borrower and its Subsidiaries, taken as a whole; and permit representatives of the Administrative Agent to, in consultation with the Borrower and its advisors, visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records (other than (a) all data and information used to calculate any “measurement month average” or (b) any “market value average” or any similar amount, however designated, under or in connection with any financing of Vehicles and/or other property or assets) and to discuss the business, operations, properties and financial and other condition of the Borrower and the other Loan Parties with officers of the Borrower and the other Loan Parties and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired; provided that representatives of the Borrower may be present during any such visits, discussions and inspections. Notwithstanding anything to the contrary in this Agreement, none of the Borrower or any other Loan Party will be required to disclose or permit the inspection or discussion of any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or the Lenders (or their respective representatives) is prohibited by Requirement of Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product. Notices. Promptly give notice to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver copies thereof): (a) as soon as possible after a Responsible Officer of the Borrower knows thereof, the occurrence of any Default or Event of Default; and

79 (b) as soon as possible after a Responsible Officer of the Borrower knows thereof, any litigation or proceeding affecting any Loan Party that would reasonably be expected to have a Material Adverse Effect. Each notice pursuant to Sections 7.6(a) and (b) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto. Further Assurances. In the event that any Domestic Subsidiary or Canadian Subsidiary of any Loan Party becomes a debtor in the Chapter 11 Cases after the Closing Date (other than HIL or any Special Purpose Entity), the Borrower or other applicable Loan Parties will promptly (and in no event later than 10 Business Days thereafter or such later date as the Administrative Agent (acting at the direction of the Required Lenders) may agree in its reasonable discretion) notify Administrative Agent of that fact, and (a) promptly thereafter (and in any event within 10 Business Days), seek an order of the Bankruptcy Court authorizing such Person to become a Subsidiary Guarantor, (b) within 30 days after upon the entry of such order (or such later date as the Administrative Agent (acting at the direction of the Required Lenders) may agree in its reasonable discretion), cause such Subsidiary to execute and deliver to the Administrative Agent counterparts of the Guarantee Agreement and, in the case of any Canadian Subsidiary, each applicable Security Document and, in the case of a Canadian Loan Party, to take all such further actions and execute all such further documents and instruments as required by each Security Document to secure the DIP Obligations for the benefit of the DIP Secured Parties (including all actions necessary to cause such DIP Lien to be duly perfected to the extent required by such Security Document, including the filing of PPSA financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Required Lenders). The Loan Parties shall promptly execute and deliver all further instruments, documents, financing statements, agreements and instruments (including, without limitation, certificates, declarations, affidavits and reports), and take all further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which the Required Lenders or the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the DIP Liens or the validity or priority of any such DIP Liens or to enable the Administrative Agent and the Lenders to exercise and enforce their rights and remedies with respect to the DIP Collateral, subject to the terms and conditions set forth in the DIP Order. The Loan Parties also agree to provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Required Lenders as to the perfection and priority of the DIP Liens created or intended to be created by the Security Documents. To the extent the DIP Order is effective to grant any such Lien without the need for any further action by the Administrative Agent, the Lenders or any Loan Party, including the filing of any financing statements or the recording of any mortgages, no additional Security Documents or filings shall be required.

80 Mandatory Payments. Upon receiving any proceeds with respect to a Mandatory Payment Event, the Borrower shall, within five Business Days thereafter, file with the Bankruptcy Court and provide notice of the Debtors’ proposed allocation of the Net Cash Proceeds therefrom, which distribution shall be in accordance with the requirements of clause (b) below (such notice, the “Mandatory Payments Notice”). If, within 10 days after the filing of the Mandatory Payments Notice (the “Mandatory Payments Objection Period”), a party in interest (with appropriate standing) objects to the proposed allocation of such Net Cash Proceeds (or any portion thereof): (1) the Borrower, the Lenders and the Lender Advisors shall, in good faith, attempt to resolve the dispute with the objector; and (2) if the dispute has not been resolved in accordance with the preceding clause (1) within 10 days after the objection is raised (or another mutually agreed upon period), the Borrower and the objector shall seek an order of the Bankruptcy Court resolving any unresolved issues. With respect to any portion (or all) of such Net Cash Proceeds as to which no party objects to the proposed allocation of such proceeds, the Borrower shall distribute such Net Cash Proceeds (or any undisputed portion thereof) as proposed in the Mandatory Payments Notice within five Business Days after the end of the Mandatory Payments Objection Period in accordance with clause (b) below. In connection with any Mandatory Payment Event, the Borrower shall within the time period set forth in clause (a) above pay: (i) the Prepetition First Lien Secured Debt with the Net Cash Proceeds therefrom, but only to the extent that the Prepetition First Lien Secured Debt is secured by the respective assets so sold; and (ii) the Loans with respect to any other Mandatory Payment Event with respect to assets constituting DIP Collateral that do not secure the Prepetition First Lien Secured Debt; provided, that if there are Commitments at the time of the Mandatory Payment Event, the Commitments shall be permanently reduced on a dollar-for-dollar basis by an amount equal to such Net Cash Proceeds that otherwise would have been applied to the Loans pursuant to this clause (ii) and the Borrower shall be entitled to retain that portion of such Net Cash Proceeds of such Mandatory Payment Event that were so applied to reduce the Commitments and the remaining amount of such Net Cash Proceeds shall be applied to pay the Loans as provided herein; provided, further, that if any asset-backed securitization facility issued by HVF II or HFLF is refinanced, the value attributed or available to the Capital Stock of HVF II, HVF LLC, HFLF, DNRS II LLC, Donlen Trust, Hertz Fleet Lease Funding Corp. and Donlen Fleet Lease Funding LLC after payment in full of all outstanding obligations (including obligations of the respective securitization issuer and the payment of any Casualty Superpriority Claims) may be reinvested in such refinancing facility, so long as such facility meets the requirements set forth herein, and the Lenders and the Prepetition Secured Parties (to the extent of their prepetition Lien (if any) on the Capital Stock of HVF II, HVF LLC, HFLF, DNRS II LLC, Donlen Trust, Hertz Fleet Lease Funding Corp. or Donlen Fleet Lease Funding LLC, as applicable) shall be granted a perfected security interest and lien on the Capital Stock of the issuer of such refinancing facility and any other securities issued by such issuer and retained by any Loan Party, to the extent and subject to any provisions of such facility, including Required Standstill Provisions (with such Liens having the priorities provided herein). All Net Cash Proceeds shall be retained by the Borrower in a segregated account (the “Net Cash Proceeds Account”) until distributed in accordance with clause (b) above. To the extent Prepetition First Lien Secured Debt is paid in full pursuant to a final, non-appealable

81 order of a court of competent jurisdiction, any amounts under this Section 7.8 that would otherwise be required to be applied to the Prepetition First Lien Secured Debt shall be used to repay the DIP Obligations (or to reduce and terminate Commitments as provided above). Any payment of the Loans pursuant to this Section 7.8 shall be applied on a pro rata basis based on the aggregate principal amount of the Loans outstanding at such time. Subject to the Loan Parties’ refinancing rights described in Section 7.8(b), each Loan Party shall use commercially reasonable efforts (subject to, among other things, applicable Law, contractual restrictions, restrictions in organizational documents, prohibitions and third-party arrangements and adverse tax considerations) to (directly or indirectly) cause each of its U.S. and Canadian special purpose vehicle financing Subsidiaries that is a Non-Loan Party Subsidiary to dividend or otherwise distribute or transfer any Net Cash Proceeds actually received by it with respect to a Mandatory Payment Event, if any, applicable to it, until such time as such dividend or other distribution is made to a Loan Party, and such Loan Party shall use such “Net Cash Proceeds” to make a mandatory payment as, and to the extent, required by the terms of this Section 7.8. Milestone. The Debtors shall file a Chapter 11 Plan with the Bankruptcy Court by no later than August 1, 2021. Lender Calls. Upon request of the Lender Advisors, the Borrower shall facilitate and hold calls with its executive management team, its advisors, the Lender Advisors and the Lenders who are not “public” Lenders at least monthly (at reasonable times to be agreed upon between the Borrower and the Lender Advisors), the topics of which shall include, among others, an update on European operations and any related restructuring transactions. Cash Management System. The Borrower shall maintain the Loan Parties’ cash management system consistent with the Cash Management Order, as it may be required to be modified by the DIP Order. The Borrower shall notify the Administrative Agent and the Lenders of the opening of any new bank accounts, as provided for in the Cash Management Order and the Third Interim Adequate Protection Order. Bankruptcy Related Matters. The Borrower will and will cause each of the other Loan Parties to: (a) cause the following, where proposed by the Debtors, to not be in violation of this Agreement: (i) orders related to the DIP Obligations, the Loan Documents and the Prepetition First Lien Loan Documents, any other financing or use of cash collateral, any non-ordinary-course sale or disposition of DIP Collateral, cash management and/or adequate protection; (ii) orders concerning the financial condition of the Borrower and the other Debtors or other Indebtedness of the Loan Parties, or seeking relief under Sections 363, 365, 1113 or 1114 of the Bankruptcy Code or Rule 9019 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”); and (iii) orders establishing procedures for administering the Chapter 11 Cases or approving significant transactions submitted to the Bankruptcy Court;

82 (b) comply with each order entered by the Bankruptcy Court in connection with the Chapter 11 Cases; (c) comply in a timely manner with their obligations and responsibilities as debtors-in-possession under the Bankruptcy Code, the Bankruptcy Rules and the DIP Order (subject to any applicable cure periods); (d) deliver, or cause to be delivered, to the Lender Advisors, no later than two Business Days before filing with the Bankruptcy Court, to the extent reasonably practicable, copies of draft filings relating to any Chapter 11 Plan, disclosure statement, plan exclusivity, assumption or rejection of material executory contracts and unexpired leases, key employee incentive or retention plan, and each such pleading motion; and (e) if not provided by the Bankruptcy Court’s electronic docket, promptly provide, or cause to be promptly provided to the Lender Advisors, copies of all final pleadings, motions, applications, orders, financial information and other documents filed by or on behalf of the Loan Parties with the Bankruptcy Court relating to the Chapter 11 Cases (subject to confidentiality obligations under applicable law). Use of Proceeds. The proceeds of the Loans will be used solely in accordance with Section 5.9 (subject, in any event, to Section 5.9(b)). Ratings. The Borrower shall use commercially reasonable efforts to obtain a rating (but with no particular rating) as promptly as practicable after the Closing Date for the DIP Facility from a nationally recognized statistical rating organization. Reporting on European Restructurings and HIL. The Borrower shall provide the Lender Advisors and the professionals for the Administrative Agent, as soon as practicable when available: (A)(1) the terms of the agreement in principle required to be reached by October 30, 2020 pursuant to the waivers executed in October 2020 with respect to the HHN Notes; and (2) any definitive documentation with respect to the restructuring referred to in the preceding clause (1); and (B) financial reporting with respect to HIL and the European operations of any Affiliate of the Loan Parties to the extent, and substantially at the same time, such financial reporting is delivered to the holders of the HHN Notes or any of their advisors. SECTION 8. NEGATIVE COVENANTS. The Borrower hereby agrees that, from and after the Closing Date and thereafter until the Commitments have terminated and payment in full of the Loans and any other amount then due and owing to any Lender or the Administrative Agent hereunder: Limitation on Indebtedness. The Loan Parties will not Incur any Indebtedness. Notwithstanding the foregoing, the Borrower and the other Loan Parties may Incur the following Indebtedness: (i) [reserved];

83 (ii) (A) Guarantees by the Borrower or any other Loan Party of Indebtedness or any other obligation or liability of the Borrower, another Loan Party or any Subsidiary (other than any Special Purpose Financing and any Indebtedness Incurred by a Loan Party in violation of this Section 8.1(a)), or (B) without limiting Section 8.2, Indebtedness of any Loan Party arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Borrower or any Subsidiary (other than any Indebtedness Incurred by a Loan Party in violation of this Section 8.1); (iii) Indebtedness; provided that (1) the maturity date of any such Indebtedness shall not be earlier than the Maturity Date, (2) such Indebtedness shall not have any scheduled amortization, redemption or similar payment prior to the Maturity Date and (3) any such Indebtedness that is secured by DIP Collateral shall be junior in right of lien priority to the Liens securing the Indebtedness hereunder pursuant to a written agreement; (iv) Indebtedness Incurred pursuant to the Loan Documents; (v) Indebtedness (A) of any Loan Party to another Loan Party, (B) of any Loan Party to any Subsidiary or Affiliate of a Loan Party incurred prior to the Petition Date, (C) of any Loan Party to any Subsidiary or Affiliate of a Loan Party incurred after the Petition Date provided that such post-petition Indebtedness is subordinated to the DIP Obligations pursuant to subordination provisions reasonably acceptable to the Required Lenders and (D) of any Loan Party to any Subsidiary or Affiliate of a Loan Party if otherwise a Permitted Investment or otherwise permitted in the Cash Management Order; (vi) (A) any Prepetition Indebtedness and (B) any Refinancing Indebtedness with respect to any Prepetition Indebtedness consisting of the type described in clause (xi)(A) below; (vii) (x) Prepetition Letters of Credit and (y) Postpetition Letters of Credit issued pursuant to Incremental L/C Facilities; (viii) (A) Capitalized Lease Obligations in an aggregate principal amount at any time outstanding not exceeding $50,000,000 plus any Capitalized Lease Obligations incurred as a result of a sale/leaseback transaction permitted by clause (xii) of the definition of “Asset Disposition” and (B) Purchase Money Obligations, and in each case any Refinancing Indebtedness with respect thereto; (ix) Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of the Borrower or any other Loan Party; (x) Indebtedness of the Borrower or any other Loan Party (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar

84 obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person; (xi) Indebtedness of the Borrower or any other Loan Party in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, and in each case any Refinancing Indebtedness with respect thereto, (C) Hedging Obligations, entered into for bona fide hedging purposes, (E) the financing of insurance premiums in the ordinary course of business, (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Borrower or any other Loan Party maintains an overdraft, cash pooling or other similar facility or arrangement, or (H) Bank Products Obligations; and (xii) Indebtedness of the Borrower or any other Loan Party in an aggregate principal amount at any time outstanding not exceeding $25,000,000. For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 8.1, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this Section 8.1) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 8.1(a) above, the Borrower, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of the clauses of such Section 8.1(a) above (including in part under one such clause and in part under another such clause), as applicable; and (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP. For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit or deferred draw Indebtedness, provided that (x) the Dollar equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable Dollar-denominated

85 restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing. Limitation on Liens. The Loan Parties shall not directly or indirectly, create or permit to exist any Lien on any DIP Collateral, whether now owned or hereafter acquired, securing any Indebtedness, except for the following Liens: (a) Liens for (x) taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Borrower and its Subsidiaries taken as a whole, or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of HGH, Holdings, the Borrower or a Subsidiary thereof, as the case may be, in accordance with GAAP and (y) Taxes the payment of which is prohibited, stayed or excused by the Bankruptcy Code or the Bankruptcy Court; (b) Liens with respect to outstanding motor vehicle fines and carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business; (c) pledges, deposits or Liens in connection with workers’ compensation, professional liability, unemployment insurance and other social security and other similar legislation or other insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements); (d) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business, and, in each case, any Refinancing Indebtedness in respect thereof; (e) easements (including reciprocal easement agreements), rights-of- way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the

86 ordinary conduct of the business of the Borrower and the other Loan Parties, taken as a whole; (f) Liens existing on, or provided for under written arrangements existing on, the Closing Date (including, for the avoidance of doubt, Liens securing Prepetition Indebtedness) and any Refinancing Indebtedness in respect thereof to the extent permitted by Section 8.1(a)(xi)(A)); provided that such Lien does not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien and (2) proceeds and products thereof; (g) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Borrower or any other Loan Party has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property; (h) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations entered into for bona fide hedging purposes, Bank Products Obligations, Purchase Money Obligations or Capitalized Lease Obligations; (i) Liens arising out of judgments, decrees, orders or awards in respect of which (x) the Borrower or another Loan Party shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired or (y) are otherwise stayed as a result of the Chapter 11 Cases; (j) leases, subleases, licenses or sublicenses to or from third parties; (k) Liens on cash collateral (x) in respect of obligations previously supported by a Prepetition Letter of Credit, which cash collateral consists of amounts that have been drawn under such Prepetition Letter of Credit by the beneficiary thereof, and (y) subject to the provisions of Section 8.1(a)(vii)(y), in respect of Postpetition Letters of Credit permitted hereunder; (l) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of: (1) Indebtedness Incurred under this Agreement and the other Loan Documents, (2) Indebtedness of the Borrower or any other Loan Party (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds in the ordinary course of business, or (B) consisting of guarantees, indemnities, obligations

87 in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person, and (3) any other Indebtedness permitted hereunder, provided that any such Liens on DIP Collateral securing Indebtedness pursuant to this clause (3) are junior in priority to the Liens securing the Indebtedness hereunder; in each case under the foregoing clauses (1) through (3), including Liens securing any Guarantee of any thereof; (m) Liens existing on property or assets of a Person at, or provided for under written arrangements existing at, the time such Person becomes a Subsidiary of the Borrower (or at the time the Borrower or another Loan Party acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Borrower or any other Loan Party); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; (n) Adequate Protection Liens; (o) Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (4) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (5) in favor of the Borrower or any Subsidiary (other than Liens on property or assets of the Borrower or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (6) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (7) on inventory or goods and proceeds securing the obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (8) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (9) attaching to commodity trading or other brokerage accounts incurred in the ordinary

88 course of business, (10) arising in connection with repurchase agreements on assets that are the subject of such repurchase agreements, or (11) in favor of any Special Purpose Entity in connection with any Financing Disposition; (p) Liens on or under, or arising out of or relating to, any Vehicle Rental Concession Rights; (q) Permitted Priority Liens; and (r) DIP Adequate Protection Liens. For purposes of determining compliance with this Section 8.2, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens described in clauses (a) through (r) of this Section 8.2 but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this Section 8.2, (iii) the principal amount of Indebtedness secured by a Lien outstanding under any category of Permitted Liens shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness, (iv) any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness shall also be permitted to secure any increase in the amount of such Indebtedness in connection with the accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, (v) if any Indebtedness or other obligation is secured by any Lien outstanding under any category of Permitted Liens measured by reference to a Dollar- denominated restriction, the Dollar equivalent principal amount of such Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit or deferred draw Indebtedness, provided that (x) the Dollar equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date and (y) if such Indebtedness is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced, plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing, and (vi) the principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

89 Limitation on Fundamental Changes. (a) No Loan Party will consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, except (v) in connection with a sale of assets or equity pursuant to Section 363 of the Bankruptcy Code, or in connection with a Chapter 11 Plan approved by the Bankruptcy Court, (w) in connection with Investments permitted under Section 8.5, (x) a Loan Party may merge or consolidate into another Loan Party; provided that if the Borrower is party to such merger or consolidation, the Borrower will be the surviving entity, (y) a Subsidiary that is not a Loan Party may merge or consolidate into a Loan Party, so long as a Loan Party will be the surviving entity and (z) a Loan Party (other than the Borrower) may merge or consolidate into a Subsidiary in connection with an Investment permitted under clause (ii) of the definition of Permitted Investments. For the avoidance of doubt, the Borrower may, directly or indirectly, create a newly formed Subsidiary for bona fide tax (or similar) planning activities and may merge or consolidate any such Subsidiary into the Borrower (so long as the Borrower is the surviving entity) or into another Loan Party, so long as a Loan Party will be the surviving entity. Section 8.3(a) will not apply to any transaction in which a Loan Party consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing such Loan Party in another jurisdiction or changing its legal structure to a corporation or other entity; provided, that no such reincorporation or reorganization shall adversely impact the Lenders or (y) a Loan Party so long as all assets of the Loan Party immediately prior to such transaction (other than Capital Stock) are owned by a Loan Party immediately after the consummation thereof. Limitation on Sale of Assets. (a) Subject to the provisions of Section 7.8, the Loan Parties will not make any Asset Disposition outside the ordinary course of business unless: (a) (i) the Borrower or other applicable Loan Party receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the DIP Collateral subject to such Asset Disposition, and (ii) [reserved], and (iii) the Bankruptcy Court has approved such Asset Disposition. For the avoidance of doubt, subject to Bankruptcy Court approval, nothing herein shall restrict the Loan Parties from rejecting (i) operating, tax or finance leases, (ii) maintenance or services agreements or purchase arrangements, or (iii) leases of real property or any other executory contracts. Upon any sale or other disposition of the DIP Collateral permitted by this Agreement (other than any sale or other disposition to another Loan Party), the Lien pursuant to this Agreement (and any other applicable Loan Document) and the DIP Order on such DIP Collateral shall be automatically released; provided that the DIP Obligations shall continue to be secured by the proceeds of such sold or disposed DIP Collateral with the same priority provided hereunder on such DIP Collateral immediately prior to such sale or other disposition. Subject to

90 Sections 10.1 and 10.4, upon (i) any such permitted sale or other disposition of the DIP Collateral and/or (ii) the sale or other disposition of the Capital Stock of any Loan Party (other than to any other Loan Party) permitted under this Agreement such that it is no longer a Subsidiary of the Borrower, the Administrative Agent shall, upon receipt from the Borrower of a written request of the release of such Loan Party from its Guarantee under the Guarantee Agreement or the release of the DIP Collateral subject to such sale or other disposition, identifying such Loan Party or the relevant DIP Collateral, together with a written certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents, deliver to the Borrower or the other relevant Loan Party any DIP Collateral of such relevant Loan Party held by the Administrative Agent, or the DIP Collateral subject to such sale or other disposition and, at the cost and expense of such Loan Party, execute, acknowledge and deliver to such Loan Party such releases, instruments or other documents (including UCC termination statements), and do or cause to be done all other acts, as the Borrower or such other Loan Party shall reasonably request (x) to evidence or effect the release of such Loan Party from its Guarantee (if any) and of the Liens created hereby and the DIP Order (if any) on such Loan Party’s DIP Collateral or (y) to evidence the release of the DIP Collateral subject to such sale or other disposition. Limitation on Restricted Payments. (a) The Loan Parties shall not directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock except (x) dividends or distributions payable solely in its Capital Stock and (y) dividends or distributions payable to the Borrower or any other Loan Party (and, in the case of any Subsidiary Guarantor making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Borrower held by Persons other than the Borrower or another Loan Party (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) (x) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any principal of Subordinated Obligations (other than (x) Subordinated Obligations owed to another Loan Party, (y) Subordinated Obligations owed to a Subsidiary in the ordinary course of business and consistent with customary practices, in accordance with the Cash Management Order and the Third Interim Adequate Protection Order and (y) a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement) or (z) purchase, repurchase, redeem, defease or otherwise acquire or retire for value any principal of Prepetition Indebtedness without the approval of the Bankruptcy Court, or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”). The provisions of Section 8.5(a) will not prohibit any of the following (each, a “Permitted Payment”): (i) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for,

91 or out of the proceeds of the issuance or sale of, Capital Stock of the Borrower or any Parent Entity (other than Capital Stock issued or sold to a Subsidiary) or a capital contribution to the Borrower; (ii) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations or Prepetition Indebtedness made by exchange for, or out of the proceeds of the Incurrence of, Indebtedness of the Borrower or any Subsidiary or Refinancing Indebtedness Incurred in compliance with Section 8.1, but only if the Borrower shall have made prior to or concurrently therewith payment in full of all of the Loans; (iii) Non-Loan Party Transactions (i) in the ordinary course of business and consistent with customary practices, in accordance with the Cash Management Order and the Third Interim Adequate Protection Order, (ii) in the form of Investments in Subsidiaries, the Capital Stock of which has been pledged as DIP Collateral, for the purpose of purchasing Vehicles in the U.S. and Canada used in the operations of any Loan Party or (iii) or as otherwise provided herein (“Permitted Non-Loan Party Transactions”), provided, that, (A) the aggregate amount of the European Funding Transactions, after giving effect to any return on capital received by any Loan Party, such European Funding Transactions at any time outstanding shall not exceed the European Transaction Cap and (B) other than in respect of clause (ii) above, the applicable Loan Party shall take all commercially reasonable actions to secure repayment of the obligations under such Non-Loan Party Transaction as may be permitted under applicable Law (and not in violation of, or pursuant to any exception in, any existing contractual arrangements, including any indenture pursuant to which the HHN Notes were issued), including, without limitation, by virtue of a direct or indirect stock pledge, a purchase money security interest or other security interest, or a Non-Loan Party Transaction recipient’s third- party financing, unless the Borrower determines in the exercise of its reasonable business judgment that (a) the cost of taking the foregoing actions is excessive in relation to the practical benefits to be obtained by the Debtors’ estates therefrom or (b) taking the foregoing actions is not in the best interests of the Debtors’ estates (taken individually or as a whole); or (iv) loans, advances, dividends or distributions to any Parent or other payments by a Loan Party to pay or permit any Parent to pay any Parent Expenses or any Related Taxes. The Borrower, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the provisions of this Section 8.5 (or, in the case of any Investment, the clauses of Permitted Investments) and in part under one or more other such provisions. Limitation on Transactions with Affiliates. (a) The Loan Parties will not enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower that is not a Loan Party (an “Affiliate Transaction”) involving aggregate consideration in excess of

92 $50,000,000 unless (i) the terms of such Affiliate Transaction are not materially less favorable to such Loan Party than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $50,000,000, the terms of such Affiliate Transaction have been approved by a majority of the Board of Directors or an order of the Bankruptcy Court. For purposes of this Section 8.6, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Section 8.6 if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction. The provisions of Section 8.6(a) will not apply to: (i) any Restricted Payment Transaction, (ii) (1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former employee, officer or director or consultant of or to the Borrower, any Subsidiary or any Parent heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans or any issuance, grant or award of stock, options, other equity-related interests or other securities, to any such employees, officers, directors or consultants in the ordinary course of business, (3) the payment of reasonable fees to directors of the Borrower or any of its Subsidiaries or any Parent (as determined in good faith by the Borrower, such Subsidiary or such Parent, in each case) or (4) any transaction with an officer or director of the Borrower or any of its Subsidiaries or any Parent in the ordinary course of business (x) not involving more than $1,000,000 in any one case or (y) approved by a majority of the Board of Directors, (iii) (x) to the extent constituting a Permitted Non-Loan Party Transaction and, in the case of European Funding Transactions, subject to the European Transaction Cap, any transaction between or among any of the Borrower, one or more Subsidiaries or one or more Special Purpose Entities and (y) transactions between or among the Loan Parties, (iv) any transaction arising out of agreements or instruments in existence on the Closing Date, and any payments made pursuant thereto, (v) any transaction in the ordinary course of business on terms that are fair to the Borrower and the other Loan Parties party thereto as determined in good faith by the Borrower, or are not materially less favorable to the Borrower or the relevant Loan Party than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Borrower, (vi) any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Borrower or any Loan Party and any Subsidiary or

93 other Affiliate of the Borrower controlled by the Borrower that is a joint venture or similar entity, (vii) [reserved], (viii) any issuance or sale of Capital Stock of the Borrower or any Parent or capital contribution to the Borrower or any Subsidiary to the extent not otherwise prohibit herein, and (ix) any transactions permitted by, or required to be conducted in further of, this Agreement. Restrictive Agreements. The Loan Parties shall not enter into with any Person any agreement that restricts the ability of the Borrower or any other Loan Party to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of obligations and liabilities under this Agreement or any other Loan Documents upon any of its property, assets or revenues constituting DIP Collateral as and to the extent contemplated by this Agreement and the other Loan Documents, whether now owned or hereafter acquired, other than: (a) this Agreement, the other Loan Documents and any related documents and the Prepetition Debt Documents; (b) any agreement governing or relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity; (c) [reserved]; (d) any agreement governing or relating to Indebtedness and/or other obligations and liabilities secured by a Lien permitted by Section 8.2 (in which case any restriction shall only be effective against the assets subject to such Lien, except as may be otherwise permitted under this Section 8.7); (e) any agreement for the direct or indirect disposition of Capital Stock of any Person, property or assets, imposing restrictions with respect to such Person, Capital Stock, property or assets pending the closing of such disposition; (f) (i) any agreement that restricts in a customary manner (as determined in good faith by the Borrower) the assignment or transfer thereof, or the subletting, assignment or transfer of any property or asset subject thereto, (ii) any other restriction by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Loan Party not otherwise prohibited by this Agreement, (iii) any reciprocal easement agreements containing customary provisions (as determined in good faith by the Borrower) restricting dispositions of real property interests, (iv) agreements with customers or suppliers entered into in the ordinary course of business that impose restrictions with respect to cash or other deposits, net worth or inventory, (v) customary provisions (as determined in good faith by the Borrower) contained in agreements and instruments entered into in the ordinary course of business

94 (including leases and licenses) or in joint venture and other similar agreements or in shareholder, partnership, limited liability company and other similar agreements in respect of non-wholly owned Subsidiaries, (vi) restrictions that arise or are agreed to in the ordinary course of business and do not detract from the value of property or assets of the Borrower or any other Loan Party in any manner material to the Borrower or such other Loan Party, (vii) Hedging Obligations, (viii) any agreement or restriction in connection with or relating to any Vehicle Rental Concession Right or (ix) Bank Products Obligations; (g) restrictions by reason of any applicable Law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Borrower or any of its Subsidiaries or any of their businesses, including any such law, rule, regulation, order or requirement applicable in connection with such Subsidiary’s status (or the status of any Subsidiary of such Subsidiary) as a Captive Insurance Subsidiary; and (h) any agreement evidencing any replacement, renewal, extension or refinancing of any of the foregoing (or of any agreement described in this clause (h)). It is understood that a limitation on the amount of Indebtedness or other obligations or liabilities that may be incurred, outstanding, guaranteed or secured under this Agreement or any other Loan Document (in excess of the amount thereof that may be incurred, outstanding, guaranteed and secured under this Agreement or any other Loan Document as in effect on the Closing Date) does not constitute a limitation that is restricted by this Section 8.7. Minimum Liquidity. Commencing with the last day of the first full calendar month ending after the Closing Date, and on the last day of each calendar month thereafter, the Loan Parties shall not permit Liquidity to be less than $275,000,000. Use of Proceeds. Notwithstanding anything to the contrary set forth in this Agreement or any of the other Loan Documents, the Borrower shall not use proceeds of any Loans to: (i) make any direct or indirect transfers to Non-Loan Parties, other than as permitted by the Cash Management Order, the Third Interim Adequate Protection Order or as otherwise provided herein and, with respect to European Funding Transactions, subject to the European Transaction Cap; (ii) collateralize any unsecured obligation of, or guaranteed by, any Loan Party that was unsecured as of the Petition Date; (iii) repay or prepay any Prepetition Indebtedness; or (iv) make any Restricted Payments other than as permitted by Section 8.5(b)(iii) or 8.5(b)(iv).

95 In addition to the limitations set forth in clause (a) above, the Borrower shall not use the proceeds of Loans to directly or indirectly fund any capital contributions or operating expenses for the European operations of any Affiliate of the Loan Parties (the “European Funding Transactions”), in an aggregate amount at any time, after giving effect to any return on capital received by any Loan Party, in excess of the European Transaction Cap. For the avoidance of doubt, the Borrower shall not use the proceeds of Loans in a manner that would violate the representation set forth in Section 5.9(b). EuroNotes/ABS Settlements. The Loan Parties shall not, and shall not permit any Subsidiary to, (i) enter into any agreement with respect to the HHN Notes or (ii) enter into any future settlement relating to HVF II, in each case, that would result in a Euro/ABS Material Adverse Effect. Asset-Backed Securitization Facilities. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, the Loan Parties shall not, and shall not permit any Affiliate to, enter into any HVF 2.5 ABS Facility, any HVF 3 ABS Facility, the Postpetition Donlen ABS Facility or any other asset-backed securitization facility: (i) that may have an expected final payment date that is earlier than the Maturity Date (for purposes of determining compliance hereunder, such expected final payment date shall be determined by including any extensions exercisable by the issuer (even if any extension is subject to lender credit approval)); or (ii) in the case of any HVF 2.5 ABS Facility, unless it is structured with a combined base advance rate of up to 83%, unless otherwise reasonably approved by the Required Lenders. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, at any time that the Class RR Notes and the HFLF Series Specific Limited Partnership Interests remain unpaid, no Loan Party shall permit any of HVF LLC, HVF II, Donlen, HFLF, DNRS II LLC, Donlen Trust, Hertz Fleet Lease Funding Corp. or Donlen Fleet Lease Funding LLC to issue any Capital Stock, notes or other securities, without (1) obtaining the prior written consent of the Required Lenders, or (2) simultaneously repaying all interest, the principal amount or notional amount, as applicable, in full from the proceeds of such issuance: (A) in the case of an issuance by HVF LLC or HVF II, the Class RR Notes issued by HVF II, (B) in the case of an issuance by Donlen, HFLF, or Hertz Fleet Lease Funding Corp., (i) the Class RR Notes issued by HFLF and (ii) the HFLF Series Specific Limited Partnership Interests, the proceeds of the repayment of which shall be received by a Loan Party, (C) in the case of an issuance by Donlen Fleet Lease Funding LLC that refinances the Series 2020-1 Notes, the Class RR Notes issued by Donlen Fleet Lease Funding LLC, and (D) in the case of any issuance of securities collateralized by the collateral supporting a series of notes issued by HFLF, (i) the Class RR Notes for such series (if any) and (ii) the HFLF Series Specific Limited Partnership Interests of such series, the proceeds of the repayment of which shall be received by a Loan Party.

96 Challenges to Claims and Liens. No Loan Party shall bring, or file any pleading in support of, a lawsuit or other challenge to the claims or liens of the Prepetition Secured Parties, except to the extent (a) such lawsuit or challenge is necessary or appropriate for the Loan Parties to confirm a Chapter 11 Plan that is not supported by the requisite Prepetition First Lien Secured Parties under Section 1126(c) of the Bankruptcy Code; provided that the Loan Parties shall not be obligated to object to, or otherwise contest or oppose, any other party seeking to bring any such lawsuit or challenge or (b) the claims of the Prepetition First Lien Secured Parties have been unconditionally repaid in full pursuant to a court order that is acceptable to the Prepetition First Lien Secured Parties. SECTION 9. EVENTS OF DEFAULT. If any of the following events shall occur and be continuing: (a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof (whether at the Maturity Date, by mandatory payment or otherwise); or the Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made (or, to the extent qualified by materiality, shall be incorrect in any respect when made or deemed made) and the circumstances giving rise to such misrepresentation, if capable of alteration, are not altered so as to make such representation or warranty correct in all material respects (or, to the extent qualified by materiality, correct in all respects) by the date falling 10 Business Days after the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; (c) any Loan Party shall default in the observance or performance of any agreement contained in Section 7.9 or Section 8 of this Agreement; or (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 9), and such default shall continue unremedied for (i) in the case of a default of any agreement contained in clauses (e) through (l) of Section 7.1, a period of five consecutive Business Days and (ii) in the case of any other agreement contained in this Agreement or any other Loan Document, a period of 10 consecutive Business Days after the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or (e) Holdings, the Borrower or any of the other Loan Parties shall: (i) default in any payment of principal of or interest on any Indebtedness (excluding any Pre-Petition Indebtedness and the Loans and any other Indebtedness under this Agreement) in excess of $100,000,000 beyond the period of grace (not to exceed 30 days), if any, provided in the

97 instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness referred to in clause (i) above (excluding any Prepetition Indebtedness, the Loans and any other Indebtedness under this Agreement) contained in any instrument or agreement evidencing, securing or relating thereto (other than the failure to provide notice of a default or an event of default under such instrument or agreement or default in the observance of or compliance with any financial maintenance covenant), the effect of which default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity (an “Acceleration”), and (x) such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given and (y) such default shall not have been remedied or waived by or on behalf of such holder or holders; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder; provided, further, that no Event of Default shall result under this clause (e) with respect to any Indebtedness that is subject to a stay issued by the Bankruptcy Court in the Chapter 11 Cases, whether or not such Chapter 11 Cases are recognized by a foreign jurisdiction; or (f) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii)(A) any failure to satisfy minimum funding standards (as defined in Section 302 or 303 of ERISA or Section 412 or 430 of the Code), whether or not waived, shall exist with respect to any Plan or (B) any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, (v) either of the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the insolvency of (within the meaning of Section 4245 of ERISA), a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Single Employer Plan or Multiemployer Plan; and in each case in clauses (i) through (vi) of this clause (f), such event or condition, either individually or together with all other such events or conditions, if any, would be reasonably expected to result in a Material Adverse Effect; or (g) entry of a final, non-appealable judgment by a court or courts of competent jurisdiction with respect to liabilities arising after the Petition Date aggregating in excess of $100,000,000 (determined net of amounts covered by insurance policies or by third-party indemnities or a combination thereof), shall be entered against any Loan Party, and the Loan Parties pay in cash an amount in excess of $50,000,000 on account of such liabilities; or

98 (h) actual or asserted in writing (by any Loan Party or any Affiliate thereof) invalidity or impairment of any Loan Document (including the failure of any DIP Lien to remain perfected and superior to and prior to the rights of all third persons (except as provided herein) or any guarantee or agreement ceasing to be in full force and effect, in each case, other than in accordance with its terms); or (i) an order is entered dismissing any of the Chapter 11 Cases; or (j) the filing by any Loan Party or any Affiliate thereof of a motion or other pleading seeking entry of an order dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code; or (k) a trustee, responsible officer or examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code) under Section 1104 of the Bankruptcy Code (other than a fee examiner) is appointed in the Chapter 11 Cases of any Loan Party or any Affiliate thereof, any Loan Party or any Affiliate thereof applies for, consents to or acquiesces in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the Required Lenders in their sole discretion; or (l) the entry of an order staying, reversing, vacating or otherwise modifying the DIP Order, in a manner adverse in any material respect to the Administrative Agent or the Lenders, or the filing by any Loan Party or any Affiliate thereof of an application, motion or other pleading seeking entry of such an order; or (m) the entry of an order in any of the Chapter 11 Cases denying or terminating the use of cash collateral by the Loan Parties without the consent of the Administrative Agent (at the direction of the Required Lenders); provided that the Lenders cannot cause such an Event of Default by refusing to consent to the continued use of cash collateral on terms and conditions the same as, or more beneficial to, the Prepetition Secured Parties compared to those set forth in the Third Interim Adequate Protection Order (and subject to the ability to contribute the assets (including Vehicles) or Capital Stock of HVF LLC or HFLF to any HVF 2.5 ABS Facility or any HVF 3 ABS Facility or any other asset-backed securitization permitted hereunder); or (n) the entry of a final non-appealable order in the Chapter 11 Cases: (i) charging any of the DIP Collateral under Section 506(c) of the Bankruptcy Code against the Lenders; (ii) avoiding, limiting, modifying, subordinating or recharacterizing any of the DIP Obligations or requiring disgorgement by the Lenders of any amounts received in respect of the obligations under the DIP Facility; or (iii) resulting in the marshaling of any DIP Collateral, or the commencement of other actions by any Loan Party or any Affiliate thereof that challenge the rights and remedies of the Administrative Agent or the Lenders under the DIP Facility in any of the Chapter 11 Cases; or (o) without the consent of the Administrative Agent or the Required Lenders, the entry of an order in any of the Chapter 11 Cases seeking authority to obtain financing under Section 364 of the Bankruptcy Code (other than the DIP Facility or financing that is

99 junior, in all respects including claim and lien priority, to the DIP Facility and to the Prepetition First Lien Secured Debt ), unless such financing would repay in full in cash all obligations under the DIP Facility upon consummation thereof; or (p) the filing of, or taking any action to support, any pleading by any Loan Party or any Affiliate thereof seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (o) above; (q) an order of the Bankruptcy Court granting, other than in respect of the DIP Facility and the Carve-Out, or as otherwise permitted under the applicable Loan Documents: (i) a priority of any lien against any Loan Party or any Affiliate thereof that is equal to or senior to the priority of the liens of the Administrative Agent and the Lenders; or (ii) any claim entitled to superpriority administrative expense claim status in the Chapter 11 Cases pursuant to Section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Administrative Agent and the Lenders, or the filing by any Loan Party or any Affiliate thereof of a motion or application seeking entry of such an order; or (r) unless consented to or waived by the Required Lenders, any Loan Party shall commence, join in, assist, otherwise participate as an adverse party in or consent to a third party's standing to settle, any suit or other proceeding against the Administrative Agent or any of the Lenders regarding the DIP Facility, including the validity, extent, perfection or priority of any liens granted under or obligations arising under the DIP Order, unless such suit or other proceeding is in connection with the enforcement of the Loan Documents against the Administrative Agent and the Lenders; or (s) any Loan Party consents to a third party’s standing to settle any lawsuit or challenge to the claims or liens of the Prepetition Secured Parties; or (t) any Loan Party seeks approval of an order approving a sale of all or substantially all of the Loan Parties' assets (taken as a whole) under Section 363 of the Bankruptcy Code that does not provide for payment in full of the DIP Facility; it being understood and agreed that a Mandatory Payment Event will not trigger this clause (t); or (u) any cessation of all or any material part of business operations of the Loan Parties (taken as a whole) in the U.S. and Canada without the consent of the Lenders or the Loan Parties (taken as a whole) are enjoined, restrained or in any way prevented by the order of any court or Governmental Authority from conducting all or any material part of their business, in each case, that would reasonably be expected to have a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their payment obligations under any Loan Document, other than as a result of the impact of the COVID- 19 pandemic on the business, financial condition or results of operations of the Loan Parties. Upon the occurrence and continuation of an Event of Default, the Administrative Agent may, at the written direction of the Required Lenders, deliver a written notice to the Debtors’ lead restructuring counsel, the U.S. Trustee and counsel to the Creditors’ Committee (the “Termination Notice,” the date on which the Termination Notice is given, the “Termination Notice

100 Date,” and such period commencing on the Termination Notice Date and ending five Business Days later, the “Termination Notice Period”), and the automatic stay under Section 362(a) of the Bankruptcy Code shall be deemed lifted to permit the Administrative Agent, at the written direction of the Required Lenders, to deliver such Termination Notice; provided, that if a hearing to consider relief in connection with delivery of the Termination Notice (as may be held on an expedited basis) (a “Remedies Hearing”) is requested to be heard within such five-Business-Day period but is scheduled for a later date by the Bankruptcy Court, the Termination Notice Period shall be automatically extended to the date of such hearing. During the Termination Notice Period and prior to the Termination Date, the Loan Parties, the Committee and/or any other party in interest shall be entitled to seek a Remedies Hearing, and the Loan Parties may continue to use the proceeds of the Loans (and any other cash on hand or on deposit in any deposit account or other bank account of a Loan Party) to (i) fund the Carve-Out Reserves as provided in the DIP Order and (ii) to pay for payroll or other expenditures which are necessary to maintain the Loan Parties’ operations or preserve the value of the DIP Collateral. At any Remedies Hearing, each Loan Party hereby waives, and shall not be entitled to assert (including, without limitation, under Section 105 of the Bankruptcy Code), the right to challenge or dispute the effectiveness of any provision of the DIP Order, to the extent such relief would impair or restrict the rights and remedies of the Administrative Agent as set forth in the DIP Order or in any of the Loan Documents. Upon the expiration of the Termination Notice Period, without further notice or order of the Bankruptcy Court, but subject to and in accordance with the terms of the Loan Documents and any order of the Bankruptcy Court, the automatic stay under Section 362(a) of the Bankruptcy Code shall be deemed lifted to permit the Administrative Agent, at the written direction of the Required Lenders: (i) to terminate the DIP Facility and the Commitments thereunder, including all Commitments of the Lenders to provide any extensions of credit in connection with the Loan Documents, upon which the Loan Parties’ ability to incur additional DIP Obligations will automatically terminate and the DIP Secured Parties will have no obligation to provide any Loans or make any other financial accommodations; (ii) to declare all DIP Obligations to be immediately due and payable; (iii) to charge interest at the default rate under the Loan Documents; and (iv) acting at the written direction of the Required Lenders, exercise any rights and remedies against the DIP Collateral under the DIP Order, the Loan Documents and applicable non-bankruptcy law (and the Administrative Agent and the Lenders may exercise such other rights available to them under the Loan Documents or the Financing Order, as applicable) (including, for the avoidance of doubt, to credit bid all or some of the Loans pursuant to Section 363(k) of the Bankruptcy Code); provided, that the Administrative Agent (at the written direction of the Required Lenders) may notify (in writing or otherwise) the Borrower of the occurrence and continuation of an Event of Default in a manner other than a Termination Notice if so indicated thereby. SECTION 10. THE AGENT. Appointment. (a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or

101 responsibilities, except those expressly set forth herein and in each other Loan Document, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. The Administrative Agent may perform any of its duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates. Notwithstanding the foregoing, the Administrative Agent agrees to act as the U.S. federal withholding Tax agent in respect of all amounts payable by it under the Loan Documents. (b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders against any and all liability and expense which may be incurred by it with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. Notwithstanding anything herein to the contrary, in each instance where discretionary rights or powers conferred upon the Administrative Agent may be exercised or refrained from being exercised, the Administrative Agent shall have the absolute right, in its sole discretion, to consult with, or seek the affirmative or negative vote from, the Required Lenders or, if otherwise applicable, the Lenders, and it may do so pursuant to a negative notice or otherwise. Delegation of Duties. In performing its functions and duties under this Agreement and the other Loan Documents, the Administrative Agent shall act solely as agent for the Lenders, and the Administrative Agent does not assume any (and shall not be deemed to have assumed any) obligation or relationship of agency or trust with or for Holdings or any of its Subsidiaries. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care. Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by such Person under or in connection with this Agreement or any other

102 Loan Document (except for the gross negligence or willful misconduct of such Person or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (b) responsible in any manner to any of the Lenders for (i) any recitals, statements, representations or warranties made by Holdings, the Borrower or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, (ii) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the DIP Collateral or this Agreement or any other Loan Document, (iii) for any failure of Holdings, the Borrower or any other Loan Party to perform its obligations hereunder or under any other Loan Document, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, (v) the satisfaction of any of the conditions precedent set forth in Section 6, or (vi) the existence or possible existence of any Default or Event of Default. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Holdings, the Borrower or any other Loan Party. Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or given to the Administrative Agent for the account of or with copies for the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Holdings, the Borrower or any other Loan Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates. Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message or other electronic transmission, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower or Holdings), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified as between itself and the Lenders in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or the Required Commitment Parties, as applicable, and/or such other requisite percentage of the Lenders as is required pursuant to Section 11.1(a) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or the Required Commitment Parties, as applicable, and/or such other requisite percentage of the Lenders as is required pursuant to Section 11.1(a), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the

103 Administrative Agent has received notice from a Lender or either of the Borrower or Holdings referring to this Agreement and describing such Default or Event of Default. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action reasonably promptly with respect to such Default or Event of Default as shall be directed by the Required Lenders or the Required Commitment Parties, as applicable, and/or such other requisite percentage of the Lenders as is required pursuant to Section 11.1(a); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders. Acknowledgements and Representations by Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent and each of the Loan Parties that, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Holdings, the Borrower and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Each Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender acknowledges and agrees to comply with the provisions of Section 11.6 applicable to the Lenders hereunder. Indemnification. The Lenders agree to indemnify the Administrative Agent (or any Affiliate thereof) (to the extent not reimbursed by the Borrower or any other Loan Party and without limiting the obligation of the Borrower or any other Loan Party to do so), ratably according to their respective Applicable Percentages in effect on the date on which indemnification is sought under this Section 10.7 (or, if indemnification is sought after the date upon which the Loans shall have been paid in full and all Commitments have been terminated, ratably in accordance with their respective Applicable Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent

104 (or any Affiliate thereof) in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent (or any Affiliate thereof) under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent arising from (a) the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision or (b) claims made or legal proceedings commenced against the Administrative Agent by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this Section 10.7 shall survive the payment of the Loans and all other amounts payable hereunder. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action. The agreements in this Section 10.7 shall survive the payment of all DIP Obligations. The Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, any other Loan Party, or any of their respective Subsidiaries or other Affiliates as though the Administrative Agent was not the Administrative Agent hereunder and under the other Loan Documents. With respect to Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though they were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity. Successor Agent. (a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower and, notwithstanding anything to the contrary contained herein, the Required Lenders may remove the Administrative Agent with or without cause upon 30 days’ prior written notice to the Administrative Agent and the Borrower, in each case whether or not a successor Administrative Agent has been appointed. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent shall be reasonably satisfactory to the Borrower. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case (whether a resignation or a removal), such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring or removed Administrative Agent.

105 Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations under this Agreement and the other Loan Documents. Prior to any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the retiring or removed Administrative Agent shall, in the event that a successor Administrative Agent is being appointed at the time of such resignation or removal, take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents; provided that if a successor Administrative Agent is not appointed within the time period described above, then, in each case, such resignation or removal shall nonetheless become effective in accordance with the notice of resignation or removal, as the case may be, and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly (and each Lender will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders appoint a successor Administrative Agent, as provided above in this Section 10.9(a). (b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment (x) within 30 days after the retiring Administrative Agent gives notice of its intent to resign or (y) within 20 days after the removed Administrative Agent receives notice of its removal, as applicable, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower or the Required Lenders may give notice of the effectiveness of the removal of the Administrative Agent to the Administrative Agent and the Borrower, as applicable, whereupon, on the date of effectiveness of such resignation or removal stated in such notice, (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the DIP Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the DIP Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Loan Document, and, in the case of any DIP Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case solely until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 4.11 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the effectiveness of such resignation or retirement); provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation or removal from its capacity as such, the provisions of this Article and Section 11.5, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the

106 benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above. Chapter 11 Cases; Bankruptcy. Nothing contained herein shall be deemed to (x) require the Administrative Agent to file or prove any claim in the Chapter 11 Cases, or (y) authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. The Lenders hereby irrevocably authorize the Administrative Agent, based upon the instruction of the Required Lenders, to credit bid all or any portion of the DIP Obligations (including by accepting some or all of the DIP Collateral in satisfaction of some or all of the DIP Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase all or any portion of the DIP Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, (b) or at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9- 610 or 9-620 of the UCC, or (c) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid or purchase, (i) the DIP Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with DIP Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase) and (ii) the Administrative Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith the Administrative Agent may reduce the DIP Obligations owed to the Lenders (ratably based upon the proportion of their DIP Obligations credit bid in relation to the aggregate amount of DIP Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above or as otherwise provided for in this Agreement, the Administrative Agent will not execute and deliver a release of any DIP Lien on any DIP Collateral without the prior written authorization of (y) if the release is of all or substantially all of the DIP Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by the Administrative Agent or the Borrower at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release any such DIP Liens on particular types or items of DIP Collateral pursuant to this Section 10; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, the Administrative Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in the Administrative Agent’s reasonable opinion, could expose the Administrative

107 Agent to liability or create any obligation or entail any consequence other than the release of such DIP Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the DIP Obligations or any DIP Liens (other than those expressly released) upon (or obligations of the Borrower in respect of) any and all interests retained by the Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the DIP Collateral to the extent applicable. Notwithstanding the foregoing, nothing herein shall require any Loan Party to conduct any sale or other disposition or shall permit any DIP Secured Party to commence a sale, foreclosure, or other disposition, directly or indirectly, in each case, subject to the provisions of Section 9. Application of Proceeds. Subject to the DIP Order, the Lenders and the Administrative Agent agree, as among such parties, as follows: after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of amounts then due and outstanding under any of the Loan Documents shall, except as otherwise expressly provided herein, be distributed and applied in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below): (1) first, to pay all reasonable fees and out-of-pocket costs and expenses (including attorneys’ fees to the extent provided herein) due and owing to the Administrative Agent under the Loan Documents, including in connection with enforcing the rights of the Administrative Agent and the Lenders under the Loan Documents (including all expenses of sale or other realization of or in respect of the DIP Collateral and any sums advanced to the Administrative Agent or to preserve its security interest in the DIP Collateral); (2) second, to pay (on a ratable basis) all reasonable fees and out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing to each of the Lenders under the Loan Documents, including in connection with enforcing such Lender’s rights under the Loan Documents; (3) third, to pay (on a ratable basis) accrued and unpaid interest on Loans then outstanding; (4) fourth, to pay (on a ratable basis) accrued and unpaid commitment fees on the Commitments pursuant to Section 4.5(b), (5) fifth, to pay (on a ratable basis) principal of Loans then outstanding; (6) sixth, to pay (on a ratable basis) all other outstanding amounts due and payable to the Administrative Agent and the Lenders; and (7) seventh, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus. To the extent any amounts available for distribution pursuant to clause “fifth” are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the Persons entitled to payment of such obligations based on the relative amounts of such obligations. Notwithstanding the foregoing, Excluded Obligations (as defined in the Guarantee Agreement) with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets. SECTION 11. MISCELLANEOUS. Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the

108 respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that amendments pursuant to Section 11.1(d) may be effected without the consent of the Required Lenders to the extent provided therein; provided, further, that no waiver and no amendment, supplement or modification shall: (i) reduce or forgive the amount or extend the scheduled date of maturity of any Loan or reduce the stated rate of any interest or fee payable hereunder (other than as a result of any waiver of the applicability of any post- default increase in interest rates or fee) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment or change the currency in which any Loan is payable, in each case without the consent of each Lender directly and adversely affected thereby, subject to Section 11.1(d) (it being understood that (x) waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitment of all Lenders shall not constitute an increase of the Commitment of any Lender, and (y) an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender); (ii) amend, modify or waive any provision of this Section 11.1(a) or reduce the percentage specified in the definition of “Required Lenders”, “Required Commitment Parties” or consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to Section 8.3 or 11.6(a)), in each case without the written consent of all the Lenders; (iii) release all or substantially all of the value of the Guarantee of the DIP Obligations pursuant to the Guarantee Agreement, or all or substantially all of the DIP Collateral, in each case without the consent of all of the Lenders, except as expressly permitted hereby or by the DIP Order; or (iv) amend, modify or waive any provision of Section 10 without the written consent of the Administrative Agent. Any waiver and any amendment, supplement or modification pursuant to this Section 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, each of the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

109 Notwithstanding any provision herein to the contrary, (x) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents, except to the extent the consent of such Lender would be required under clause (i) in the further proviso to the second sentence of Section 11.1(a) and (y) no Disqualified Institution shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents. Notwithstanding any provision herein to the contrary, this Agreement and the other Loan Documents may be amended in accordance with Section 2.6 to incorporate the terms of any Incremental L/C Facilities with only the written consent of the Borrower, the Lenders providing such Incremental L/C Facilities and the Administrative Agent, which amendment may, without the consent of any other Lenders, effect such amendments to this Agreement or the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of Section 2.6; provided that if such amendment includes a commitment of a bank or other financial institution that is not at such time a Lender or an affiliate of a Lender, the inclusion of such bank or other financial institution as an Additional Incremental L/C Lender shall be subject to the consent of the Required Lenders (not to be unreasonably withheld or delayed) at the time of such amendment. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendment as may be necessary in order to establish Incremental L/C Facilities pursuant to Section 2.6 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such Incremental L/C Facilities, in each case on terms consistent with Section 2.6. [Reserved]. If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by Section 11.1(a), the consent of each Lender or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”), then the Borrower may, on notice to the Administrative Agent and the Non-Consenting Lender, (A) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrower owing to the Non- Consenting Lender relating to the Loans and Commitments so assigned shall be paid in full by the assignee Lender (or, at its option, by the Borrower) to such Non-Consenting Lender concurrently with such Assignment and Acceptance or (B) prepay the Loans and, if applicable, terminate the Commitment of such Non-Consenting Lender, in whole or in part, subject to Section 4.12, without premium or penalty. In connection with any such replacement under this Section 11.1(f), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly

110 completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Non-Consenting Lender relating to the Loans and Commitments so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender. Notices. All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice or electronic mail, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrower, the Administrative Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans: The Borrower: The Hertz Corporation 8501 Williams Road Estero, Florida 33928 Attention: Treasurer Facsimile: (866) 444-2755 Telephone: (201) 307-2607 with copies to: The Hertz Corporation 8501 Williams Road Estero, Florida 33928 Attention: General Counsel Facsimile: (866) 888-3765 Telephone: (239) 301-7600 with copies to (that will not constitute notice): White & Case LLP 1221 Avenue of the Americas New York, New York 10020 Attention: Andrew Zatz; David Turetsky azatz@whitecase.com david.turetsky@whitecase.com The Administrative Agent: For notices (other than requests for Loans):

111 Barclays Bank PLC Bank Debt Management Group 745 Seventh Avenue New York, NY 10019 Attention: Robert Walsh Telephone: (212) 526-6047 Email: robert.xa.walsh@barclays.com For funding requests, conversions, interest accruals, etc.: Barclays Bank PLC Wholesale Lending Operations 400 Jefferson Park Whippany, NJ 07981 Attention: Bobby Fitzpatrick Telephone: (212) 499-5043 Email: bobby.fitzpatrick@barclays.com; with copy to xraUSLoanOps5@barclayscapital.com provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 4.2, 4.4 or 4.8 shall not be effective until received. Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent in good faith to be from a Responsible Officer. Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic means (i.e., a “pdf” or “tiff”). The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on each Loan Party, the Administrative Agent and each Lender. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronic document or signature. Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites); provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that the approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes (with the Borrower’s consent), (i) notices and other communications sent to an e-mail address shall be deemed received

112 upon the sender’s receipt of a written acknowledgement from the intended recipient (such as by “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder. Payment of Expenses. Subject to the DIP Order, but regardless of whether the Closing Date occurs, the Loan Parties shall promptly pay (or cause to be paid): (i) all reasonable, documented and invoiced out-of-pocket expenses of the Administrative Agent and the Lenders (but limited, in the case of legal and consultant or other advisors’ fees and expenses, to the reasonable and actual disbursements and other charges of (a) Arnold & Porter, (b) Troutman Pepper, (c) Houlihan (including its out-of-pocket expenses, its Monthly Fees and its Deferred Fee), (d) one firm of local counsel in each appropriate jurisdiction, (e) reasonable and actual fees and expenses of one additional consultant, solely to the extent unpaid pursuant to the Commitment Letter, and which shall in no event be in an aggregate amount greater than the difference between (x) $100,000 and (y) any amounts paid pursuant to the Commitment Letter, (f) one primary outside counsel of the Administrative Agent, (g) one local counsel of the Administrative Agent and (h) reasonable and actual fees and expenses of advisors to the Additional Commitment Party (as defined in the Commitment Letter) incurred on or before the Closing Date), in each case (except as otherwise explicitly specified in clause (h) above), whether accrued on, prior to or after the Closing Date, in connection with the Chapter 11 Cases, including, but not limited to: (a) the preparation, negotiation and execution of the Loan Documents; (b) the syndication and funding of the Loans; (c) the creation, perfection or protection of the DIP Liens (including all search, filing and recording fees); (d) the ongoing administration of the Loan Documents (including the preparation, negotiation and execution of any amendments, consents, waivers, assignments, restatements or supplements thereto); (e) the enforcement of the Loan Documents; (f) any refinancing or restructuring of the DIP Facility in the nature of a “work-out”; and (g) any legal proceeding relating to or arising out of the DIP Facility or the other transactions contemplated by the Loan Documents; and (ii) all fees of the Administrative Agent charged (and agreed to by the Borrower in the Fee Letter) in connection with the DIP Facility, the Commitment Re-allocation and the “seasoning” of the DIP Facility and the other services they provide in connection with the DIP Facility. All of the fees and expenses set forth in the preceding clauses (i) and (ii) that have accrued on or prior to the Closing Date shall be paid by the Borrower

113 on such date (and may be netted out of Loans incurred on such date). For the avoidance of doubt, this clause shall not apply to expenses incurred in connection with any legal proceedings not relating to or arising out of the Commitment Letter, this Agreement, or any other actions brought against the Lenders in their capacities solely as holders of Prepetition First Lien Secured Debt. Any amounts payable pursuant to this paragraph following the Closing Date shall be paid by the Borrower within thirty days of receipt of an invoice relating thereto, setting forth such expenses in reasonable detail. The Loan Parties agree to indemnify, hold harmless and defend the Administrative Agent, the Lenders, the Joint Bookrunner, their respective Affiliates and their respective directors, officers, managers, members, employees, attorneys (including Arnold & Porter), advisors (including Houlihan Lokey Capital, Inc. (“Houlihan”)), consultants, agents and other representatives, in each case in their capacity as such (each, an “Indemnitee”), from and against any and all losses, claims, damages, expenses and liabilities, joint or several, to which any such Indemnitee may become subject arising out of or in connection with this Agreement, the DIP Facility (including any ancillary documents and security arrangements in connection therewith) and documentation thereof, the use of the proceeds thereof or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any Indemnitee is a party thereto, and regardless of whether or not such Proceedings are brought by the Borrower, its equity holders, Affiliates, creditors or any other person and to reimburse each such Indemnitee by no later than 30 days after a written request for any reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any Proceeding (but limited, in the case of legal fees and expenses in all cases in respect of the foregoing, to (i) one firm of counsel in all cases in respect of the foregoing for all Indemnitees (other than the Administrative Agent) taken as a whole and, if necessary, one firm of specialist counsel and one firm of local counsel in each appropriate jurisdiction (which may be a single firm for multiple jurisdictions) for all Indemnitees (other than the Administrative Agent) taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee(s) affected by such conflict informs the Borrower of such conflict and retains their own counsel, of another firm of counsel for all such affected Indemnitee(s) taken as a whole) and (ii) one firm of counsel for the Administrative Agent and, if necessary, one firm of specialist counsel and one firm of local counsel in each appropriate jurisdiction); provided that the foregoing indemnity will not, as to any Indemnitee, apply to losses, claims, damages, liabilities or related expenses (1) to the extent they are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the willful misconduct, bad faith or gross negligence of such Indemnitee or any of its Related Parties (as defined below) or (y) a material breach of the obligations of such Indemnitee or any of its Related Parties under this Agreement, the other Loan Documents or the DIP Facility, (2) arising out of, or in connection with, any Proceeding that does not involve an act or omission by the Borrower or any of the Borrower’s Subsidiaries and that is brought by an Indemnitee against any other Indemnitee other than any Proceeding against any Indemnitee in its capacity or in fulfilling its role as the Administrative Agent or similar role under the DIP Facility, or (3) arising out of any action brought against any Indemnitee in its capacity as a holder of Prepetition First Lien Secured Debt. Each Lender shall have liability only to the Borrower (as opposed to any other person) and that each Lender shall be liable solely in respect of its own Commitment on a several, and not joint, basis with any other Lender. For purposes hereof, a “Related Party” of an Indemnitee means such Indemnitee’s controlled Affiliates, directors, employees, officers, controlling persons, advisors or other representatives.

114 Notwithstanding the foregoing, the Loan Parties also agree to indemnify Houlihan and the HL (as defined in the Houlihan Engagement Letter (as such indemnity is in effect on the date of the Commitment Letter)) pursuant to the terms of the Houlihan Engagement Letter. To the fullest extent permitted by applicable law, no party hereto shall assert, and each hereby waives, any claim against HGH and its Related Parties or against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of the Commitment Letter, the other Loan Documents or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, or any Loan or the use of the proceeds thereof. No Indemnitee or the Borrower and its Affiliates shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Commitment Letter, the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Statements reflecting amounts payable by the Loan Parties pursuant to this Section 11.5 shall be submitted to the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. This Section 11.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder. Successors and Assigns; Participations and Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than in accordance with Section 8.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with 4.13(d), 4.14(c), 11.1(d) or this Section 11.6. (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign (other than to a Disqualified Institution (so long as the Borrower has made the list of Disqualified Institutions available to the Administrative Agent, who may make it available to all Lenders) or any natural person) to one or more assignees (each, an “Assignee”), without the consent of the Borrower, all or a portion of its rights and obligations under this Agreement (with an assignment by a Lender of its outstanding Loans to include a proportionate amount of its outstanding Commitment, pursuant to an Assignment and Acceptance, substantially in the form of Exhibit B) with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an affiliate of a Lender or an Approved Fund;

115 (ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments and Loans under the DIP Facility, the amount of the Commitments and Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless the Borrower and the Administrative Agent otherwise consent, provided that such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any; (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments; and (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire. For the purposes of this Section 11.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Institution (so long as the Borrower has made the list of Disqualified Institutions available to the Administrative Agent, who may make it available to all Lenders). (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) Sections 4.10, 4.11, 4.12, 4.13 and 11.5, and bound by its continuing obligations under Section 11.16). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with Section 4.13(d), 4.14(c), or 11.1(d) or this Section 11.6 shall, to the extent it would comply with Section 11.6(c) be treated for purposes of this Agreement as a sale by such Lender

116 of a participation in such rights and obligations in accordance with paragraph (c) of this Section 11.6. (iv) The Borrower hereby designates the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrower’s agent, solely for purposes of this Section 11.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (but, in the case of a Lender, only in respect of its own interest in the Loans and Commitments), at any reasonable time and from time to time upon reasonable prior notice. (v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender (unless such assignment is made in accordance with Section 4.13(d), 4.14(c) or 11.1(d), in which case the effectiveness of such Assignment and Acceptance shall not require execution by the assigning Lender) and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 11.6 and any written consent to such assignment required by paragraph (b) of this Section 11.6, the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Borrower. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Notwithstanding the foregoing, no Assignee, which as of the date of any assignment to it pursuant to this Section 11.6(b) would be entitled to receive any greater payment under Section 4.10, 4.11 or 11.5 than the assigning Lender would have been entitled to receive as of such date under such sections with respect to the rights assigned, shall be entitled to receive such greater payments unless the Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment. Notwithstanding the foregoing, any Commitment Party may assign its Commitment to one or more Other Prepetition Secured Parties pursuant to the Commitment Re-allocation, in each case, without the consent of the Borrower or the Administrative Agent. Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Borrower or the Administrative Agent, sell participations (other than to any Disqualified Institution (so long as the Borrower has made the list of Disqualified Institutions available to the Administrative Agent, who may make it available to all Lenders or a natural person) to one or more banks or other entities (a

117 “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan and Commitment for all purposes under this Agreement and the other Loan Documents and (D) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that, to the extent of such participation such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 11.1(a) and (2) directly and adversely affects such Participant. Subject to paragraph (d) of this Section 11.6, the Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Sections 4.10, 4.11, 4.12, 4.13 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender provided that such Participant shall be subject to Section 11.7(a) as though it were a Lender. Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Institution (so long as the Borrower has made the list of Disqualified Institutions available to the Administrative Agent, who may make it available to all Lenders). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the DIP Facility or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any DIP Facility or its other obligations under any Loan Document) except to the extent that such disclosure is necessary (x) to establish that such DIP Facility or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or (y) for the Borrower to enforce its rights hereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. No Loan Party shall be obligated to make any greater payment under Section 4.10, 4.11 or 11.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Borrower and the Borrower expressly waives the benefit of this provision at the time of such participation. Any Participant shall not be entitled to the benefits of Section 4.11 unless such Participant complies with Section 4.11(b) or (c), as applicable, and provides the forms and certificates referenced therein to the Lender that granted such participation.

118 Any Lender, without the consent of the Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 11.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto. No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Borrower if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan under the laws of any jurisdiction, and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law. Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from the Borrower pursuant to this Section 11.6(g) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this Section 11.6(g), in the event that the indemnifying Lender fails timely to compensate the Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void. Notwithstanding the foregoing provisions of this Section 11.6, nothing in this Section 11.6 is intended to or should be construed to limit the Borrower’s right to prepay the Loans as provided hereunder, including under Section 4.4. The Administrative Agent (in its capacity as such) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent (in its capacity as such) shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or

119 Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution. Adjustments; Set-off; Calculations; Computations. If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise (except pursuant to Sections 4.9, 4.10, 4.11, 4.12, 4.13(d), 4.14, 11.1(f) or 11.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under Section 9(a) to set-off as appropriate and apply against any amount then due and payable under Section 9(a) by the Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. Judgment. (a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 11.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 11.8 being hereinafter in this Section 11.8 referred to as the “Judgment Conversion Date”). If, in the case of any proceeding in the court of any jurisdiction referred to in Section 11.8(a), there is a change in the rate of exchange prevailing between the Judgment

120 Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this Section 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents. The term “rate of exchange” in this Section 11.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower and the Administrative Agent. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Integration. This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents. In the event of any conflict between the express terms and provisions of this Agreement, on the one hand, and of the Commitment Letter, on the other hand, the terms and provisions of this Agreement shall control. Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE. Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

121 (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the Bankruptcy Court; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same; (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Section 11.2 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto; (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 11.13 any consequential or punitive damages. Acknowledgements. Each party hereto hereby acknowledges that: (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents; (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Borrower and the Lenders; and (d) neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lenders or the Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL

122 ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. Confidentiality. (a) The Administrative Agent and each Lender agrees to keep confidential any information (a) provided to it by or on behalf of Holdings, the Borrower or any of its Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by the Administrative Agent or any Lender based on a review of the books and records of Holdings, the Borrower or any of its Subsidiaries; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (i) to the Administrative Agent or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations that agrees to comply with the provisions of this Section 11.16 pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), which Person has been approved by the Borrower (such approval not be unreasonably withheld), in respect to any electronic information (whether posted or otherwise distributed on Intralinks or any other electronic distribution system)) for the benefit of the Borrower (it being understood that the Administrative Agent or each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its affiliates and the employees, officers, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that the Administrative Agent or each relevant Lender shall inform each such Person of the agreement under this Section 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this Agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Section 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over the Administrative Agent or a Lender or its respective affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that the Administrative Agent or such Lender shall, unless prohibited by any Requirement of Law, notify the Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder or under any other Loan Document, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over the Administrative Agent or Lender or its respective affiliates (to the extent applicable), (viii) in connection with any litigation to which the Administrative Agent or any Lender may be a party, subject to the proviso in clause (iv) above, and (ix) if, prior to such information having been so provided or obtained, such information was already in the Administrative Agent’s or a Lender’s possession on a non- confidential basis without a duty of confidentiality to Holdings or the Borrower (or any of their respective Affiliates) being violated. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Section 11.16 shall survive with respect to the Administrative Agent and each Lender until the second anniversary of the Administrative Agent or Lender ceasing to be the Administrative Agent or a Lender, respectively. Each Lender acknowledges that any such information referred to in Section 11.16(a), and any information (including requests for waivers and amendments) furnished by the Borrower or the Administrative Agent pursuant to or in connection with this Agreement and the

123 other Loan Documents, may include material non-public information concerning the Borrower, the other Loan Parties and their respective Affiliates or their respective securities. Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law. USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Loan Party, which information includes the name of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act, and the Borrower agrees to provide such information (including any information with respect to any Guarantor) from time to time to any Lender. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to

124 such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitment and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender. In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto. * * *

125 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written. [SIGNATURE PAGES TO BE PROVIDED SEPARATELY]

126 THE HERTZ CORPORATION /s/ M David Galainena Name: M. David Galainena Title: Executive Vice President, General Counsel and Secretary

127 BARCLAYS BANK PLC, as the Administrative Agent /s/ Sean Duggan Name: Sean Duggan Title: Vice President

128 BARCLAYS BANK PLC, as a Lender /s/ Sean Duggan Name: Sean Duggan Title: Vice President

129 KING STREET ACQUISITION COMPANY, L.L.C., as a Lender By: King Street Capital Management, L.P. Its Manager /s/ Howard Baum Name: Howard Baum Title: Authorized Signatory

130 COBALT PARTNERS, LP, as a Lender By: Cobalt Management, LLC Its General Partner /s/Wayne Cooperman Name: Wayne Cooperman Title: Managing Member

131 CAPITAL VENTURES INTERNATIONAL, as a Lender By: Susquehanna Advisors Group, Inc., its authorized agent /s/ Ted Bryce Name: Ted Bryce Title: Vice President

132 XYQ CAYMAN LTD., as a Lender /s/ John N. Spinney, Jr. Title: Authorized Signatory

133 CONTRARIAN CAPITAL FUND I, L.P., as a Lender By: Contrarian Capital Management, L.L.C., as Investment Manager /s/ Jon R. Bauer Name: Jon R. Bauer Title: Managing Member

134 CONTRARIAN CENTRE STREET PARTNERSHIP, L.P. as a Lender By: Contrarian Capital Management, L.L.C., as Investment Manager /s/Jon R. Bauer Name: Jon R. Bauer Title: Managing Member

135 CONTRARIAN CAPITAL FUND I, L.P., as a Lender By: Contrarian Capital Management, L.L.C., as Investment Manager /s/Jon R. Bauer Name: Jon R. Bauer Title: Managing Member

136 CONTRARIAN CENTRE STREET PARTNERSHIP, L.P. as a Lender By: Contrarian Capital Management, L.L.C., as Investment Manager /s/Jon R. Bauer Name: Jon R. Bauer Title: Managing Member

137 CONTRARIAN CAPITAL SENIOR SECURED, L.P. as a Lender By: Contrarian Capital Management, L.L.C., as Investment Manager /s/Jon R. Bauer Name: Jon R. Bauer Title: Managing Member

138 CONTRARIAN CAPITAL TRADE CLAIMS, L.P., as a Lender By: Contrarian Capital Management, L.L.C., as Investment Manager /s/Jon R. Bauer Name: Jon R. Bauer Title: Managing Member

139 CONTRARIAN ADVANTAGE-B, L.P, as a Lender By: Contrarian Capital Management, L.L.C., as Investment Manager /s/Jon R. Bauer Name: Jon R. Bauer Title: Managing Member

140 CETUS CAPITAL VI, L.P., as a Lender /s/ Robert E. Davis Robert E Davis Managing Director

141 LITTLEJOHN OPPORTUNITIES MASTER FUND LP, as a Lender /s/ Robert E Davis Robert E Davis Managing Director

142 OFM II, L.P., as a Lender /s/ Robert E Davis Robert E Davis Managing Director

143 MORGAN STANLEY SENIOR FUNDING, INC., as a Lender /s/ Brian McGowan Name: Brian McGowan Title: Authorized Signatory

144 DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH (solely with respect to the Distressed Products Group), as a Lender /s/ Hoi Yeun Chin Name: Hoi Yeun Chin Title: Assistant Vice President /s/ Howard Lee Name: Howard Lee Title: Assistant Vice President

145 SPCP GROUP, LLC, as a Lender /s/ Jesse Dorigo Name: Jesse Dorigo Title: Authorized Signatory

146 SPCP ACCESS HOLDINGS, LLC as a Lender /s/ Jesse Dorigo Name: Jesse Dorigo Title: Authorized Signatory

147 SPCP INSTITUTIONAL GROUP, LLC, as a Lender /s/ Jesse Dorigo Name: Jesse Dorigo Title: Authorized Signatory

148 DIAMETER MASTER FUND LP, as a Lender /s/ Shailini Rao Name: Shailini Rao Title: General Counsel

149 DIAMETER DISLOCATION MASTER FUND LP as a Lender /s/ Shailini Rao Name: Shailini Rao Title: General Counsel

150 CROSS OCEAN USSS FUND I (A) LP, as a Lender By: Cross Ocean Partners Management LP, its investment manager /s/ Matthew Rymer Name: Matthew Rymer Title: General Counsel

151 CROSS OCEAN GLOBAL SIF (A) L.P., as a Lender By: Cross Ocean Partners Management LP, its sub-adviser /s/ Matthew Rymer Name: Matthew Rymer Title: General Counsel

152 CROSS OCEAN GSS MASTER FUND LP as a Lender By: Cross Ocean Partners Management LP, its investment manager /s/ Matthew Rymer Name: Matthew Rymer Title: General Counsel

153 CROSS OCEAN GCD MASTER FUND I (A) LP as a Lender By: Cross Ocean Partners Management LP, its investment manager /s/ Matthew Rymer Name: Matthew Rymer Title: General Counsel

154 TACONIC MASTER FUND 1.5 L.P., as a Lender By: Taconic Capital Advisors L.P., its investment manager /s/ Peyton McNutt Name: Peyton McNutt Title: Deputy General Counsel

155 TACONIC OPPORTUNITY MASTER FUND L.P. as a Lender By: Taconic Capital Advisors L.P., its investment manager /s/ Peyton McNutt Name: Peyton McNutt Title: Deputy General Counsel

156 TACONIC MARKET DISLOCATION MASTER FUND III (CAYMAN), L.P., as a Lender By: Taconic Capital Advisors L.P., its investment manager /s/ Peyton McNutt Name: Peyton McNutt Title: Deputy General Counsel

157 BAYCITY ALTERNATIVE INVESTMENT FUNDS SICAV-SIF - BAYCITY US SENIOR LOAN FUND, as a Lender By: Symphony Asset Management LLC, as Investment Adviser /s/ Judith MacDonald Name: Judith MacDonald Title: General Counsel

158 NUVEEN FLOATING RATE INCOME FUND, as a Lender /s/Judith MacDonald Name: Judith MacDonald Title: Authorized Signatory

159 MENARD, INC., as a Lender By: Symphony Asset Management LLC, as Investment Adviser /s/ Judith MacDonald Name: Judith MacDonald Title: General Counsel

160 MUNICIPAL EMPLOYEES’ ANNUITY AND BENEFIT FUND OF CHICAGO as a Lender By: Symphony Asset Management LLC, as Investment Adviser /s/ Judith MacDonald Name: Judith MacDonald Title: General Counsel

161 NUVEEN SYMPHONY FLOATING RATE INCOME FUND, as a Lender /s/ Judith MacDonald Name: Judith MacDonald Title: Authorized Signatory

162 NUVEEN SHORT DURATION CREDIT OPPORTUNITIES FUND as a Lender /s/ Judith MacDonald Name: Judith MacDonald Title: Authorized Signatory

163 NUVEEN FLOATING RATE INCOME OPPOERUNITY FUND as a Lender /s/ Judith MacDonald Name: Judith MacDonald Title: Authorized Signatory

164 PENSIONDANMARK PENSIONSFORSIKRINGSAKTIESELSKAB as a Lender By: Symphony Asset Management LLC, as Investment Adviser /s/ Judith MacDonald Name: Judith MacDonald Title: General Counsel

165 PRINCIPAL FUNDS, INC. – DIVERSIFIED REAL ASSET FUND as a Lender By: Symphony Asset Management LLC, as Investment Adviser /s/ Judith MacDonald Name: Judith MacDonald Title: General Counsel

166 PRINCIPAL DIVERSIFIED REAL ASSET CIT as a Lender By: Symphony Asset Management LLC, as Investment Adviser /s/ Judith MacDonald Name: Judith MacDonald Title: General Counsel

167 NUVEEN SENIOR INCOME FUND as a Lender /s/ Judith MacDonald Name: Judith MacDonald Title: Authorized Signatory

168 SYMPHONY FLOATING RATE SENIOR LOAN FUND as a Lender By: Symphony Asset Management LLC, as Investment Adviser /s/ Judith MacDonald Name: Judith MacDonald Title: General Counsel

169 BAYCITY LONG-SHORT CREDIT MASTER FUND LTD. as a Lender By: Symphony Asset Management LLC, as Investment Adviser /s/ Judith MacDonald Name: Judith MacDonald Title: General Counsel

170 NUVEEN SENIOR LOAN FUND, L.P. as a Lender By: Symphony Asset Management LLC, as General Partner /s/ Judith MacDonald Name: Judith MacDonald Title: General Counsel

171 APOLLO CREDIT STRATEGIES MASTER FUND LTD., as a Lender By: Apollo ST Fund Management LLC, its investment manager /s/ Joseph D. Glatt Name: Joseph D. Glatt Title: Vice President

172 APOLLO TACTICAL VALUE SPN INVESTMENTS, L.P., as a Lender By: Apollo Tactical Value SPN Management, its investment manager /s/ Joseph D. Glatt Name: Joseph D. Glatt Title: Vice President

173 APOLLO CENTRE STREET PARTNERSHIP, L.P., as a Lender By: Apollo Centre Street Management, LLC, its investment manager /s/ Joseph D. Glatt Name: Joseph D. Glatt Title: Vice President

174 APOLLO OASIS PARTNERS (FC), LLC, as a Lender By: Apollo Oasis Management, LLC, its investment manager /s/ Joseph D. Glatt Name: Joseph D. Glatt Title: Vice President

175 APOLLO PPF CREDIT STRATEGIES, LLC, as a Lender By: Apollo Credit Strategies Master Fund Ltd., its member By: Apollo ST Fund Management LLC, its investment manager /s/ Joseph D. Glatt Name: Joseph D. Glatt Title: Vice President

176 APOLLO A-N CREDIT FUND (DELAWARE), L.P., as a Lender By: Apollo A-N Credit Management, LLC, its investment manager /s/ Joseph D. Glatt Name: Joseph D. Glatt Title: Vice President

177 APOLLO ATLAS MASTER FUND, LLC, as a Lender By: Apollo Atlas Management, LLC, its investment manager /s/ Joseph D. Glatt Name: Joseph D. Glatt Title: Vice President

178 APOLLO A-N CREDIT FUND (DELAWARE), L.P. OVERFLOW 2, as a Lender By: Apollo A-N Credit Management, LLC, its investment manager /s/ Joseph D. Glatt Name: Joseph D. Glatt Title: Vice President

179 APOLLO ACCORD IV AGGREGATOR A, L.P., as a Lender By: Apollo Accord Advisors IV, L.P., its general partner By: Apollo Accord Advisors GP IV, LLC, its general partner /s/ Joseph D. Glatt Name: Joseph D. Glatt Title: Vice President

180 APOLLO ACCORD MASTER FUND III B, L.P., as a Lender By: Apollo Accord Management III, LLC, its investment manager /s/ Joseph D. Glatt Name: Joseph D. Glatt Title: Vice President

181 APOLLO PPF OPPORTUNISTIC CREDIT PARTNERS LLC, as a Lender /s/ Joseph D. Glatt Name: Joseph D. Glatt Title: Vice President

182 APOLLO LINCOLN FIXED INCOME FUND, L.P., as a Lender By: Apollo Lincoln Fixed Income Management, LLC, its investment manager /s/ Joseph D. Glatt Name: Joseph D. Glatt Title: Vice President

183 APOLLO TR OPPORTUNISTIC LTD., as a Lender By: Apollo Total Return Management, LLC, its investment manager And by: Apollo Total Return Enhanced Management, LLC, its investment manager /s/ Joseph D. Glatt Name: Joseph D. Glatt Title: Vice President

184 MPI (LONDON) LIMITED, as a Lender By: Apollo TRF MP Management LLC, its investment manager /s/ Joseph D. Glatt Name: Joseph D. Glatt Title: Vice President

185 AP KENT CREDIT MASTER FUND, L.P., as a Lender By: AP Kent Management, LLC, its investment manager /s/ Joseph D. Glatt Name: Joseph D. Glatt Title: Vice President

186 SCHLUMBERGER UK COMMON INVESTMENT FUND, as a Lender By: Apollo Management International, LLP, its investment manager By: AMI (Holdings), LLC, its member /s/ Joseph D. Glatt Name: Joseph D. Glatt Title: Vice President

187 MERCER MULTI-ASSET CREDIT FUND, a sub-fund of Mercer QIF Fund Plc., as a Lender By: Apollo Management International, LLP, its investment manager By: AMI (Holdings), LLC, its member /s/ Joseph D. Glatt Name: Joseph D. Glatt Title: Vice President

188 CITIGROUP FINANCIAL PRODUCTS INC., as a Lender /s/ David Quinn Name: David Quinn Title: Authorized Signatory

189 Schedule A to Credit Agreement Schedule A: Commitments and Addresses On file with Administrative Agent

190 Schedule 1.1(e) to Credit Agreement Schedule 1.1(e): Prepetition Indebtedness On file with Administrative Agent

191 Schedule 1.1(f) to Credit Agreement Schedule 1.1(f): Prepetition Letters of Credit On file with Administrative Agent

192 Schedule 1.1(g) to Credit Agreement Schedule 1.1(g): Postpetition Letters of Credit On file with Administrative Agent

193 Schedule 1.1(h) to Credit Agreement Schedule 1.1(h): Canadian Required Standstill Provisions On file with Administrative Agent

194 Schedule 1.1(i) to Credit Agreement Schedule 1.1(i): HVF Required Standstill Provisions On file with Administrative Agent

195 Schedule 1.1(j) to Credit Agreement Schedule 1.1(j): HVF II Required Standstill Provisions On file with Administrative Agent

196 Schedule 5.3 to Credit Agreement Schedule 5.3: Consents Required On file with Administrative Agent

197 Schedule 7.2 to Credit Agreement Schedule 7.2: SEC Filings Website Address On file with Administrative Agent